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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): December 20, 2005
                                                         -----------------

                     Commission File Number 000-51158
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                                TRUEYOU.COM, INC.
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             (Exact name of registrant as specified in its charter)


                                    Delaware
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                 (State or other jurisdiction of incorporation)


                                   13-4024017
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                        (IRS Employer Identification No.)



             501 Madison Avenue, Suite 407, New York, New York 10022
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                    (Address of principal executive offices)


        Registrant's telephone number including area code: (212) 838-7080
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             750 Third Avenue, Suite 1600, New York, New York 10017
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          (Former name or former address, if changed since last report)

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


                                TABLE OF CONTENTS

Item 1.01         Entry into a Material Definitive Agreement......................................................1
Item 2.01         Completion of Acquisition and Disposition of Assets.............................................2
                  Business........................................................................................3
                  Risks Related to the Company...................................................................20
                  Selected Consolidated Financial Data...........................................................28
                  Management's Discussion and Analysis of Financial Condition and Results of Operations..........30
                  Quantitative and Qualitative Disclosures About Market Risk.....................................40
                  Properties.....................................................................................41
                  Security Ownership of Certain Beneficial Owners and Management.................................43
                  Directors and Executive Officers...............................................................47
                  Certain Relationships and Related Transactions.................................................57
                  Legal Proceedings..............................................................................60
                  Price Range of Our Common Stock and Dividend Policy............................................60
                  Recent Sales of Unregistered Securities........................................................61
                  Description of Capital Stock...................................................................62
                  Indemnification of Directors and Officers......................................................66
Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
                  Arrangement of a Registrant....................................................................68
Item 3.02         Unregistered Sales of Equity Securities........................................................69
Item 5.01         Changes in Control of Registrant...............................................................69
Item 5.02         Departure of Directors or Principal Officers; Election of Directors; Appointment of
                  Principal Officers.............................................................................70
Item 5.06         Change in Shell Company Status.................................................................70
Item 8.01         Other Events...................................................................................70
Item 9.01         Financial Statements and Exhibits..............................................................70

Item 1.01   Entry into a Material Definitive Agreement

         On December 20, 2005, TrueYou.Com, Inc. (the "Registrant") entered into a Share Exchange Agreement (the "Share Exchange Agreement") with Advanced Aesthetics, Inc., a Delaware corporation ("AAI"), and the securityholders of AAI (the "AAI Securityholders") pursuant to which the AAI Securityholders received newly issued securities of the Registrant in exchange for their securities of AAI. The following summary of the Share Exchange Agreement is qualified in its entirety by reference to the full text of the Share Exchange Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated herein by reference.

         Under the terms of the Share Exchange Agreement, the Registrant issued to the AAI Securityholders: (i) 27,926.4689 newly issued shares of its Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock"), each of which is convertible into 10,000 shares of the Registrant's common stock, par value $0.001 per share ("Common Stock"), (ii) 8,452.0222 newly issued shares of its Series C Convertible Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock"), each of which is convertible into 10,000 shares of Common Stock and (iii) newly issued warrants to purchase 3,970.0363 shares of its Series B Preferred Stock (the "New Warrants").

         On December 22, 2005, affiliates of North Sound Capital LLC and Valesco Capital Management LP invested $15,300,000 in exchange for 1,530 newly issued shares of our Series D Convertible Preferred Stock, par value $0.001 per share (the "Series D Preferred Stock" and together with the Series B Preferred Stock and the Series C Preferred Stock, the "New Preferred Stock"), each of which is convertible into approximately 52,175 shares of Common Stock and New Warrants to purchase 2,394.8396 shares of Series B Preferred Stock (the foregoing transaction, the "Series D Preferred Financing").

         The New Preferred Stock and New Warrants issued in connection with the consummation of the Share Exchange Agreement and the Series D Preferred Financing will be convertible and exercisable, as applicable, into an aggregate of 507,545,142 shares of Common Stock, representing in the aggregate approximately 97.2% of the issued and outstanding equity interest and voting rights of the Registrant on an as-converted basis. The shares of Series B Preferred Stock will automatically convert into Common Stock after the Registrant amends its Certificate of Incorporation in order to increase the number of shares of Common Stock it is authorized to issue. The Registrant is obligated under the Share Exchange Agreement to amend its Certificate of Incorporation as soon as practicable following the Closing. Subject to certain restrictions, the shares of Series C Preferred Stock and Series D Preferred Stock will automatically convert into Common Stock upon the consummation of an underwritten public offering with gross proceeds to us of not less than $30,000,000; provided, that at such time a registration statement covering the resale of such shares is effective or such shares can be sold under Rule 144.

         Upon the closing of the transactions contemplated by the Share Exchange Agreement, on December 20, 2005 (the "Closing"), AAI became a subsidiary of the Registrant.

         At the Closing, the Registrant's board of directors prior to the Closing resigned and was replaced by Messrs. Richard Rakowski, John Higgins, Andrew Lipman, Stephen Coltrin, Daniel Piette, Phillippe Franchet and Ms. Jane Terker as new members of the Board of Directors of the

Registrant. In addition, at the Closing, all of the Registrant's officers prior to the Closing resigned and were replaced by the existing officers of AAI to their equivalent positions at the Registrant.

         The Registrant granted former directors, Alan Gelband and Mark Bieler, piggyback registration rights under the Share Exchange Agreement and assumed all of the obligations of AAI to register capital stock under various agreements to which AAI is a party.

Item 2.01   Completion of Acquisition and Disposition of Assets

         The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated hereby by reference.

Information on the Company and Its Securities

         Unless otherwise indicated: references to "TrueYou" refer to TrueYou.Com, Inc.; references to "AAI" refer to Advanced Aesthetics, Inc. and its consolidated subsidiaries; references to "the Company" "we," "our," and "us" refer to TrueYou.Com, Inc. and its consolidated subsidiaries (including AAI); and the terms "fiscal year" and "year" in this Current Report on Form 8-K refer to the years ended on June 30 of the year referenced.

         Certain of the statements set forth in this Current Report on Form 8-K and the exhibits attached hereto constitute "Forward Looking Statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. All such forward-looking statements involve risks and uncertainties, including, but not limited to: statements regarding our research and development programs; proposed marketing and sales; and the effect of competition and proprietary rights of third parties; the need for and availability of additional financing and our access to capital. In addition to the items described in this Current Report on Form 8-K under the heading "Risk Factors," many important factors affect our ability to achieve our stated objectives, including, among other things, the ability to market and sell our products and services, our ability to maintain our existing relationships, our capability to manufacture and distribute products and provide services at reasonable costs, to compete successfully against other products and services and to market products in a profitable manner. Therefore, readers are cautioned that there also can be no assurance that the forward-looking statements included in this Current Report on Form 8-K will prove to be accurate and results may differ materially. In light of the significant uncertainties inherent to the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by us or any other person that our objectives and plans will be achieved in any specified time frame, if at all. Thus, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, except to the extent required by applicable laws or rules, we do not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements after the date of the Current Report on Form 8-K.

                                    BUSINESS

Overview

History of TrueYou.Com, Inc.

         TrueYou.Com, Inc. was organized on September 9, 1998 under the laws of the State of Delaware by its former parent, United Network Technologies Corp. In January 1999, United Network Technologies transferred all 100 shares of its common stock in the Company to United Network Marketing Services, Inc., a wholly-owned subsidiary of United Network Technologies. In April 1999, TrueYou effected a 33,300-to-1 stock split and amended its certificate of incorporation to increase its authorized capital stock to 21,000,000 shares consisting of 20,000,000 common shares and 1,000,000 preferred shares. Immediately thereafter, United Network Marketing distributed all 3,330,000 shares of its common stock in TrueYou to its stockholders rendering TrueYou a stand alone business.

         Until December 20, 2005 TrueYou was a developer of Web-based, direct-to-direct personal potential and professional development programs designed for businesses. TrueYou's product offerings, which consisted of sales productivity, work-life balance and employee retention programs were designed to be delivered via the Internet or corporate intranet in the form of three to five minute Best Steps Learning Modules. Such products were intended for sale principally to large and middle market companies. TrueYou's Web site went "live" on the internet in October 1999.

         On December 20, 2005, TrueYou signed a Share Exchange Agreement with AAI and the security holders of AAI. As a result of this transaction, AAI became a subsidiary of TrueYou.

         We intend to maintain the TrueYou website following the Closing and will consider how the website and the proprietary trademarks of TrueYou can be incorporated into our business in the future.

History of Advanced Aesthetics, Inc.

         Kidd & Company LLC, a Greenwich, Connecticut based principal investment firm ("KCO"), founded AAI. KCO invested approximately $5.0 million in research prior to forming AAI to address what it believed are the unmet needs in the aesthetics market.

         AAI commenced business operations on June 29, 2003 when it purchased all the capital stock of the Dischino Corporation for cash, shares of its series A convertible preferred stock and a secured subordinated promissory note. Dischino operated an established, well-known, beauty salon and spa in West Palm Beach, Florida. In connection with and as part of the financing of the Dischino acquisition, AAI issued shares of its common stock and series B preferred stock to investors.

         In November 2003, AAI acquired three additional facilities. The first was the acquisition of a Palm Beach Gardens spa and clinic facility for cash, shares of its series A convertible preferred stock and a subordinated promissory note. The second acquisition was of a similar facility in Boca Raton, Florida also for cash, shares of AAI's series A convertible preferred stock and assumption of indebtedness and a third facility located at Boca Pointe in Boca Raton,

Florida for cash and shares of AAI's series A convertible preferred stock. Concurrent with the three acquisitions, AAI entered into an agreement with L Capital, a private equity fund, whereby L Capital acquired a subordinated convertible promissory note in the amount of $13,300,000 convertible into AAI's common stock. Subsequently, L Capital also acquired $8,200,000 in AAI's series D preferred stock.

         In April 2004, AAI expanded its operations by acquiring nine locations of Georgette Klinger, Inc. for cash, assumption of indebtedness, the issuance of a Promissory Note and the issuance of series A preferred stock. Georgette Klinger is a well-established chain of high-end beauty salons and clinics. In conjunction with the transaction, AAI borrowed $10 million from Technology Investment Credit Corp. and used a portion of such borrowings to help finance the acquisition of the Klinger operations.

         On July 7, 2005 AAI closed a $5,000,000 financing with affiliates of Pequot Capital Management through the issuance of its series F preferred stock and warrants to purchase AAI's common stock. On September 1, 2005, the affiliates of Pequot Capital Management exchanged their shares of Series F preferred stock for new shares of AAI's Series H preferred stock.

         On September 1, 2005, AAI closed a $10,775,000 private placement financing through the issuance of its series G preferred stock and warrants to purchase AAI's common stock.

         As described above, at the Closing, on December 20, 2005, AAI became a subsidiary of TrueYou.

The Company's Mission

         We   are   a   business   platform   that   offers   fully   integrated
appearance-enhancement services and scientifically tested beauty products that deliver measurable results. We bring medical aesthetics (cosmetic dermatology, cosmetic surgery and cosmetic dentistry) and non-medical aesthetics services (salon and spa care) and products together in an upscale environment. We currently have 12 locations in top markets across the United States, including two fully integrated facilities and 10 spa/salons that are awaiting conversion to our model.

         Prior to forming AAI, KCO invested approximately $5.0 million in research to analyze and determine what it believed are the unmet needs in the aesthetics market - a market which, according to a study conducted by The Monitor Group, generated $97 billion in domestic revenue in 2004. Based on this research, AAI was formed to respond to the key findings that consumers desire an aesthetics platform that delivers the following:

         o        Results - "measurable" benefits from a brand;

         o Convenience - an end-to-end delivery system for aesthetic procedures;

         o        Products - medical grade skin care products;

         o Confidence - peace of mind about the quality and safety of services and products; and

         o Quality - a facility that combines high quality procedures, professionals and client service and care.

         Until the launch of our first fully integrated center in early 2004, this combination was, to our knowledge, not available in the marketplace. We believe that consumers, while highly intrigued by aesthetic services and products, remain confused due to the highly fragmented nature of delivery platforms, conflicting information and absence of standardized metrics.

         We try to fill this market gap, offering consumers a single, trusted brand and delivery system for accessing services and products that deliver predictable and measurable benefits.

Strategic Differentiation

         Our market positioning and strategy provide strategic differentiation. In almost all areas of the aesthetics market, for both services and products, there is consumer confusion around basic questions such as: what works? what's safe? who's good? Our concept is to differentiate ourselves by providing high quality integrated services and products that address clients' needs. We bring together five strategic assets and relationships that elevate our brand and enable strategic differentiation from our competitors. These assets and relationships include:

         Johns Hopkins

         Johns Hopkins, one of the nation's most respected medical institutions, has allied with us to review and assess our process for verifying the safety and clinical quality of our practitioners, protocols and facilities. Johns Hopkins is also providing oversight of the scientific testing of Cosmedicine (a new product which we are developing) for safety and efficacy.

         Sephora

         Sephora is a fast growing upscale beauty retailer with 95 locations in the U.S. and over 400 locations abroad. We have embarked on a three-pronged strategic partnership with Sephora that includes:

         o development of our Cosmedicine skin care line for distribution in Sephora stores, (for which Johns Hopkins will provide oversight of safety and efficacy testing);

         o a store-within-a-store concept, whereby we will have mini-stores within Sephora that feature Cosmedicine as well as the "SkinState," our proprietary skin care diagnostic system; and

         o the development of smaller-scale AAI stores that are situated adjacent to select Sephora locations and accessible via an adjoining door.

Sephora paid us a performance deposit of $5 million in December 2004 for certain exclusive distribution rights. We are required to return 50% of the deposit to Sephora when the Net Revenues of Sephora relating to the sale of Cosmedicine, plus certain Sephora capital expenditures, equal $30 million. We are required to return the remaining 50% when such revenues and capital expenditures equal $60 million.

         Georgette Klinger

         AAI acquired Georgette Klinger ("GK"), a 62-year old venerable brand, which was an early innovator of "facials" that measurably improve the quality and health of facial skin. Georgette Klinger's thousands of clients and nine prestige locations in Beverly Hills, Manhattan, Chicago, Short Hills, Manhasset, Washington D.C., Costa Mesa, Palm Beach and Dallas represent an ideal client and real estate platform for our aesthetic service and product offerings.

         Strategic Pharma Partner

         We are currently negotiating a business partnership with a leading pharmaceutical company, which is more than 150 years old and specializes in the dermatology market. Headquartered in South Florida, this company's wholly-owned global distribution network is comprised of more than 30 subsidiaries. The pharma partner invests significantly in research and development and also enhances its portfolio through the aggressive acquisition of dermatological products. We are in discussions with this company to participate in a strategic alliance whereby:

         o the pharma partner will distribute our Cosmedicine skin care products both in the U.S. and globally;

         o        both companies will jointly share data and technology;

         o both companies will jointly develop a medical aesthetics media information center; and

         o both companies will consider jointly forming an "Aesthetics University," which will serve as a training facility where clinicians can learn the latest advanced aesthetics techniques.

         Medical Advisory Board

         Our Medical Advisory Board includes leaders from several professional associations in the field of aesthetic medicine, including the American Society of Plastic Surgeons ("ASPS"), the American Society of Aesthetic Plastic Surgeons ("ASAPS") and the American Society of Cosmetic Dermatology and Aesthetic Surgery ("ASCDAS"). Johns Hopkins oversees our Medical Advisory Board.

         Our Medical Advisory Board meets quarterly and attendance by a Johns Hopkins representative is mandatory. During Medical Advisory Board meetings, members review and discuss our clinical policies to ensure practices are in accordance with approved Johns Hopkins reviewed protocols. The Medical Advisory Board recommends changes where necessary.

         Johns Hopkins also reviews the process by which we approve clinical practitioners. Often this review is conducted between quarterly Medical Advisory Board sessions on an as needed basis.

Business Strategy

         There are four key pillars to our long-term business plan:

         Integrated Flagships - Integrated Flagships feature a full suite of cosmetic surgery, dermatology, dentistry, spa care, salon services, and retail products and establish our brand. Integrated Flagships will range from 6,000-15,000 square feet in size. We currently have two existing Integrated Flagships in the Palm Beaches. We intend to convert our remaining facilities to this fully integrated model.

         Stand-Alone Boutiques - Stand-Alone Boutiques will feature "AAI Signature Services," a select menu of spa/salon services and non-invasive medical modalities and will be approximately 5,000 square feet in size. Our Stand-Alone Boutiques will be able to capture the full retail mark-up of Cosmedicine products. We are currently developing two Stand-Alone Boutiques, one as a refurbishment of our Beverly Hills facility and the second is a relocation of our DC facility to a new location. Our plan is to open several Stand-Alone Boutiques by fiscal year 2009.

         Sephora-Adjacent Boutiques - We will begin construction on Sephora-Adjacent Boutiques next to certain Sephora store locations during the latter part of fiscal year 2006 and the early part of fiscal year 2007. The stores will feature an adjoining common door to facilitate the free pass-through of customers and maximize the "store extension" feel. These facilities will feature the same "AAI Signature Services" available at the Stand-Alone Boutique. The Cosmedicine product line will be available at Sephora's adjoining retail locations and in our boutiques. (Sephora will realize a commission on Cosmedicine product that is sold in our boutiques.) The Sephora-Adjacent Boutiques will be approximately 5,000 square feet in size.

         Cosmedicine Product Line - We will produce and distribute Cosmedicine, a medical grade private label skin care line, using the most sophisticated, effective ingredients available. Johns Hopkins is providing oversight of the scientific testing of Cosmedicine for safety and efficacy.

         The first 18 Cosmedicine SKUs to be introduced will encompass skin cleansing, fortifying, hydrating, sun protection and eye care. The line will be sold at all Sephora and our store locations as well as online at www.klinger.com, www.sephora.com, www.aai.com, www.TrueYou.Com and www.cosmedicine.com.

         Cosmedicine products will be differentiated across several levels:

         o        All  products  will  contain  medical  grade,   hypoallergenic
                  ingredients formulated to be appropriate for even the most highly sensitive skin types.

         o Certain Cosmedicine products will be of "over-the-counter" versus cosmetic quality.

         Many Cosmedicine products contain a proprietary ingredient, cross-linked sodium hyaluronate, a topical that is proven to be four to five times more effective at binding and attracting moisture to the skin than hyaluronic acid.

         Johns Hopkins will review and assess our clinical processes and the testing results of Cosmedicine products for safety. Clinical tests for Cosmedicine's launch products were conducted and final results were sent to Johns Hopkins for statistical analysis and review in September 2005.

         The Cosmedicine line's brand status will be enhanced by its exclusive channels of distribution. The line will be available exclusively in more than 100 of Sephora's retail stores, AAI-owned and franchised locations and more than 15,000 aesthetic physicians' offices nationwide (via the planned Pharma Partner distribution alliance). Sephora's endorsement of the line, through its exclusive retail license, coupled with its commitment to launch Sephora-Adjacent Boutiques, will, we believe, enhance the products' credentials in the retail channel.

         The first products are scheduled to ship in February 2006 for in-store launch at Sephora and our locations. The next suite of Cosmedicine launch products currently under development are expected to be over-the-counter drugs that will target the skin conditions acne and rosacea.

         All Cosmedicine products are being developed and formulated for the Company by Atlantis Labs pursuant to an agreement we have with them.

         Following the launch of Cosmedicine, we will continue to sell the private labels Georgette Klinger and Anushka brands in the Georgette Klinger and Anushka facilities, respectively, and on our website.

Current Operations

         Overview

         Our locations include two fully integrated properties and ten other stores that are currently in planning stages for conversion to the AAI model. Taken together, our operating presence is national in scope, with locations in key markets such as New York, Beverly Hills, Boca Raton, Palm Beach Gardens, West Palm Beach, Dallas, Chicago and Short Hills, among others. We believe that the organic market growth for aesthetic services and products in these select markets is higher than the national market growth rate of 8% per annum.

         Our flagship facilities in West Palm Beach and Palm Beach Gardens feature cosmetic dermatology, spa services, salon care and retail products on-site, and cosmetic surgery and dentistry via off-site, affiliated providers. Our credentialing process for providers (both on and off-site) is conducted by our Medical Advisory Board, which is overseen by Johns Hopkins. Clients are able to use our SkinState diagnostic tools which objectively record facial aesthetic metrics such as hydration (moisture) level, sebum (oil) level, pore size, UB damage, etc. In addition, we help clients navigate through the confusing array of beauty enhancement options through our Aesthetics Concierge function. The
Aesthetics Concierge guides interested clients through the patent-pending Personal Aesthetics Blueprint, a comprehensive analysis of the client's current aesthetic characteristics and goals. The Aesthetics Concierge also provides information and decision support on all our treatments, services and products. We have found the Aesthetics Concierge function is integral in educating consumers about aesthetic services and products and that it translates into client interest in additional products and services.

Our Business Model

         Core Model Components

         Our business model responds directly to consumer needs uncovered through $4 million of research conducted prior to AAI's formation. As a result of this research, we employ a series of components to answer market/consumer needs while differentiating us from competition. These core elements are present across all of our various delivery vehicles:

         High-Profile Strategic Partners - Strategic alliances with Johns Hopkins, Sephora and the leading aesthetic physicians who constitute our Medical Advisory Board as well as a pending partnership with a leading pharmaceutical company specializing in the dermatology market, provide us with credibility across aesthetic services and products that we believe will translate into a built-in platform for rapid distribution and growth.

         Rigorous Credentialing - We utilize a methodology developed by our Medical Advisory Board and overseen by Johns Hopkins to assure the competency and safety of our medical practitioners.

         Protocol-Driven "Signature Service" Strategy - For every aesthetic offering on our menu, we designed protocols to deliver "Signature Service" highly differentiated processes that, we believe, deliver consistent quality, superior results and a higher level of client experience. Successful execution of these protocols requires investment in both our operator training and marketing to consumers to communicate the differentiated nature of the offering.

         The Aesthetics Concierge - We rigorously train these aesthetics decision-support professionals to assist clients with all service, product and information needs.

         Diagnostics - This suite of existing and evolving technologies measures skin quality, skin issues, tooth color and facial/body symmetry. The goal of this capability in the short term is to allow clients to better understand their aesthetic issues and in the long term to allow us to measure and report on detailed clinical outcomes.

         Cosmetic Medical Products (Cosmedicine) - These medical grade skin care products are being developed to measurably improve skin health and appearance. Johns Hopkins will provide oversight of the scientific testing of Cosmedicine for safety and efficacy.

         A Comfortable Environment - Our facilities are designed to insure client comfort and privacy.

Key Growth Metrics

         Cross Selling Services

A large portion of growth at our Palm Beach facilities has been achieved through the natural migration of loyal clients to additional services, including higher-end medical procedures. Prior to being acquired by us, both Palm Beach facilities enjoyed a combined loyal, customer base of 25,000 clients who we believe to be naturally interested in additional aesthetic services. We have been able to realize financial value primarily by facilitating the natural migration of this large base of clients to skin care, hair care and accessory products as well as a higher level of medical services and related products.

         Retail Growth

         We believe the following four factors are critical to generating retail momentum as we roll out our proprietary Cosmedicine line:

         o retail products must be well-integrated into the services performed on clients;

         o merchandise should feature a blend of branded and private label products;

         o        adequate floor space must be devoted to retail sales; and

         o operators must be trained on product benefits and selling techniques.

         Market Access Vehicles

         We have focused our roll-out strategy on utilizing the following four market access vehicles:

         o        Integrated Flagships;

         o        Stand-Alone Boutiques;

         o        Sephora-Adjacent Boutiques; and

         o        The Cosmedicine Product Line.

For the specifics of each vehicle's strategy and economics, see, "Description of Business -- Business Strategy."

The Market

         According to a study conducted by The Monitor Group, the highly fragmented aesthetics market generated approximately $97 billion in domestic revenue in 2004. Prior to forming AAI, KCO commissioned over $4 million of proprietary research about the market, which revealed that clients are eager for a "total appearance improvement solution" both in terms of services and products.

         The aesthetics market enjoys many favorable characteristics. The market, particularly the more "medically oriented" segments, is enjoying high growth. Nationally, cosmetic surgery, cosmetic dentistry and cosmetic dermatology are projected to grow at a combined five year CAGR of 11%; in key vanity markets this CAGR is 15%. In addition, most aesthetics purveyors enjoy a high return on assets, as a majority of costs are variable. Retail products are also fueling category growth. Based on management estimates, retail sales, hair and skin care products accounted for over $11 billion in U.S. revenue in 2004. According to a study by the Kline Group, professional grade skin-care products (i.e., non-prescription, but with potent levels of actives) accounted for an additional $1.6 billion in U.S. retail sales in 2004. This segment is expected to grow at an average of 7% per annum through 2009. Here too, sales in vanity markets far outpace the national average.

         This organic  market growth is being driven by (i) aging  demographics,
(ii) increasing public acceptance of aesthetic interventions, (iii) the explosion of new, less invasive modalities, such as Botox, wrinkle fillers (e.g., Restylane) and lasers, (iv) the introduction of new over-the-counter active product ingredients (e.g., alphahydroxy acid) and (iv) heavy media interest and coverage of the industry. The category's relative recession-resistance represents another one of the market's attractive features. According to The Monitor Group, personal care services and products did not suffer price erosion in the previous recession during the early 1990s, and our target customers (primarily females, ages 35-50 with household income of more than $50,000) exhibited the most resiliency in spending and the strongest growth trajectory.

         Despite the market's considerable advantages, however, key market gaps remain. While time-pressured consumers find themselves increasingly curious about engaging in appearance improvement, they remain confused and concerned about which procedures to undergo, which products to use, what the results will be and which providers to trust. In large measure this is because the aesthetic market is profoundly fragmented and not configured to meet consumer needs.

         The American Dental Association estimates that over 75% of dental practitioners are sole proprietorships. The Monitor Group determined that approximately 90% of salons and spas are solo-operations. Furthermore, aesthetic service providers almost always limit their services to their designated discipline (e.g. spa care, dentistry, dermatology). Thus, the consumer in search of holistic appearance improvement must research and maintain complex relationships with multiple providers, a dynamic which has created dissatisfaction, inefficiency and confusion. While some providers have endeavored to deepen relationships with clients by supplementing their offerings, they have done so on a limited basis (e.g., dentists are offering manicures and pedicures, surgeons are offering facials and makeup). With insufficient business training/acumen, the quality of these medical practitioners' ancillary services is usually sub-par, which has only magnified consumer frustration.

         Moreover, most medical practitioners are not specifically trained to deliver aesthetic treatments. For example, dermatologists are schooled in how to remove pre-cancerous moles, not artfully inject wrinkle fillers and dentists are trained to make good crown impressions, not mold for a natural-looking veneer. In addition, most providers make very limited use of diagnostics and outcomes tools and measurements, so at best, consumers are left with only subjective assurances about the quality of the results for the treatments they undergo. These dynamics drive a wide variety in aesthetic outcomes (even from consumers visiting the same physician), which only amplifies anxiety around the market.

         Research we conducted suggests that providers appreciate such consumer anxieties, and that they also wish to provide more objectively measurable results and partake in a more comprehensive offering. We conducted over eighty in-depth interviews with medical and dental practitioners and over 90% agreed that their fields were changing and that they were ill-equipped to respond effectively to meet consumers' broadening needs. Our integrated model addresses provider concerns about their clients' needs, as well as their own desire for a long-term liquidity vehicle.

         In a series of customer focus groups commissioned by us as well as hundreds of in-person interviews conducted in the Boca Raton, Palm Beach, Miami, and Chicago markets, the vast majority of target consumers voiced a desire for a trusted single resource they could depend on for all their appearance improvement service and product needs. They expressed strong emotional investment in the category, but said the time pressures they faced coupled with the lack of trusted information and decision support deterred them from participating more deeply and frequently in the category. In a Harris Interactive national survey conducted on our behalf, nine in ten consumers said the most critical catalyst for participating more heavily in the category was being able to trust the quality of the providers. Additionally, 70% rated a "concierge" that could serve as a trusted information source about aesthetic enhancement as extremely important. Nearly half noted that given the brand promise, they would be predisposed to buy product from us.

         On the retail side, despite a flurry of "physician-brand" over-the-counter introductions (e.g., MD Skincare, N.V. Perricone M.D.), these products have not captured significant market share. In other channels, skin care sales have grown to over $4 billion, despite the fact that marketing promises made by prestige and mass skin care brands alike are not fulfilled because precious few contain active ingredient concentration levels capable of producing clinical efficacy. Consumers want to find a brand they can trust - it is the number one influencer of purchase, as quantified in the following Kline Group survey:

         The Kline Group study also noted that 42% of consumers are still looking for the best (i.e., most effective) product for their skin, and 42% also stated that they would switch on the recommendation of a physician or aesthetician.

         This data suggest that if an over-the-counter skin care product were introduced for which Johns Hopkins provided oversight of testing for safety and efficacy, it could enjoy significant success.

         These gaps in integrated service, medical aesthetic training, diagnostic and outcomes measurements, and product formulation create an opportunity for a first-mover to develop a service-oriented, outcomes-driven aesthetic improvement positioning and capability - both in terms of services and products. We, along with our Cosmedicine line, attempt to deliver this promise.

Competition

         In each of our lines of services, (i) salons and spas, (ii) key cosmetic dentists, (iii) dermatologists and (iv) surgeons, we are faced with competition. Numerous competitors currently compete with some sub-section of our product and services offerings and might pose an increasing challenge if they were to expand their menu of offerings.

         Medispas. An increasing number of companies are offering a limited combination of spa and dermatology services, as well as retail products. Some multi-site and/or regionally oriented competitors such as SkinKlinic and Nuvo International focus their offerings on a combination of invasive (e.g. Botox) and non-invasive (e.g., lazer) dermatological aesthetic treatments and products.

         Spas. Elizabeth Arden's Red Door is our largest national competitor. Regional and supra-regional players which may deepen their current offerings include Bliss Spa and Spa Nordstrom.

         Salons. The Salon market is the most fragmented service line with over 250,000 businesses classifying themselves as beauty salons. The largest competitor, Regis Corporation, has an approximate market share of 2%. Approximately 80% of salons have annual revenue of $0.5 million or less. Chain salons growth is increasing and many are attempting to offer spa oriented services.

         Dental Chains. The most significant tooth whitening service provider is BriteSmile. BriteSmile has retail locations in several major cities in the United States and its whitening machines and products are offered by affiliated dentists nationwide. Based on publicly available information, we expect that BriteSmile will continue to remain focused on the dental segment of the market.

         Product Manufacturers. Several product manufacturers have entered, or have announced that they are considering entry, into our niche. Avon has opened a spa in New York City. Estee Lauder has pursued retail stores (e.g. Origins) and has made a foray into the beauty service arena through its Aveda Spas.

         Furthermore, several independent "physician brand" professional OTC skin care lines (e.g. MD Skincare, N.V. Perricone M.D. and Cosmeceuticals) have achieved distribution on a national scale. Major consumer product companies such as the Procter and Gamble Company and Unilever are seeking to launch OTC grade skin care products. Our planned new product line, Cosmedicine, will compete directly with these brands. Further, home whitening kits such as Crest's Whitestrips or GoSmile may also pose competition to the dental component of our operations.

Regulatory Matters

         The following is a summary of certain regulatory matters that may be applicable to the Company.

Reimbursement

         Government Reimbursement in General

         Most individuals have insurance coverage through Medicare, Medicaid, a federal or state healthcare program or a private insurance company. Medicare is the commonly used name for the healthcare payment program governed by certain provisions of the United States Social Security Act. Medicare is an exclusively federal program that provides certain healthcare benefits to beneficiaries who are 65 years of age or older, disabled or qualify for the End Stage Renal Disease Program. Medicaid is a program that pays for medical assistance for certain individuals and families with low incomes and resources. This program became law in 1965 and is jointly funded by the Federal and State governments (including the District of Columbia and the Territories) to assist states in providing medical long-term care assistance to people who meet certain eligibility criteria. Medicaid is the largest source of funding for medical and health-related services for people with limited income.

         Private Reimbursement in General

         Most healthcare providers rely on third-party payers to reimburse for the healthcare provider's services. Many private insurance companies contract with healthcare providers on an "exclusive" or a "preferred" provider basis, and some insurers have introduced plans known as preferred provider organizations ("PPOs"). Under preferred provider plans, patients who use the services of contracted providers are subject to more favorable co-payments and deductibles than apply when they use non-contracted providers. Under an exclusive provider plan, which includes most health maintenance organizations ("HMOs"), private payers limit coverage to those services provided by selected hospitals. With this contracting authority, private payers direct patients away from nonselected providers by denying coverage for services provided by them.

         Increased sensitivity to the cost of health care and the desire to reduce healthcare costs have led to substantial growth among HMOs, PPOs, and other alternative delivery systems. Most PPOs and HMOs currently pay healthcare providers on a fee-for-service basis or on a fixed rate basis. Some HMOs are now offering or mandating a "capitation" payment method under which healthcare providers are paid a predetermined periodic rate for each enrollee in the HMO. In a capitated payment system, the healthcare providers assume a financial risk for the cost and scope of care given to such HMO enrollees for the term of the contract.

         Our Anticipated Reimbursement for Healthcare Services

         Currently, we do not intend to submit claims for reimbursement to Medicare, Medicaid, any state or federal healthcare payor, or any private insurance company. We will bill our clients directly for healthcare services and clients will be responsible for paying for those services.

         Since we do not plan to submit claims to any federal healthcare program, the federal laws and regulations described above are not currently applicable to our operations. If at some future time we begin seeking payment for our services from any federal payor, these federal laws may apply to our operations.

Federal Anti-kickback and Self-Referral Regulations

         Federal Anti-kickback Statute

         Section 1128B(b) of the Social Security Act (the "Anti-kickback Statute") prohibits the offer, payment, solicitation or receipt of remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, for (a) the referral of patients or arranging for the referral of patients to receive services for which payment may be made in whole or in part under a federal healthcare program, which includes Medicare and Medicaid, or (b) the purchase, lease, order, or arranging for the purchase, lease or order of any good, facility, service or item for which payment may be made under a federal healthcare program.

         Federal  and  state  law   enforcement   authorities   may   scrutinize
arrangements between healthcare providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to exchange remuneration for patient care referrals. Courts have generally adopted a broad interpretation of the scope of the Anti-kickback Statute and have held, for example, that the Statute may be violated if merely one purpose of a payment arrangement is to induce referrals. Violations of the Anti-kickback Statute can result in both criminal and civil sanctions.

         Federal Physician Self-Referral Law

         Provisions of the Social Security Act commonly referred to as the "Stark Law" prohibit referrals by a physician of Medicare patients to providers for certain "designated health services" if the physician (or his or her immediate family member) has an ownership interest in, or other financial relationship with, the provider, unless an exception applies. This law also prohibits the physician or the person receiving the referral from submitting a claim for payment for the services rendered pursuant to the prohibited referral.

         We may have arrangements under which we compensate various physicians and other healthcare providers for services, which arrangements could constitute financial arrangements under the Stark Law definition. If we begin seeking
Medicare reimbursement in the future, the Stark Law may apply to these arrangements to the extent that we or our allied professionals offer "designated health services" to our clients.

         "Corporate Practice" Prohibitions

         Many states, including California, Illinois, New Jersey, New York and Texas, have statutes that either expressly prohibit or have been interpreted to prohibit what is known as the "corporate practice of medicine." These laws are designed to prevent interference in the medical decision-making process from anyone who is not a licensed physician. Most states that prohibit the corporate practice of medicine also have similar restrictions in connection with the practice of dentistry, nursing, and other health professions. Application of these prohibitions varies from state to state. Some states may allow a business
to  exercise  significant   management
responsibilities over the day-to-day operation of a professional practice, while other states restrict or prohibit such activities.

         In states with "corporate practice" prohibitions, we will be unable to provide through the Company any services that may only be performed by licensed persons, or to assert financial control of our allied professionals' practices. Furthermore, in those states, we may be unable to bill our clients directly for services performed by such professionals, or to include revenues from the performance of such services in our own revenues.

         State Anti-kickback, Self-Referral, and Fee-Splitting Laws

         Many states, including California, Illinois, New Jersey, New York and Texas, have laws which are similar to the federal anti-kickback laws. These state laws apply to healthcare services performed in the state even when not reimbursed by Medicare, Medicaid, or other federal health benefit programs. In order to avoid violating a particular state's anti-kickback law, we will need to structure our arrangements with other parties such that such management is not viewed as a mechanism to exchange remuneration for referrals of their patients to us or our allied professionals for healthcare services.

         Many states have statutes and regulations that either expressly prohibit or have been interpreted to prohibit physicians and other healthcare providers from sharing or splitting fees with unlicensed entities, such as us. Other states have fee-splitting prohibitions that apply when professional fees are shared with a referral source or even an unaffiliated licensed professional.

         Violations of any of these state laws may result in censure, fines, loss of a healthcare provider's license, or even criminal penalties. These statutes and regulations vary from state to state and are often vague and subject to differing interpretations.

         We  have  not  yet  opened  any  Integrated   Flagship   facilities  in
California, Illinois, New Jersey, New York or Texas, but intend to do so. Because of the corporate practice of medicine, fee-splitting and self- referral prohibitions in those states, the Company intends to enter into management or facility fee arrangements with physicians (or professional entities owned by physicians) in which we will provide office space and management services in exchange for an upfront negotiated fee. The physician or entity will be responsible for employing or contracting with physicians, nurse practitioners and other medical professionals and will be solely responsible for all aspects of diagnostic, clinical and other medical services, including the selection, training, direction and supervision of licensed professionals. We intend to make clear to the public that it does not provide medical services and that any medical service provided at its facilities is performed solely done by or under the supervision of the medical professional.

         In Florida, where we currently operate several facilities, there is no corporate practice of medicine prohibition and, accordingly, we are able to employ or contract with physicians, nurse practitioners and other medical professionals and to hold itself out to the public as providing medical services. Under the current model, a portion of the total fees paid by the patient is retained by us as compensation for the management services and office space that it provides. We do not receive a portion of the fees from patients relating to the medical professional's rendering of medical services. We are considering opening a facility in Maryland which, like

Florida,   does  not  have  a  corporate   practice  of  medicine   prohibition.
Accordingly, we may operate any Maryland facility in a manner similar to the manner in which it operates in Florida.

         Licensing

         We will be required to obtain licenses from various federal, state, and local agencies to provide our services. In addition, every state imposes licensing requirements on the individual medical, dental, and other healthcare providers with whom we intend to enter into arrangements. Finally, states impose licensing and other requirements on many of the spa and salon services we propose to offer.

         FDA Regulations

         Our Cosmedicine skin care product line will be regulated by the United States, Department of Health and Human Services, Food and Drug Administration (the "FDA"). Cosmedicine skin care product line consists of products that are regulated by the FDA as cosmetics and, depending on the claims we make for our products, may also be regulated as over-the-counter drugs. The Food, Drug, and Cosmetic Act (the "FD&C Act"), the federal law that governs cosmetics and drugs, defines cosmetics by their intended use, as articles intended to be rubbed, poured, sprinkled, or sprayed on, introduced into, or otherwise applied to the human body for cleansing, beautifying, promoting attractiveness, or altering the appearance (i.e., skin moisturizers). Drugs are defined by their intended use, as articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease and articles (other than food) intended to affect the structure or any function of the body of man or other animals.

         Intended use may be established in a number of ways.  Among them are:

         o Claims stated on the product labeling, in advertising, on the Internet, or in other promotional materials.

         o Consumer perception, which may be established through the product's reputation.

         o Ingredients that may cause a product to be considered a drug because they have a well known (to the public and industry) therapeutic use.

         Some of the Cosmedicine skin care products may meet the definition of both cosmetics and drugs. This may happen when a product has two intended uses, for example, moisturizers and makeup marketed with sun-protection claims. Such products must comply with the requirements for both cosmetics and drugs.

         Although not exhaustive, the following is a summary of cosmetic and drug laws and regulations that may be applicable to the Cosmedicine skin product line.

         FDA Cosmetic Requirements

         The two most important FDA laws pertaining to cosmetics marketed in the United States are the FD&C Act and the Fair Packaging and Labeling Act (the "FPLA"). FDA's legal authority over cosmetics is different from other products regulated by the agency, such as drugs, biologics, and medical devices. With the exception of color additives, cosmetic products and ingredients are not subject to FDA pre-market approval authority. The FD&C Act prohibits the marketing of adulterated or misbranded cosmetics in interstate commerce. Violations of the Act involving product composition - whether they result from ingredients, contaminants, processing, packaging, or shipping and handling - cause cosmetics to be adulterated and subject to regulatory action. Improperly labeled or deceptively packaged products are considered misbranded and subject to regulatory action. In addition, regulations prohibit or restrict the use of several ingredients in cosmetic products and may require warning statements on the labels of certain types of cosmetics. Under the authority of the FPLA, the Federal Trade Commission ("FTC") requires an ingredient declaration to enable consumers to make informed purchasing decisions. Cosmetics that fail to comply with the FPLA are considered misbranded under the FD&C Act.

         Cosmetic firms are responsible for substantiating the safety of their products and ingredients before marketing. FDA may take regulatory action if it has information to support that a cosmetic is adulterated or misbranded. FDA can and does inspect cosmetic manufacturing facilities to assure cosmetic product safety and determine whether cosmetics are adulterated or misbranded under the FD&C Act or FPLA. The agency can pursue action through the Department of Justice to remove adulterated and misbranded cosmetics from the market. To prevent further shipment of an adulterated or misbranded product, the agency may request a federal district court to issue a restraining order against the manufacturer or distributor of the violative cosmetic. Violative cosmetics may be subject to seizure. FDA also may initiate criminal action against a person violating the law.

         The FD&C Act does not set forth any regulations that require specific Good Manufacturing Practices (GMP) or registration requirements for cosmetics but does so for drug products. The FDA, however, does maintain the Voluntary Cosmetic Registration Program for cosmetic establishments and formulations that choose to register.

         FTC Regulations

         As described elsewhere in this Current Report on Form 8-K, the packaging, labeling, marketing and promotion of our products are subject to regulation by the Federal Trade commission as well as various state governmental agencies. These regulations will apply directly to our Cosmedicine line of products and could also be applied to other products and services we offer.

         Other Regulation

         In addition to government regulation described above, The National Advertising Division of the Better Business Bureau (NAD) and Network Ad Clearance Divisions closely monitor product claims. These self-regulatory bodies require scientific substantiation of claims and can refuse to run non-complying ads.

Material Agreements

         Agreements with Johns Hopkins

         On November 21, 2003 we entered into a Consulting Services Agreement with Johns Hopkins Medicine, acting through Johns Hopkins Health System Corporation, and the Johns

Hopkins University. Under the Agreement, Johns Hopkins agreed to provide consulting services to us consisting of: (i) review and assessment of our medical delivery protocol document and (ii) consultation on the development of outcomes studies methodologies. The agreement also sets forth the conditions for the use of the Johns Hopkins mark. The term of the agreement is until November 21, 2008. The agreement may be terminated by either party at any time.

         The consideration for the review and assessment services provided by Johns Hopkins was $5,000 per day. The consideration for the limited use of the Johns Hopkins mark was $300,000 per year, payable in quarterly installments and 500 shares of AAI's Series E preferred Stock.

         We agreed with Johns Hopkins to explore a broader relationship, which we are currently negotiating. If we agree on the terms of such relationship, we will be required to make additional payments to Johns Hopkins.

         In December 2004 we entered into a Services and Licensing Agreement with Johns Hopkins Medicine, acting through Johns Hopkins Health System Corporation, and the Johns Hopkins University. This agreement was subject to the satisfaction of certain conditions precedent, which we had to satisfy by October 31, 2005. On November 10, 2005, the period by which we are required to satisfy the conditions precedent was extended to December 31, 2005. The parties have further agreed to extend the December 31, 2005 deadline if such conditions are not completed by such date. Under the Agreement, Johns Hopkins agreed to provide the following services to us: (i) investigate current methods for skin care parameter testing at the point of sale; (ii) develop acceptable methods to measure the condition of clients' skin, (iii) create a new testing methodology to validate skin care product efficacy, (iv) oversee the ongoing testing of skin care products using the Johns Hopkins testing standards and (v) oversee the testing of 15 of our skin care products using the agreed upon testing standards. The term of the agreement is 5 years after the satisfaction of the conditions precedent.

         Johns Hopkins also agreed that the Company and Sephora may make a factual statement that (i) certain skin care parameter testing methodologies have been developed by Johns Hopkins or found by Johns Hopkins to be effective and (ii) certain skin care products have been found to be effective based on the Johns Hopkins testing standards.

         Under the agreement, we will pay a fee of $5,000 per day to perform the
services  and  we  will  provide  Johns  Hopkins  with  substantial   additional
compensation to be negotiated.

         Agreement with Sephora

         In December 2004 we entered into a Retail Alliance Agreement with Sephora USA, LLC. Pursuant to the agreement we granted Sephora the rights to:
(i) sell our Cosmedicine  products in the Sephora  retails  stores,  through its website and any other retail channel, (ii) to utilize certain of our intellectual property and methods in order to operate the AAI stores within the Sephora stores, (iii) develop with us the adjacent AAI facilities and (iv) sublease retails space from us for the purpose of constructing and operating a Sephora store within our centers. The term of the agreement is until December 31, 2010.

         Upon execution of the agreement, Sephora deposited a performance deposit in an amount of $5 million with an escrow agent, which was subsequently paid to AAI. If Sephora, pursuant to the terms of the agreement, terminates the agreement with us it may have the right to recoup a portion of the $5 million performance deposit. Sephora will also have the right to earn back its performance deposit if the arrangement is successful. We will be required to return to Sephora 50% of the performance deposit at such time that the "Net Revenues" of Sephora relating to the sale of Cosmedicine products plus Sephora "Capital Expenditures" (each as defined in the agreement) equals $30 million and the remaining performance deposit at such time that such "Net Revenues" plus "Capital Expenditures" equals $60 million.

Intellectual Property

         We consider trademark protection to be important to our business and we are the owners of numerous U.S. and foreign trademark applications/registrations. Significant trademarks include the AAI logo, Cosmedicine, Georgette Klinger, SkinState and Truth is Beauty.

         We also consider patent protection to be important to our business and we are the owners of a pending U.S. patent application and related foreign applications covering systems and methods relating to aesthetic improvement.

Employees

         On October 1, 2005, we had 525 employees. We consider our relations with our employees to be satisfactory. We believe our future will depend in large part on our ability to attract and retain highly skilled employees.

                          RISKS RELATED TO THE COMPANY

We have an operating history of large losses

         As of June 30, 2005 we had an accumulated net deficit of $37.9 million. As of the quarter ended October 1, 2005, the accumulated deficit increased to $45.2 million. These losses result, in part, from our high corporate expenses in connection with the establishment of the business and the limited revenues we had during the same periods. We believe that our corporate expenses, as a percent of revenue, will decrease going forward as a result of revenue increases, however, there are no assurances that we will be able to significantly grow our revenue, reduce our corporate expenses or become profitable in the future.

We will need additional capital and will be required to curtail our planned expansion if it is not available.

         Based upon our currently anticipated business activities, including our planned expansion, we believe that the net proceeds of the Offering will satisfy our operating capital needs for at least eighteen months. Our need for additional capital to finance our operations and growth will be greater if, among other things, our revenue or expense estimates prove to be incorrect. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which would adversely affect our prospects, business, operating results and financial condition by forcing us to reduce the pace of our planned expansion, to curtail our operations or not pursue opportunities which present themselves.

We might fail to maintain leading-edge capabilities.

         Our market will likely undergo rapid, significant technological change in the future. While we anticipate that we will be able to embrace and offer these capabilities, any failure by us to anticipate or respond in a cost-effective and timely manner to technological developments or changes in industry standards, or any significant delays in capability development or introduction, would have a material adverse effect on our business, financial conditions, results of operations and prospects.

We might fail to develop our Cosmedicine line of products.

         Our future success relies in part on the development and success of our Cosmedicine product line which is still being developed. There are no assurances that we will be successful in developing the products and if we are, there is no guaranty that we will be able to penetrate the cosmetics market and successfully sell the Cosmedicine products. If we fail to do so, our results of operations will be adversely affected.

         The independent formulator of our Cosmedicine line of products is the owner of all of the rights to the intellectual property developed in connection with such formulations. We have no definitive agreements with such formulator with respect to such intellectual property and/or with respect to the manufacturing and producing of Cosmedicine products. Any dispute in the future with such formulator which impairs our ability to provide Cosmedicine products could adversely affect our financial results.

We are dependent on our relationships with Sephora and Johns Hopkins.

         Our agreements with both Sephora and Johns Hopkins provide us with key differentiation versus existing and potential competitors. Both agreements grant Sephora and Johns Hopkins, respectively, the right to terminate their agreement with us for a variety of reasons. If either Sephora or Johns Hopkins terminates their agreement with us, our results of operations will be negatively affected.

A failure to finalize an agreement with our pharma partner to distribute our Cosmedicine product line may reduce its market penetration.

         We are currently negotiating an agreement with a leading pharmaceutical company specializing in the dermatology market, which will provide global professional distribution for the Cosmedicine product line. If we fail to finalize the agreement with our pharma partner it might take the Cosmedicine products a longer time to penetrate the market, sales of the Cosmedicine line may suffer and our results of operations may be negatively affected.

We are creating the KAA brand name and any negative publicity may affect our operations.

         We are creating a chain of high-end centers under the Klinger Advanced Aesthetics brand name (the "KAA brand name"). In our industry, a good reputation and referrals from existing clients are essential for success. If any of our centers or providers becomes involved in an incident that generates negative publicity, it might negatively affect all our centers' ability to market products and services to existing and new clients.

We compete with many local service providers

         In each of the markets that we operate, we compete with many providers of appearance-enhancement services and beauty products. Many of these service providers have been in business for many years, have a significant loyal client base and have greater financial resources. In addition, many of these service providers are able to provide low-cost, high-margin services that will compete with our services at lower prices. There are no assurances that we will be able to build a significant, loyal customer base in each of the areas that we will operate and that each of our centers will be profitable. If we fail to attract clients we might not be able to return our investment in such centers and our results of operation will be negatively affected.

We might not be able to secure attractive locations.

         Our ability to grow depends upon our ability to obtain attractive retail sites for new aesthetic centers. The success of a center depends significantly on the quality of the site selected. We face intense competition for retail sites from other companies operating in the beauty industry and from retailers operating in other industries. The failure to obtain adequate retail sites could have a material adverse effect on our business, results of operations and financial position. Any increased competition for retail sites could result in higher occupancy costs and other expenses. In turn, this could have a material adverse effect on our business, results of operations, and financial position.

We need to successfully manage our growth and business plan in order for the addition of any new centers to be profitable.

         Our future growth depends in part upon expansion of the number of our centers. We cannot assure that we will be successful in expanding the number of centers, or that such additions will achieve sales levels satisfactory to us. Demand for our services and products is driven by consumers whose broad spending patterns are affected by the state of the general economy. Over recent years, the overall market for cosmetic medical procedures and spa services has grown, and demand for other services has not declined, even under varied economic conditions. We cannot guarantee, however, that our performance will not be affected by fluctuations in consumer discretionary spending in the future.

If the market does not accept our product or services offerings, our business may be adversely affected.

         The market for our products and services is highly competitive and is affected by the introduction of new products and services that compete with the products and services we offer. Demand for these products and services could be affected by numerous factors outside our control, including, among others, market acceptance by prospective customers, the introduction of new or superior competing technologies or products and services that are available on more favorable pricing terms than those we offer, and the general condition of the economy. Any market acceptance for our products and services may not develop in a timely manner or may not be sustainable. New or increased competition may result in market saturation, more competitive pricing and lower margins. Our business, operating results and financial condition would be materially and adversely affected if the market for our products and services: (1) fails to grow,

(2) grows more slowly than anticipated, or (3) becomes more competitive, or if targeted customers do not accept our products and services; and we experience a corresponding reduction in revenues, a higher loss or a failure to generate substantial future revenues.

We depend on our senior management and key employees, the loss of which could adversely affect our operations.

         Our success depends to a large degree upon the skills of our senior management team and current key employees, such as Richard Rakowski, John Higgins and Jane Terker, and upon our ability to identify, hire, and retain additional sales, marketing, technical and financial personnel. We may be unable to retain our existing key personnel or attract and retain additional key personnel. We do not maintain key person life insurance for any of our officers or key employees. Due to our reliance on our senior management and key employees, the loss of any of our key executives or the failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on our business, operating results and financial condition. In addition, several members of our senior management have recently joined us and may need to spend a significant amount of time learning our business model and management system while performing their regular duties. The integration of new executives or any new personnel could disrupt our ongoing operations.

We may not realize our anticipated return on capital commitments made to expand our capabilities.

         From time to time, we expect to make significant capital expenditures to open new centers, to acquire more equipment or to implement new processes designed to increase our efficiency, capacity and product line. Some of these projects require additional training for our employees and not all projects may be implemented as anticipated. If any of these projects do not achieve the anticipated revenue goals, our returns on these capital expenditures may not be as expected.

Government regulation may affect our ability to carry out our business plan and may change from time to time.

         The U.S. healthcare industry, including aspects of our business, is highly regulated, and regulatory agencies are vested with broad discretion in interpreting applicable laws and regulations. The interpretation of these laws may vary from state to state. While we believe that our operations will be conducted so as to comply in all material respects with the healthcare laws that apply to our operations in each state, our arrangements and proposed activities have not been examined by federal or state authorities for compliance with applicable laws and regulations, and no governmental opinions have been sought or received. Furthermore, there can be no assurance that the regulatory environment in which we operate will not change significantly in the future, requiring us to restructure our arrangements. Our revenues, and those of our allied professionals, could be adversely affected by unanticipated changes in applicable laws.

         In addition, a current regulatory proposal by the FDA Center for Drug Evaluation and Research ("CDER") relating to required labeling could raise barriers to both entry and remaining in the skin care market. Additionally legislation relating to cosmetics is sporadically proposed and new legislation could impact the marketability and profitability of some cosmetic ingredients and/or products.

         We will be required to obtain licenses from various federal, state, and local authorities for our facilities and certain of the healthcare services that will be offered by or through us. In addition, every state imposes licensing requirements on the individual medical and dental providers and other professionals with whom we intend to enter into contractual arrangements. If we and these individuals cannot obtain and maintain all required licenses, our operations may suffer.

We are subject to "corporate practice of medicine" prohibitions.

         Many states, including California, Illinois, New Jersey, New York and Texas, have statutes that either expressly prohibit or have been interpreted to prohibit what is known as the "corporate practice of medicine." These laws are designed to prevent interference in the medical decision-making process from anyone who is not a licensed physician. Most states that prohibit the corporate practice of medicine also have similar restrictions in connection with the practice of dentistry, nursing, and other health professions. Application of these prohibitions varies from state to state. Some states may allow a business to exercise significant management responsibilities over the day-to-day operation of a professional practice, while other states restrict or prohibit such activities.

         In states with "corporate practice" prohibitions, we will be unable to provide through the Company any services that may only be performed by licensed persons, or to assert financial control of our allied professionals' practices. Furthermore, in those states, we may be unable to bill our clients directly for services performed by such professionals, or to include revenues from the performance of such services in our own revenues. If a state in which we operate determines that we are engaged in the corporate practice of a profession, we might be required to restructure or cease such operations and be subject to penalties as well. The need to comply with "corporate practice" prohibitions may also increase our administrative costs or even make allied professionals in certain states unwilling to enter into contractual relationships with us.

We are subject to "fee-splitting" prohibitions.

         Many states, including California, Illinois, New Jersey, New York and Texas, have statutes and regulations that either expressly prohibit or have been interpreted to prohibit physicians and other healthcare providers from sharing or splitting fees with unlicensed entities, such as us. Other states have fee-splitting prohibitions that apply when professional fees are shared with a referral source even an unaffiliated licensed professional. Violations of these state laws may result in censure, fines, loss of a healthcare provider's license, or even criminal penalties. These statutes and regulations vary from state to state and are often vague and subject to differing interpretations. If a state in which we operate determines that our financial arrangements with allied professionals constitute fee-splitting, we might be required to restructure or cease such operations, and we and/or our allied professionals might be subject to penalties as well.

We are subject to state self-referral prohibitions.

         Many states, including California, Illinois, New Jersey and New York, have statutes that prohibit physicians from referring patients to other persons or entities in which they have an ownership interest or with which they have some other financial relationship, unless an exception to the statute applies. Violations of these state laws may result in censure, fines, loss of a healthcare provider's license, or even criminal penalties. These statutes vary from state to state and are often vague and subject to differing interpretations. We will need to ensure that our relationships with our allied professionals comply with applicable state law in this regard. If a state in which we operate determines that our financial arrangements with allied professionals violate the state self-referral prohibition, we might be required to restructure or cease such operations, and we and/or our allied professionals might be subject to penalties as well.

We are exposed to possible liability in excess of insurance coverage.

         Each licensed professional with whom we establish a relationship is required to carry general liability and professional liability (malpractice) insurance to cover potential lawsuits and claims. As a result of our association with such professionals, we may be named as a co-defendant in any suit brought against them and, even if we are not ultimately subject to liability, we may incur costs in defending such a suit. While we do not practice a profession and thus cannot purchase malpractice insurance for ourselves, we will require our allied professionals to name us as an "additional insured" under their own malpractice policies, if permitted by the insurance carriers. We also intend to purchase insurance coverage for our directors and officers, as well as general liability insurance, in amounts that we anticipate will adequately cover potential liability exposure. Still, large, unforeseen damage awards may exceed our coverage. It is also possible that coverage may not continue to be available to us on satisfactory terms. Successful claims against us or our allied professionals could have a material adverse impact on our business and financial condition.

The Federal Food, Drug and Cosmetic Act is unclear.

         The Federal Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, and other federal and state statutes govern, among other things, the testing, manufacture, safety, labeling, storage, recordkeeping, advertising and promotion of cosmetic products. Our Cosmedicine skin care product line will be regulated by the United States, Department of Health and Human Services, FDA. Our Cosmedicine skin care product line consists of products that are regulated by the FDA as cosmetics and, depending on the claims we make for our products, may also be regulated as over-the-counter drugs. If they will be regulated as over-the-counter drugs they may require additional approvals and testing. The process of obtaining and maintaining regulatory approvals for the manufacturing or marketing of our Cosmedicine products could be costly and time-consuming and is subject to unanticipated delays. Regulatory requirements ultimately imposed could also adversely affect our ability to test, manufacture or market products.

We are subject to regulation by Federal Trade Commission.

         The FTC, together with other governmental agencies have enacted regulations that prohibit the advertising, packaging, labeling, promotion and similar marketing of any cosmetic which include any false or misleading claim and that any representation with respect to the efficacy of such product must have a competent and reliable basis. The Company will make every effort to advertise, package, label, promote and otherwise market its products in compliance with applicable regulations of the FTC and applicable state laws. However, determination of compliance is subject to wide interpretation and the Company can make no assurance that a governmental agency will not challenge the manner and method by which the Company markets its products.

We are subject to Federal anti-kickback regulations.

         Section 1128B(b) of the Social Security Act (the "Anti-kickback Statute"), as more fully described under "Description of Business-Regulatory Matters" above, prohibits the offer, payment, solicitation or receipt of remuneration (including any kickback, bribe or rebate) in return for the referral of Medicare and Medicaid patients. Courts have generally adopted a broad interpretation of the scope of the Anti-kickback Statute and have held, for example, that the Statute may be violated if merely one purpose of a payment arrangement is to induce referrals. In the event that we or our allied professionals begin to seek reimbursement from Medicare or Medicaid in the future for services provided to our clients, we will need to ensure that our financial arrangements do not violate the Anti-kickback Statute. Any determination that we have violated the Anti-kickback Statute could have a material adverse effect on us and subject us to fines or even civil or criminal sanctions.

We are subject to Federal Self-Referral Regulations.

         The federal Physician Self-Referral Law, commonly referred to as the "Stark Law," prohibits referrals by a physician of Medicare patients to providers for certain "designated health services" if the physician (or his or her immediate family member) has an ownership interest in, or other financial relationship with, the provider, unless an exception applies. We may have arrangements under which we compensate various physicians and other healthcare providers for services, which arrangements would likely constitute financial arrangements under the Stark Law definition. Consequently, if we were to begin seeking Medicare reimbursement in the future for the provision of "designated health services" to our clients, we would need to ensure that an exception to the Stark Law is available to cover our financial arrangements. Any determination that we have violated the Anti-kickback Statute could have a material adverse effect on us and subject us to fines or even civil or criminal sanctions.

Certain regulation may affect our ability to market our products.

         The National Advertising Division of the Better Business Bureau ("NAD") and Network Ad Clearance Divisions closely monitor product claims. These self-regulatory bodies require scientific substantiation of claims and can refuse to run non-complying ads. Any restriction on our ability to market our products through mass media could have a material adverse effect on us and on our sales.

Because our shares are deemed "penny stocks," you may have difficulty selling them in the secondary trading market.

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange or NASDAQ, the equity security also would constitute a "penny stock." As our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker/dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The table appearing below sets forth our selected financial data as of the end of and for each of the three fiscal years in the period ended June 30, 2005, which have been audited by Amper, Politziner & Mattia, PC. We have also presented financial data from our predecessor company, Dischino Corporation d/b/a Cosmo & Co., for the periods ended March 31, 2001, 2002 and 2003. This information should be read together with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements included elsewhere in this prospectus.


                                                     Predecessor                            Advanced Aesthetics, Inc. (2)
                                            -------------------------               ----------------------------------------
                                                                                    For the Period
                                                                                     From June 29
                                                                                    [inception] to
In thousands, except share and per                                                     June 30,
share amounts                               2001     2002     2003                     2003((1)      2004(1)        2005
----------------------------------------------------------------------------------------------------------------------------
Total Revenue-Net                          $2,295   $2,754   $3,304                 $        -    $   13,309    $     32,933
Operating costs and expenses:
   Cost of revenue:
   Selling, general and                     1,178    1,413    1,696                          -         7,608          16,458
      administrative expenses:                877      971    1,082                      4,990        15,683          26,837
         Depreciation and amortization          6        6       11                          -         1,679           3,725
-----------------------------------------------------------------------------------------------------------------------------
Total operating expenses:                   2,061    2,390    2,789                      4,990        24,970          47,020
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations:                234      364      515                     (4,990)      (11,661)        (14,087)
Interest expense (income), net:                 -        -        -                          -         2,173           4,026
------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income tax               234      364      515                     (4,990)      (13,834)        (18,113)
    provision:

Income tax provision:                          88      137      194                          -             -              -
------------------------------------------------------------------------------------------------------------------------------
Net Income (loss):                            146      227      321                     (4,990)      (13,834)        (18,113)
Dividends on preferred stock:                   -        -        -                          -           488           1,400
------------------------------------------------------------------------------------------------------------------------------
Net Income (loss) applicable to common     $  146   $  227   $  321                 $   (4,990)   $  (14,322)   $    (19,513)
    shareholders:
=============================================================================================================================
Basic and diluted loss per common
    share:                                    N/A      N/A      N/A                 $    (0.54)   $    (1.55)   $      (2.11)
                                           ==================================================================================
Weighted average common shares
    outstanding, basic and diluted:           N/A      N/A      N/A                  9,268,609     9,268,609    $  9,268,609
                                           ==================================================================================

1. See footnote 2 to the consolidated Financial Statements for the years ended June 30, 2005, 2004 and 2003 as to acquisitions made during each year.

2. See the unaudited interim Consolidated Financial Statements for the three months ended October 1, 2005 and September 30, 2004.

         Following is selected balance sheet data as of June 30, 2005 and 2004 for the Company:

                                           2005                   2004
                                           ----                   ----
Total Assets                              $37,024               $42,544
Working Capital                           (17,445)               (5,830)
Total Liabilities                          59,373                45,562
Shareholders' Deficit                      22,349                 3,018


Supplementary Financial Information - Quarterly Results of Operations

         The following tables set forth unaudited quarterly operating results for fiscal 2004, fiscal 2005 and the first quarter of fiscal 2006. This information has been prepared on a basis consistent with the audited consolidated financial statements included elsewhere herein and, in the opinion of management, contains all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation thereof. These unaudited quarterly results should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.


                                                                   For Quarter Ended

In thousands,
except share and
per share amounts   9/30/2003   12/31/2003    3/31/2004   6/30/2004    9/30/2004   12/31/2004    3/31/2005    6/30/2005   10/1/2005
-----------------------------------------------------------------------------------------------------------------------------------
Total Revenue       $     787    $   1,814    $   4,304   $   6,404    $   7,707    $   8,330    $   8,802    $   8,094   $   7,765
-----------------------------------------------------------------------------------------------------------------------------------
Gross margin        $     333    $     874    $   1,770   $   2,724    $   3,541    $   4,131    $   4,618    $   4,185   $   4,176
-----------------------------------------------------------------------------------------------------------------------------------
Operating loss      $  (1,476)    $ (2,353)   $ (2,860)   $ (4,972)    $ (3,425)    $ (4,244)    $ (2,557)    $ (3,861)   $ (4,728)
----------------------------------------------------------------------------------------------------------------------------------
Net loss            $  (1,492)    $ (2,626)   $ (3,470)   $ (6,246)    $ (4,352)    $ (5,227)    $ (3,621)    $ (4,913)   $ (5,732)
----------------------------------------------------------------------------------------------------------------------------------
Net loss            $  (1,614)    $ (2,748)   $ (3,592)   $ (6,368)    $ (4,623)    $ (5,603)    $ (3,997)    $ (5,290)   $ (6,195)
  applicable to
  common
  shareholders
----------------------------------------------------------------------------------------------------------------------------------
Basic and
  diluted loss
  per common
  share:            $  (0.17)    $  (0.30)    $  (0.39)   $  (0.69)    $  (0.50)    $  (0.60)    $  (0.43)    $  (0.57)   $  (0.67)
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average
common shares
outstanding,
basic and
  diluted          9,268,609    9,268,609    9,268,609   9,268,609    9,268,609     9,268,609    9,268,609    9,268,609   9,268,609
-----------------------------------------------------------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         We offer both cosmetic services and medical procedures to customers under one delivery system and we are bringing cosmetic surgery, cosmetic dentistry and dermatology, and salon and spa services together under a single brand, giving clients access to top service providers, unique treatments and predictable results in a state of the art environment. We co-brand our trade name with the trade names of the salons and spas that we acquired. Our salons and spas share certain corporate resources such as senior management and administrative services. We had 525 employees on October 1, 2005.

         AAI, commenced business operations on June 29, 2003 when it acquired Dischino Corporation. Dischino Corporation operated an established beauty salon and spa in West Palm Beach, Florida. In early December 2003, AAI acquired three additional facilities in the State of Florida. The first facility was the acquisition of a spa located in Palm Beach Gardens, the second facility was a spa located in Boca Raton, and a third facility located in Boca Pointe. In April 2004, AAI expanded operations by acquiring the Georgette Klinger Corporation which owned and operated nine salons throughout the United States that offer spa and salon services.

         The results of operations related to TrueYou are not material and are therefore not included in either the Financial Statements or Management's Discussions and Analysis hereof.

         Our facilities are located across the country with locations in key markets such as New York, (NY), Beverly Hills (CA), Boca Raton (FL), Palm Beach Gardens (FL), West Palm Beach (FL), Dallas (TX), Chicago (IL), and Short Hills
(NJ).

         Of our twelve locations, two are fully integrated properties, eight are in the planning stages for conversion into fully integrated properties, or what we call the "AAI Model" and two are being converted to a new format which will offer cosmetic dermatology, spa and salon services, and retail products in a luxurious upscale setting. These two facilities will occupy a smaller square footage than many of our other facilities. We estimate that the market growth for aesthetic services and products in these select markets is higher than the national market growth rate of 8% per annum.

         We consider West Palm Beach and Palm Beach Gardens Florida locations to be our flagship facilities. These facilities feature cosmetic dermatology, spa and salon services, and retail products on site, and cosmetic surgery and dentistry via off-site affiliated providers. All of our medical treatments and providers, (both on and off-site) are reviewed and approved by our Medical
Advisory Board. Our Medical Advisory Board is overseen by Johns Hopkins Medicine, acting through The John Hopkins Health System Corporation and The John Hopkins University ("John Hopkins"). Our clients are able to obtain measurable results from procedures and products via the use of proprietary SkinState diagnostic tools which objectively record facial aesthetic metrics such as hydration (moisture) level, sebum (oil) level, pore size, UV damage, and other facial aesthetic metrics.

         In addition, we help clients navigate through an array of beauty enhancement options through our Aesthetics Concierge program which is currently available in our flagship locations. The Aesthetics Concierge guides interested clients through a comprehensive analysis of the client's current aesthetic characteristics and goals. The Aesthetics Concierge also provides information and decision support on all of our treatments, services and products. We believe the Aesthetics Concierge function to be an integral component of consumer education about aesthetic services and products and that it translates into client interest in additional products and services that we offer.

         We are developing a skin care line of products called Cosmedicine, which has been tested for safety and efficacy by Johns Hopkins. We plan to launch the products in February 2006 for exclusive distribution in Sephora stores and the Company's own facilities. All Cosmedicine products are being developed and formulated for us by Atlantis Laboratories. Atlantis Laboratories is an independent developer and manufacturer of bulk skin care products.

         Also, we are developing a diagnostic tool which will be used in each of our facilities as the facilities are being converted to the AAI Model. A more limited version of this diagnostic tool is expected to be used in several Sephora stores.

         Our financial statements have been prepared on the going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since AAI's inception, it has experienced operating losses and negative cash flow from operations. As of June 30, 2005, we had an accumulated net deficit of $37.9 million and a working capital deficit of $17.4 million. As of October 1, 2005, we had an accumulated net deficit of $45.2 million and working capital deficit of $8.3 million. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a growing concern ultimately depends on our ability to increase sales and reduce expenses to a level that will allow us to operate profitably and sustain positive operating cash flows.

         In December of 2004, we received a performance deposit of $5 million from Sephora pursuant to an agreement. If Sephora, pursuant to the terms of the agreement, terminates the agreement, it may have the right to recover a portion of the $5 million performance deposit. Sephora will also have the right to earn back its performance deposit if certain sales objectives are achieved.

         In July of 2005 we successfully raised $5.0 million in gross proceeds in the form of series F convertible preferred stock. This transaction was completed through a private placement of equity. In September 2005, we successfully raised an additional $10.775 million in gross proceeds in the form of series G convertible preferred stock. This financing was also completed through a private placement of equity. In September 2005, we raised an additional $15 million in gross proceeds that is currently in escrow. The funds will be released from escrow for the purchase of our Series B Preferred Stock upon the completion of transaction documents acceptable to the investors.

         There is no assurance that the recent financings will be sufficient to fund operations until sales and profitability improve to the point that we are able to operate from internally generated cash flows. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue as a going concern.

         Subsequent to the quarter ended October 1, 2005, our Florida facilities were impacted by a large hurricane which caused damage to our Boca facility and depressed the overall retail environment for several weeks after the event. Demand for our services was negatively impacted and as such our revenues for October were less than what we had planned and we expect this to have a negative impact our second quarter results.

Revenue Sources

We currently derive revenue from the following sources:

         Spa and Salon Services. Our salon offerings include services such as hair styling, coloring, texturizing, treatments, extensions, make-up artistry and manicure/pedicures. Our spa services include treatments such as facials, body treatments (exfoliation, wraps, cellulite treatments), waxing and massage therapy.

         Medical Services. Our medical services are grouped into the following categories:

         Dermatology Services - Our dermatology offerings include injection services (Botox and Restylane), facials, sclerotherapy (vein treatments), peels, microdermabrasion, permanent make-up, laser resurfacing and laser hair removal.

         Cosmetic Dentistry Services - Our two integrated flagship locations offer consumers access to cosmetic dentistry services, including tooth whitening and veneers.

         Cosmetic Surgery Services - Our integrated flagship locations offer consumers access to cosmetic surgery services, including liposuction, breast enhancement, breast reduction, eye, brow, breast, body and face lifts, nose contouring, tummy tucks and cheek/chin implants. Such services are performed in an off site medical facility.

         Retail Products. Our locations offer a variety of retail products including products for hair care, skin care, and make-up. Hair care product offerings include such brands as Goldwell, Wella, Primary Scent, Kerastase, and Bumble & Bumble. Skin care product offerings include such brands as DDF, Obagi, IS Clinical, Neova, MD Skincare, Skinceuticals, and Strivectin. Make-up product offerings include such brands as pauls Dorf, Glominerals, Vincent Longo, and Darphin. Additionally many of our locations offer private label skin care brands, Georgette Klinger and Anushka.

         Other. We derive e-commerce revenue primarily through the sale of private label skin care products via the internet.

         We manage our business by evaluating net revenue, gross margin, and liquidity. We encounter a variety of challenges that may affect our business. These factors include weather, including hurricanes which have adversely impacted our facilities in Florida, and our dependence on individuals to provide services to our clients who leave the company and take clients with them.
Further, we are dependent on a third party, Atlantis Laboratories, for the development and supply of bulk product for our Cosmedicine product line which is expected to be launched in February 2006.

         Beginning in fiscal year 2006 (which started on July 1, 2005), we are following the standard fiscal year of the retail industry, which is a 52 or 53 week period on the Saturday closest to June 30 of the following year.

Critical Accounting Estimates

         Accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties. For all of these estimates, we caution that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

         Accounting for Acquisitions and Intangible Assets: We have accounted for our acquisitions under the purchase method of accounting for business combinations. Under the purchase method of accounting, the cost, including transaction costs, are allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

         The judgments made in determining the estimated fair value and expected useful lives assigned to each class of assets and liabilities acquired can significantly affect net income. To the extent a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived asset, net income in a given period may be higher.

         Impairment of Long-Lived Assets: We review long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. In addition, we review goodwill for impairment at least on an annual basis. Measurement of an impairment loss is based on the fair value of the asset compared to its carrying value.

         Inventories: Inventories consist principally of hair care and skin care products held either for retail sale or for use in salon, spa and medical services. Inventories are stated at the lower of cost or market on a first-in, first-out basis. Further, on a quarterly basis, we estimate losses from shrinkage due to lost or stolen inventory based on historical experience and reduce the inventory value by that estimate.

         Gift Cards: We review the aging of our gift card liability quarterly in relation to our historical redemption rates. We recognize other income for those cards we determine will not be redeemed to the extent that they are not subject to escheatment laws.

         Stock Based Compensation: We estimate the cost of stock based compensation using the Black-Scholes Option Pricing Model. Inherent in that model are assumptions including the volatility of our stock and the length of time which we expect an option to remain outstanding.

         Deferred Income Taxes: We review our provision for income taxes at least quarterly and make a determination as to the likelihood of our ability to use the income tax benefit of our net operating losses. We then make a determination as to an appropriate reserve to reduce the value of this asset.

Results of Operations

         The following table sets forth our income statement data as a percentage of net sales for the periods indicated below.


                                        Quarter ended                                          Year ended
                         ------------------------------------       -----------------------------------------------------------
                             October 1,         September 30,
                               2005                 2004                                        June 30,
                         -----------------   -----------------      ----------------------------------------------------------
In thousands, except           2005                 2004                  2005                  2004                 2003
share and per share
amounts
Revenues

Service                    $ 5,863    75%      $ 5,633     73%       $ 25,731       78%       $ 11,185     84%     $     -
Retail                     $ 1,902    25%      $ 2,074     27%       $  7,202       22%       $  2,124     16%     $     -
                           -------   ---       -------     --        --------      ---        --------    ---
  Total Revenue            $ 7,765   100%      $ 7,707     99%       $ 32,933      100%       $ 13,309    100%     $     -

Total Cost of Revenue      $ 4,176    54%      $ 4,166     54%       $ 16,458       50%       $  7,608     57%     $     -
Gross margin               $ 3,589    46%      $ 3,542     46%       $ 16,475       50%       $  5,701     43%     $     -      0%

Selling, general and
administrative expenses    $ 7,208    93%      $ 6,095     78%       $ 26,837       81%       $ 15,683    117%     $ 4,990     15%
Depreciation and
  amortization             $ 1,109    14%      $   871     11%          3,725       11%          1,679     13%           -      0%

Total operating expenses   $ 8,317   107%      $ 6,966     90%       $ 30,562       93%       $ 17,362     30%     $ 4,990     15%
Operating loss             $(4,728)  -61%      $(3,424)   -44%        (14,087)     -43%        (11,661)   -88%      (4,990)   -15%
Interest expense, net      $  1004    13%      $   927     12%          4,026       12%          2,173     76%           -      0%
Net loss                   $(5,732)  -74%      $(4,351)   -56%       $(18,113)     -55%       $(13,834)  -104%     $(4,990)   -15%
Dividends on preferred
  stock                    $  (463)   -6%        $(380)    -5%         (1,400)      -4%           (488)  -1.5%           -
Net loss applicable to
  common shareholders      $(6,195)  -78%      $(4,731)   -61%      $ (19,513)     -59%       $(14,322)  -104%     $(4,990)   -15%

Three months ended October 1, 2005 compared to three months ended September 30, 2004

Revenue

         Revenue for the quarter ended October 1, 2005 was $7.8 million compared to $7.7 million for the quarter ended September 30, 2004. The moderate increase was due primarily to an increase in spa and medical revenue which offset declines in retail and salon revenue. The increase in spa revenue was primarily due to a concerted effort on the part of management to improve such revenue in several Georgette Klinger facilities and the decline in salon revenue was due primarily to the departure of several revenue producing stylists in the Florida facilities.

Cost of Revenue

         Cost of revenue for the quarter ended October 1, 2005 was $4.2 million compared to $4.2 million for the quarter ended September 30, 2004. Higher costs on retail products were offset by lower costs on spa services which offset stylists who were hired at higher commission structures to replace stylists who left the Company.

Gross Margin

         Gross margin was up moderately at $3.6 million for the quarter ended October 1, 2005 compared to $3.5 million for the quarter ended September 30, 2004. The gross margin as a percent of sales was flat at 46% for each of the quarters ended October 1, 2005 and September 30, 2004. Our margin was impacted by higher cost retail product and the acquisition of salon stylists at higher commission rates who replaced stylists who left the Company subsequent to the quarter ended September 30, 2004.

Selling, General and Administrative Expenses

         For the quarter ended October 1, 2005 selling, general and administrative expenses ("SG&A") increased to $7.2 million from $6.1 million for the quarter ended September 30, 2004. This increase is due primarily to the addition of several senior management level officers and expenses that were incurred in connection with the development of a new product line called Cosmedicine which is expected to be launched in February 2006. Further, we incurred higher professional expenses associated with a transaction which we evaluated but did not consummate, and for creative work associated with a potential name change of our boutiques.

         SG&A expenses represented 93% of total revenue for the quarter ended October 1, 2005 compared to 79% for the quarter ended September 30 2004. While this expense is high as a percentage of sales, we believe this level of spending is necessary to develop and implement our business plan.

         For the quarter ended October 1, 2005 SG&A expenses were comprised of: payroll, 28%; professional fees, 22%; rent and occupancy, 19%; insurance, 8%; advertising 6% with the remainder of expenses representing leases, travel and entertainment, office expenses and other expenses incurred in the normal course of business.

Depreciation and amortization expense

         For the quarters ended October 1, 2005 and September 30, 2004, depreciation and amortization expense was $1.1 million and $0.9 million, respectively. This increase is due primarily to increased amortization expense in fiscal 2005 is associated with the Johns Hopkins trademark agreement.

Operating Loss

         Our operating loss was $4.7 million and $3.4 million for the quarters ended October 1, 2005 and September 30, 2004, respectively. The operating loss increased primarily due to significantly higher SG&A expenses.

Interest expense, net

         Interest expense was $1.0 million and $.9 million for the quarters ended October 1, 2005 and September 30, 2004, respectively, an increase of 8.6%. The increase was primarily due to imputed interest expense on the Johns Hopkins agreement.

Dividends on Preferred Stock

         Dividends on Preferred Stock were $.5 million and $.4 million for the quarters ended October 1, 2005 and September 30, 2004, respectively, an increase of 22%. The increase was primarily due to the dividends payable on AAI's series F preferred stock, series G preferred stock and series H preferred stock that were issued between July and September 2005.

Fiscal year 2005 compared to Fiscal year 2004

Revenue

         Revenue for fiscal year 2005 was $32.9 million compared to $13.3 million for fiscal year 2004, an increase of 147%. The increase was due primarily to a full year of operations during fiscal year 2005 after acquisitions at various dates during fiscal year 2004. Fiscal year 2004 included only seven months of revenue from the Anushka and Wild Hair facilities and two months of revenue from the Georgette Klinger facilities. In addition, revenue from medical services increased 200% to $2.9 million for fiscal year 2005 from $0.9 million for fiscal year 2004. This increase is a result of management's execution of its strategy to expand these services. West Palm Beach and Palm Beach Gardens Florida facilities offered a full range of medical services for fiscal year 2005. The Boca Raton facility offered dermatology services for fiscal year 2005. For fiscal year 2005, management had not expanded medical services into the Georgette Klinger locations. Retail sales increased 265% for fiscal year 2005 over fiscal year 2004 to $7.2 million from $2.1 million for fiscal years 2005 and 2004 respectively. This increase was due to a full year of sales at our Anushka, Wild Hair and Georgette Klinger facilities. The increase in revenue was partially offset by prolonged and unusual hurricane activity in the Florida area in addition to the defection of several high-producing stylists following the installation of new unit managers.

Cost of Revenue

         Cost of revenue increased to $16.5 million for the fiscal year ended June 30, 2005 from $7.6 million for the fiscal year ended June 30, 2004. The increase was primarily due to a full year of operations for the acquired facilities for the fiscal year ended June 30, 2005 compared to a partial year for the fiscal year ended June 30, 2004. Cost of revenue decreased as a percentage of net sales due to a full year of the Georgette Klinger operations which had a lower cost of revenue than the other facilities which was partially offset by higher cost of revenue in the Florida facilities due to higher commission structures for new service providers.

Gross Margin

         Gross margins for fiscal years 2005 and 2004 were $16.5 million and $5.7 million, respectively. The gross margin as a percentage of net sales was 50% for fiscal year 2005 compared to 43% for fiscal year 2004. This increase was due to the full year of the Georgette Klinger facility acquisition which was partially offset by gross margin losses in the Florida facilities due to higher commission structures for new service providers. The retail gross margin increased to 63% for fiscal year 2005 over 60% for fiscal year 2004 as a result of management's focus on selling a higher priced assortment of merchandise.

Selling, General and Administrative Expenses

         For fiscal year 2005, SG&A increased to $26.8 million from $15.7 million in fiscal year 2004, an increase of 67%. This increase is due primarily to us having a full year of expenses for fiscal year 2005 for acquired businesses coupled with the addition of several senior management level officers. While this expense is high as a percentage of sales at 81%, we believe this level of spending is necessary to develop and implement our business plan. In addition, we incurred expenses associated with the development of a new product line called Cosmedicine, which is expected to be launched in February 2006.

         For fiscal year 2005, SG&A expenses are represented as payroll, 33%; professional fees, 16%; rent and occupancy, 15%; insurance, 8%; advertising 4.7% with the remainder of expenses representing leases, travel and entertainment, office expenses and other expenses incurred in the normal course of business.

Depreciation and amortization expense

         For fiscal years 2005 and 2004, depreciation and amortization expense was $3.7 million and $1.7 million, respectively. This increase is due primarily to a full year of depreciation on acquired assets in fiscal year 2005 as opposed to the partial year in fiscal year 2004. In addition, a full year of amortization expense in fiscal year 2005 is associated with the Johns Hopkins trademark agreement.

Operating Loss

         The operating loss for the Company for fiscal years 2005 and 2004 was $14.1 million and $11.7 million, respectively. The operating loss increased primarily as higher gross profit was offset by significantly higher SG&A expenses.

Interest expense, net

         Interest expense increased to $4.0 million for the fiscal year ended June 30, 2005 from $2.2 million for the fiscal year ended June 30, 2004, an increase of $1.8 million. This increase was due primarily to a full year of interest expense on the Technology Investment Capital Corp. ("TICC") note versus only two months for fiscal year 2004.

Dividends on Preferred Stock

         Dividends on Preferred Stock were $1.4 million and $.5 million for fiscal years 2005 and 2004, respectively, an increase of 187%. The increase was primarily due to a full year of dividends payable on AAI's series D preferred stock in fiscal year 2005, compared to only three months that the series D preferred stock were outstanding during fiscal year 2004.

Fiscal year 2004 compared fiscal year 2003

Net Revenues

         Net Revenues were $13.3 million for the fiscal year 2004 versus $0.0 for fiscal year 2003 since AAI began operations on June 29, 2003 when it acquired the Dischino Corporation.

Cost of Revenue

         Cost of Revenue was $7.6 million versus $0.0 for the fiscal years ended June 30, 2004 and June 30, 2003, respectively, due to AAI not having acquired an operating company until June 29, 2003.

Gross Margin

         The Gross Margin was $5.7 million for fiscal year 2004 versus $0.0 for fiscal year 2003 due to AAI not having acquired an operating company until June 29, 2003.

Selling, general and administrative expenses

         SG&A expenses were $15.7 million for fiscal year 2004 versus $5.0 million for fiscal year 2003. Fiscal year 2003 SG&A expenses were comprised primarily of expenses incurred in connection with market research used to formulate our business strategy. Expenses incurred in fiscal year 2004 were primarily for the operation of acquired facilities coupled with executive management.

Depreciation and Amortization

         Depreciation and Amortization expense was $1.7 million for fiscal year 2004 versus $0.0 for the fiscal year 2003 due primarily to the depreciation in fiscal year 2004 of physical assets which were acquired as businesses were acquired coupled with the depreciation associated with asset additions which were put into service during the year.

Operating loss

         The operating loss was $11.7 million for fiscal year 2004 versus $5.0 million for fiscal year 2003. The increase in the operating loss was due to significantly higher selling general and administrative expense for fiscal year 2004.

Interest Expense

         Interest expense was $2.2 million for fiscal year 2004 versus $0.0 for fiscal year 2003 due to debt only having been outstanding for one day in fiscal year 2003 coupled with incremental debt which incurred during fiscal year 2004 to finance acquisitions.

Dividends on Preferred Stock

         Dividends on Preferred Stock were $.5 million and $0.0 million for fiscal years 2005 and 2004, respectively. The increase was primarily due to dividends payable on AAI's series D preferred stock in fiscal year 2004.

Seasonality

         Our operations have historically been seasonal, with higher revenues generally occurring in the first half of our fiscal year (July through December) as a result of increased demand for our services and products during the holiday season from the end of November through the end of December. Further we have historically discounted our products during the month of August which has further skewed revenues into the first half of the fiscal year.

Financial Condition, Liquidity and Capital Resources

         Net cash used for operating activities was $3.6 million and $3.5 million for the quarters ended October 1, 2005 and September 30, 2004, respectively and $11.0 million, $7.5 million, and $5.0 million for fiscal years 2005, 2004 and 2003, respectively. This deterioration of cash flows in fiscal year 2005 versus fiscal year 2004 resulted primarily from a larger net deficit, which was partially offset by higher depreciation and amortization. Also, accounts payable increased by $1.7 million during the quarter ended October 1, 2005 verses $0.1 million during the quarter ended September 30, 2004 and increased by $2.7 million in fiscal year 2005 versus fiscal year 2004 as we paid vendors on longer terms due to our low cash position. Deferred revenue declined $1.1 million in fiscal year 2005 versus fiscal year 2004 as our customers redeemed more gift and preferred cards than they purchased. Accrued expenses increased by $1.8 million in fiscal 2005 versus fiscal 20004 primarily as a result of higher accrued professional fees. Net cash used in operating activities increased in the fiscal year 2004 versus the fiscal year 2003 as a result of a higher net loss which was partially offset by higher depreciation and amortization and accrued expenses.

         Net cash used in investing activities was $1.0 million for each of the quarters ended October 1, 2005 and September 30, 2004, and $1.2 million, $15.0 million and $1.1 million for fiscal years 2005, 2004 and 2003, respectively. The decrease in cash used in investing activities for fiscal year 2005 versus fiscal year 2004 was primarily due to the acquisition of four companies in fiscal year 2004 versus no acquisitions in fiscal year 2005 coupled with significantly lower capital spending in fiscal year 2005. Also, in fiscal year 2004, we completed the renovation of the West Palm Beach facility.

         Cash flows provided by financing activities were $13.5 million and $1.4 million for the quarters ended October 1, 2005 and September 30, 2004, respectively and $5.7 million, $26.6 million, and $8.7 million for fiscal years 2005, 2004 and 2003, respectively. For the quarter ended October 1, 2005, cash flows from investing activities were primarily the result of the issuance of Series F and G preferred stock. Fiscal year 2005 cash flows from investing activities were provided primarily from Sephora in that we received a performance deposit of $5.0 million. Fiscal year 2004 cash flows from investing activities were provided primarily from the proceeds of long term debt from L Capital and TICC of $22.9 million; the issuance of $8.2 million of AAI's series D preferred stock, which was partially offset by cash which was placed in a restricted escrow account for TICC interest of $2.7 million; and the redemption of $0.9 million of AAI's Series B preferred stock. Cash flows provided by financing activities in fiscal year 2003 were primarily the issuance of long term debt to Kidd & Company coupled with the issuance of preferred and common stock.

         We obtained compliance waivers from TICC for all covenant tests required for the year ended June 30, 2005 and the quarter ended October 1, 2005. Further, new covenants were established for the next four fiscal quarters which we believe to be achievable.

Future liquidity and Capital Needs.

         Our principal future uses of funds are for debt service, working capital requirements, and capital spending to execute our strategy. It is expected that our net losses will continue at least through the end of fiscal 2006. In addition, we expect to spend approximately $11 million on capital spending as we refurbish our facilities, develop an information technology infrastructure, and develop our proprietary diagnostics products.

         In July of 2005 AAI raised $5.0 million in gross proceeds in the form of series F convertible preferred stock. This transaction was completed through a private placement of equity. In September 2005, AAI raised an additional $10.8 million in gross proceeds in the form of series G convertible preferred stock. This financing was also completed through a private placement of equity. In September 2005, AAI raised an additional $15 million in gross proceeds that is currently in escrow. The funds will be released from escrow for the purchase of our preferred stock upon the completion of a transaction documents acceptable to the investors.

         There is no assurance that the recent financings will be sufficient to fund operations until sales and profitability improve to the point that we are to operate from internally generated cash flows. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue as a going concern.

         As of October 1, 2005, our contractual obligations were as follows (in thousands of dollars):


                                                                          Payments Due by Period
-----------------------------------------------------------------------------------------------------------------------------
Contractual Obligations          Total          Less than 1 Year       1-3 Years          3-5 Years       More than 5 Years
-----------------------------------------------------------------------------------------------------------------------------
Operating leases             21,078,164           3,243,448           8,245,489          7,358,468           2,230,759
Capitalized leases              141,330              68,900              72,430                  -                   -
Long-term debt               20,841,163           3,029,885           5,704,612         12,106,667                   -
Consulting obligation           185,000             185,000                   -                  -                   -
-----------------------------------------------------------------------------------------------------------------------------
Totals                       42,245,657           6,527,232          14,022,531         19,465,135           2,230,759
-----------------------------------------------------------------------------------------------------------------------------

Off Balance Sheet Arrangements

         We did not have any off balance sheet arrangements during fiscal years 2005 and 2004.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

Market risk represents the risk of loss that may impact our consolidated financial position, results of operations or cash flows. We are exposed to market risk associated with changes in interest rates. Our cash resources earned interest at variable rates and, therefore, our return on these funds is affected by fluctuations in interest rates. There have been no changes in interest rates that would have a material impact on our consolidated financial position, results of operations or cash flows for the year ended June 30, 2006.

                                   PROPERTIES

Corporate Headquarters

         Our corporate headquarters are located in leased premises at 501 Madison Avenue, Suite 407, New York, New York 10022. We plan to relocate our corporate headquarters to Norwalk, Connecticut in the near future.

Integrated Flagships

         Our two Integrated Flagships in West Palm Beach and Palm Beach Gardens were formed by acquiring two leading spa/salons in 2003, and integrating SkinState diagnostics, medical and Aesthetic Concierge capabilities into the physical footprint and business flow.

         Upon AAI's formation, we focused significant efforts on re-crafting our retail space and operations, installing experienced management and overhauling purchasing, training, merchandising and commission structure.

Other Locations

         Our ten other facilities include one spa/salon in Boca Raton and nine Georgette Klinger properties; these ten locations have not yet been re-launched with our integrated offering.

Georgette Klinger

         The Georgette  Klinger  properties  were acquired by us in May 2004. To date, changes since their acquisition have been limited to installing experienced unit-managers where needed and overhauling the retail training, merchandising and commission structure. Management expects Georgette Klinger locations to form the platform for the launch of future Integrated Flagships in New York, Beverly Hills and Washington DC and Stand-Alone Boutiques in Costa Mesa, Manhasset, Short Hills, Dallas and Chicago

Boca Raton

         The Boca Raton spa/salon was acquired by us in late 2003. Changes to date have been limited to installing experienced unit-managers where needed and overhauling the retail training, merchandising and commission structure. This facility is expected to be converted into an Integrated Flagship by late 2005.

         The following chart summarizes the relevant data regarding each of our facilities:

--------------------------------------------------------------------------------------------------------------------------------
City                                    Address                Facility Size     Lease Expiration Date      Annual Base Rent
                                                                  (sq/ft)
--------------------------------------------------------------------------------------------------------------------------------
Costa Mesa                  Southcoast Plaza Retail Center           3,300             1/31/2007                $103,455
(Spa Facility)              Suite 2600
                            Costa Mesa, CA
--------------------------------------------------------------------------------------------------------------------------------

Beverly Hills               131 South Rodeo Drive,                   6,580             9/30/2015                $400,000
(Spa Facility)              Beverly Hills, CA

--------------------------------------------------------------------------------------------------------------------------------


                                      -41-

Dallas                      Inwood Village Shopping Center           6,856             5/30/2006                $150,832
(Spa Facility)              5560 West Lovers Lane
                            Suites 250 & 252,
                            Dallas TX
--------------------------------------------------------------------------------------------------------------------------------
Millburn                    The Mall at Short Hills                  3,600             11/30/2008               $106,161
(Spa Facility)
                            Store # A139
                            Millburn, NJ
--------------------------------------------------------------------------------------------------------------------------------
Manhasset                   1950 Northern Blvd.                      6,313             2/27/2007                $473,475
(Spa Facility)              Space A-2
                            Manhasset, NY
--------------------------------------------------------------------------------------------------------------------------------
Chicago                     Water Tower Place                        4,779             12/31/2012               $215,055
(Spa Facility)              Space No. 4035
                            845 North Michigan Avenue
                            Chicago, IL
--------------------------------------------------------------------------------------------------------------------------------
Washington                  Chevy Chase Pavillion                    5,551             3/31/2021                $300,000
(Spa Facility)              Space No. 4035
                            5335 Wisconsin Ave. N.W.
                            Washington DC
--------------------------------------------------------------------------------------------------------------------------------
Palm Beach                  The Esplande                             2,739             5/31/2010                 $92,907
(Spa Facility)              Store No. 211
                            150 Worth Ave.
                            Palm Beach, FL
--------------------------------------------------------------------------------------------------------------------------------
Hasbrouck Heights           Hasbrouck Seventeen                      2,400             2/28/2008                 $44,070
(Office)                    500 Route 17, Suite 307
                            Hasbrouck Heights, NJ
--------------------------------------------------------------------------------------------------------------------------------
Palm Beach Gardens          5530-5540 PGA Blvd.                     11,000              3/7/2008                $186,956
(Spa Facility)              Suite 200
                            Palm Beach Gardens, FL
--------------------------------------------------------------------------------------------------------------------------------
West Palm Beach             2511 South Dixie Highway                11,000             6/30/2008                $242,000
(Spa Facility)              West Palm Beach, FL
--------------------------------------------------------------------------------------------------------------------------------
Boca Raton                  Building H                                 800             1/30/2008                $331,680
(Spa Facility)              6853 S.W. 18th Street
                            Boca Raton, FL
--------------------------------------------------------------------------------------------------------------------------------
Boca Raton                  Building H                              10,800             1/31/2008                $191,875
(Spa Facility)              6877 S.W. 18th Street
                            Boca Raton, FL
--------------------------------------------------------------------------------------------------------------------------------
New York (Spa)              501 Madison Ave.                        13,800             4/30/2013                $750,000
                            New York, NY
--------------------------------------------------------------------------------------------------------------------------------
New York (Corporate         501 Madison Ave.                         3,800             4/30/2013                $152,000
Headquarters)               New York, NY
--------------------------------------------------------------------------------------------------------------------------------
Connecticut                 Building 501                            13,340            12/31/2010                $226,780
(New Corporate              Merritt 7 Corporate Park
Headquarters) Norwalk, CT
--------------------------------------------------------------------------------------------------------------------------------

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's equity securities immediately before and after the closing of the Share Exchange Agreement by:

         o each securityholder known by the Company to be the beneficial owner of more than 5% of the Company's outstanding securities prior to and immediately after the closing of the Share Exchange Agreement and assuming the closing of the North Sound Financing;

         o each director of the Company following the closing of the Share Exchange Agreement;

         o each of the named executive officers of the Company listed in the table under the caption "Executive Compensation";

         o        all former directors and executive officers as a group; and

         o all directors and executive officers as a group following the closing of the Share Exchange Agreement.

         Unless otherwise specified, the address of each of the persons set forth below is in care of Advanced Aesthetics, Inc., 501 Madison Avenue, Suite 407, New York, New York 10022.

         Beneficial ownership is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. For purposes of this table: (i) shares subject to stock options, warrants or convertible securities are considered beneficially owned only to the extent currently exercisable or exercisable within 60 days after December 20, 2005, (ii) the outstanding warrants to purchase capital stock of the Company, the outstanding shares of Series B Preferred Stock, the outstanding shares of Series C Preferred Stock and the outstanding shares of Series D Preferred Stock are deemed exercisable within 60 days after December 20, 2005 and (iii) the outstanding shares of Series B Preferred Stock are deemed to be outstanding for the purpose of computing the percentage of the underlying shares of Common Stock by any other person.


                                         Before Closing of the Share Exchange           After Closing of the Share Exchange
                                           Agreement and Series D Preferred               Agreement and Series D Preferred
                                                     Financing (1)                                  Financing (2)
                                        ----------------------------------------       --------------------------------------
                                        Amount and Nature
Name and Address of Beneficial           of Beneficial               Percent of        Amount and Nature         Percent of
        Owner                              Ownership               Common Stock       Beneficial Ownership     Common Stock
------------------------------         -------------------         ------------       --------------------     -------------
Alan Gelband                             9,942,860 (3)                 66.4%              9,942,860 (3)              1.90%
c/o TrueYou.Com, Inc.
750 Third Avenue, Suite 600
New York, NY 10017

Mark Bieler                              1,200,000 (4)                  8.0%              1,200,000 (4)                 *
2 Black Walnut Road
Scarsdale, NY 10583

Eric Ryan                                  846,567                     5.65%                846,567                     *
7 Whitman Drive
Chatham, NJ  07928

Seapine Investments, LLC                         0                        0%             91,075,998 (5)(6)          30.92%
c/o Kidd & Company, LLC
10 Glenville Street
Greenwich, CT 06831

Kidd & Company, LLC                              0                        0%             38,473,906 (6)(7)          13.06%
10 Glenville Street
Greenwich, CT 06831

L Capital                                        0                        0%            113,226,643 (8)             38.45%
c/o L Capital Management SAS
22, avenue Montaigne
75008 Paris
France

Affiliates of Pequot Capital                     0                        0%             83,222,945 (9)             22.00%
500 Nayala Farm Road
Westport, CT  06880

Andrew Lipman                                    0                        0%              6,910,365 (6) (11)         2.30%

Richard Rakowski                                 0                        0%              2,074,149 (6) (12)            *

Stephen Coltrin                                  0                        0%                          0                 0%

Daniel Piette (13)                               0                        0%            113,226,643                 38.45%
c/o L Capital Management SAS
22, avenue Montaigne
75008 Paris
France

Philippe Franchet (14)                           0                        0%            113,226,643                 38.45%
c/o L Capital Management SAS
22, avenue Montaigne
75008 Paris
France

John Higgins                                     0                        0%                      0                     0%

Jane Terker                                      0                        0%                      0                     0%

                                                 0                        0%                      0                     0%
Susan Riley

                                                 0                        0%                      0                     0%
Carolyn Aversano

                                        11,142,860                     74.4%              122,211,157               41.50%
Directors and Officers
as a Group (15)

--------------------
*        Less than 1%

(1) Based on 12,970,518 shares of the Company's Common Stock and 2,000 shares of the Company's Series A Preferred Stock, which are convertible into 2,000,000 shares the Company's Common Stock, issued and outstanding on December 7, 2005.

(2) Assumes the closing of the Share Exchange Agreement on December 20, 2005 and closing of the Series D Preferred Financing. Based on 14,970,518 shares of the Company's Common Stock, 27,926.4689 shares of the Company's Series B Preferred Stock, which are convertible into 279,264,689 shares of the Company's Common Stock, 8,452.0222 shares of the Company's Series C Preferred Stock, which are convertible into 84,520,222 shares of the Company's Common Stock and 1,530 shares of the Company's Series D Preferred Stock, which are convertible into 79,827,987 shares of the Company's Common Stock.

(3) Based on a Schedule 13D filed by Mr. Gelband on April 26, 2005, consists of (i) 6,400,200 shares of the Company's Common Stock held directly by Mr. Gelband, (ii) 20,000 shares of the Company's Common Stock held by Mr. Gelband in trust for his son Aaron Gelband, (iii) 20,000 shares of the Company's Common Stock held in trust for his son Alex Gelband, (iv) 1,000 shares of the Series A Preferred Stock, which are convertible into 1,000,000 shares of the Company's Common Stock and
         (v) 2,502,660 shares of the Company's Common Stock owned by Alan Gelband Company Defined Contribution Pension Plan and Trust of which Alan Gelband is the beneficiary.

(4) Consists of (i) 200,000 shares of the Company's Common Stock issued and outstanding and (ii) 1,000 shares of the Company's Series A Preferred Stock, which are convertible into 1,000,000 shares of the Company's Common Stock.

(5) Consists of (i) 8,784.6111 shares of the Company's Series B Preferred Stock issued and outstanding, which are convertible into 87,846,111 shares of the Company's Common Stock, and (ii) 322.9887 shares of the Company's Series B Preferred Stock into which a warrant is currently exercisable. Carla Kidd, as the sole Manager of Seapine Investments, LLC, has voting power with respect to these shares. Carla Kidd and William J. Kidd, her spouse, are the owners of Kidd & Company, LLC ("KCO"). Does not include (i) shares of the Company's Series B Preferred Stock held in trusts for the benefit of the children of Carla and William Kidd and (ii) shares of the Company's Series B Preferred Stock beneficially owned by Richard Rakowski and Andrew Lipman who are principals of KCO and directors and officers of AAI. Includes shares of the Company's Series B Preferred Stock held of record by Seapine, which are subject to purchase by Mr. Rakowski, Mr. Lipman and other affiliates of KCO based upon the occurrence of certain contingent events.

(6) Some of the shares of the Company's Series B Preferred Stock beneficially owned by the securityholder will be subject to certain rights in favor of L Capital, pursuant to an Amended and Restated Share Transfer Agreement among the Company, L Capital and certain other securityholders signatory thereto to be entered into at the closing of the Share Purchase Agreement.

(7) Consists of 3,847.3906 shares of the Company's Series B Preferred Stock issued and outstanding, which are convertible into 38,473,906 shares of the Company's Common Stock.

(8) Consists of 11,322.6643 shares of the Company's Series B Preferred Stock issued and outstanding, which are convertible into 113,226,643 shares of the Company's Common Stock.

(9) Consists of (i) 6,443.9890 shares of the Company's Series C Preferred Stock issued and outstanding, which are convertible into 64,439,890 shares of the Company's Common Stock, and (ii) 1,878.3056 shares of the Company's Series C Preferred Stock into which warrants are concurrently exercisable.

(10) Consists of (i) 7,826.2732 shares of the Company's Series D Preferred Stock issued and outstanding, which are convertible into 78,262,732 shares of the Company's Common Stock, and (ii) 2,347.882 shares of the Company's Series B Preferred Stock into which a warrant is currently exercisable.

(11) Consists of (i) 597.5113 shares of the Company's Series B Preferred Stock owned by the Lipman Family Limited Partnership, which are convertible into 5,975,113 shares of the Company's Common Stock, (ii)
         69.0191 shares of the Company's Series B Preferred Stock owned by Andrew Lipman, which are convertible into 690,191 shares of the Company's Common Stock, and (iii) 24.506 shares of the Company's Series B Preferred Stock into which a warrant is currently exercisable. Does not include shares of the Company's Series B Preferred Stock, which Mr. Lipman has the right to purchase from Seapine Investments based upon the occurrence of certain contingent events.

(12) Consists of (i) 200.059 shares of the Company's Series B Preferred Stock issued and outstanding, which are convertible into 2,000,590 shares of the Company's Common Stock, and (ii) 7.3559 shares of the Company's Series B Preferred Stock into which a warrant is currently exercisable. Does not include shares of the Company's Series B Preferred Stock which Mr. Rakowski has the right to purchase from Seapine based upon the occurrence of certain contingent events relating to the Company.

(13) Mr. Piette, an executive of L Capital, may be deemed to beneficially own the shares of the Company's Series B Preferred Stock owned by L Capital.

(14) Mr. Franchet, an executive of L Capital, may be deemed to beneficially own the shares of the Company's Series B Preferred Stock owned by L Capital.

(15) Consists of 2 persons prior to the closing of the Share Exchange Agreement and 9 persons thereafter.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names and ages of each of our executive officers and directors as of December 20, 2005.

Name                         Age      Position
----                         ---      --------

Richard Rakowski             53       Chairman, Chief Executive Officer

John Higgins                 45       President and Director

Jane Terker                  52       Executive Vice President, Chief Marketing
                                      Officer and Director

Susan Riley                  47       Executive Vice President and Chief
                                      Financial Officer

Carolyn Aversano             36       Executive Vice President of Marketing,
                                      Merchandising and Education

Andrew D. Lipman             38       Director

Stephen Coltrin              59       Director

Daniel Piette                59       Director

Philippe Franchet            39       Director


Richard Rakowski - Chairman and Chief Executive Officer

         Richard Rakowski has been Chairman and Chief Executive Officer of AAI since its formation in July 2003. He is also a Principal of Kidd & Company, LLC ("KCO") since March 2002. Prior to joining KCO as a principal in March 2002, Richard Rakowski's diverse 26-year career spanned manufacturing, consulting, business development, marketing, entrepreneurship and the Presidency of American Healthways, Inc. (NASDAQ: AMHC) from June 2001 to March 2002. From 1992 until 2001, Mr. Rakowski was a founder of New Paradigm Ventures, a consulting and investment firm in the health-care and food industry market. He was also a partner at Marketing Corporation of America. Mr. Rakowski's background also includes process control consulting work for Fortune 500 Companies in the U.S. and abroad. He holds a BA from City University of New York.

John Higgins - President

         John Higgins is a seasoned operating executive with over 20 years of professional experience. Prior to joining AAI in January 2001, Mr. Higgins was from April 2001 to January 2005 first the Chief Operating Officer and then the Chief Executive Officer of Spencer Trask & Co., a venture capital firm. At Spencer Trask he was responsible for the operating performance of the firm, with an emphasis on the due diligence process for potential investments as well as the creation and implementation of strategic initiatives for the portfolio companies. Additionally, Mr. Higgins has held several senior operating positions including Chief Executive Officer of Priceline Perfect Yardsale from January 2000 to March 2001, Chief Operating Officer for the international division of the Home Shopping Network, and Executive Vice President of Customer Services for Victoria's Secret Catalogue. Earlier in his career, Mr. Higgins held various sales and operating roles at Northwest Airlines, Chase Manhattan Bank, Dreyfus Service Corporation, and the Bank of New York.

Jane Terker - Executive Vice President, Chief Marketing Officer and Director

         Jane Terker has over 30 years experience as a management executive and business builder. Immediately prior to joining the Company, Ms. Terker co-founded and served from December 2001 to July 2004 as President and Chief Operating Officer of Cradle Holdings, Inc., a company created to acquire and reposition prestige beauty brands for maximum growth and profitability. From May 1992 to March 1998 Ms. Terker also founded, developed and served as President of the Donna Karan Beauty Company. Ms. Terker also founded and ran JTP Associates from March 1998 to November 2001, which was a product consulting company with clients including J Crew, MD Skincare, Linda Cantello Beauty, CCSI inshop.com and Kiss My Face. Earlier in her career, Ms. Terker held various marketing and retail executive roles at Esmark, L'Oreal and Glemby International. She holds a BA, magna cum laude, from New York University and also attended Columbia University's Executive Education Program.

Susan Riley - Chief Financial Officer

         Susan Riley joined AAI in July 2005. She has over 20 years of experience as a finance and management executive. Prior to joining AAI, Ms. Riley was the Chief Financial Officer and Senior Vice President of Abercrombie and Fitch from February 2004 to April 2005. Prior thereto, Ms. Riley held the position of Chief Financial Officer at The Mount Sinai Medical Center in New York from August 2002 to November 2003. She was Vice President and Treasurer of Colgate Palmolive from January 2001 to August 2002 and Senior Vice President and Chief Financial Officer of The Dial Corporation from August 1997 to August 2000. Ms. Riley holds a BS from Rochester Institute of Technology and an MBA from Pace University and is a Certified Public Accountant.

Carolyn Aversano - Executive Vice President of Marketing, Merchandising and Education

         Carolyn Aversano joined AAI in June 2005. Prior to joining AAI, Ms. Aversano worked for Sephora as a Strategic Development Consultant from July 2004 to June 2005. From July 1999 to April 2003, Ms. Aversano was a member of the startup team for beauty retailer Gloss.com, which was acquired by the Estee Lauder Companies in 2000. At Estee Lauder Companies she oversaw the e-commerce businesses of the various Lauder Companies' brands including Estee Lauder, Origins, Prescriptives, Stila, La Mer, Jo Malone and Kate Spade. Ms. Aversano holds a BS degree in marketing from New York University.

Andrew D. Lipman - Director

         Andrew Lipman was Vice President and one of the founding principals of KCO. Prior to co-founding KCO in 1996, Mr. Lipman served as a Vice President of the firm's predecessor, Kidd, Kamm & Company. Earlier in his career, Mr. Lipman was a management and strategic consultant with The George Group and Andersen Consulting. He holds a BS in Electrical Engineering from Union College.

Stephen Coltrin - Director

         Stephen Coltrin founded Coltrin & Associates, Inc. in 1982. In addition to serving as a member of our Board of Directors, Mr. Coltrin also currently serves as a Vice Chairman on the Board of Directors for the International Radio and Television Society Foundation, on the National Advisory Board of America's Freedom Festival at Provo, and on the Advisory and Advancement Council of the Utah State University Journalism & Communication Department. Mr. Coltrin received a BS in psychology from Brigham Young University.

Daniel Piette - Director

         Daniel Piette co-founded L Capital in June 2001 and serves both as the President of L Capital Management and as a member of the Supervisory Committee of the L Capital fund. Additionally, he is a member of Moet Hennessy Louis Vuitton LVMH Group's Executive Committee. He is also co-founder, Chairman and CEO of LV Capital. Mr. Piette joined LVMH in 1990 as Group Executive Vice President. Mr. Piette started his career focus in the fashion luxury sector as the Brand Operating Officer for the DMC Group. Earlier in his career, Mr. Piette held the post of Executive Vice President of Manurhin. He was also a manager at the Bosch Company and a consultant at Arthur D. Little. Mr. Piette graduated from ESSEC in Paris and also holds an MBA from Columbia Business School.

Philippe Franchet - Director

         Philippe Franchet joined L Capital in September 2001 as a director of L Capital Management. Prior to L Capital, Mr. Franchet was from June 2000 until June 2001 the Senior Vice President, leading investments for Europatweb, an Internet investment group formed by Bernard Arnault. Prior to Europatweb, Mr. Franchet was from January 1998 until June 2000 the Head of Private Equity Investments for the Lazard Group's two public investment holding companies, Azeo and Eurafrance (now Eurazeo). While at the Lazard Group, Mr. Franchet and his team invested approximately FF 500 million in over 15 transactions across a variety of sectors in countries including France, the UK, the US and Japan. Earlier in his career, Mr. Franchet was a consultant with McKinsey & Co. and a financial derivatives market trader with Credit Lyonnais. Mr. Franchet holds an MSEE from ENST in Paris and an MBA from Harvard Business School.

Other Key Employees
-------------------

Bruce Alexander  - Senior Vice President of Operations

         Bruce Alexander, age 35, is responsible for the reporting and analysis of all the Company's operating businesses, as well as the leadership of reservations, fulfillment, inventory planning, and information technology. Prior to joining AAI in August 2005, Mr. Alexander served as Managing Director of Strategy, Planning and Analysis at Spencer Trask & Company, a venture capital firm, from January 2000 to August 2005. Mr. Alexander held operating and strategic management positions at Andersen Consulting from September 1998 to January 1999 and Playtex Products, Inc. from January 1999 to January 2000. Bruce received his MBA from Duke University in May 1997 and his BA in Economics from Vanderbilt University in May 1991.

Garry M. Chocky - Vice President of Finance and Controller

         Garry M. Chocky, age 52, has been responsible for overseeing AAI's accounting function since April, 2004. He served as Vice President and Acting Chief Financial Officer from January 2005 until July 2005 when he became Vice President of Finance and Controller. Prior to joining AAI, Mr. Chocky served as the controller of Georgette Klinger from December 2000 until April 2004 when Georgette Klinger was acquired by AAI.

Wade Haddad - Senior Vice President of Real Estate and Legal

         Wade Haddad, age 39, is responsible for overseeing AAI's legal affairs and the site selection, lease negotiation, store design and construction of AAI"s locations since July 2005. Prior to joining AAI, Mr. Haddad worked for Bieri Company, a specialty retail real estate consulting firm, as the Director of Leasing, where he managed real estate strategies on behalf of landlord and tenant clients for Bieri Company from March 2002 to July 2005. From May 1999 to February 2002, Mr. Haddad worked with The Taubman Company, a national developer of regional shopping centers, as a Leasing Agent, where he represented the landlord in lease negotiations with retail tenants on behalf of The Taubman Company. Mr. Haddad holds a BA in Political Economy from Princeton University and a JD, magna cum laude, from the University of Detroit School of Law.

Michael S. Rodriguez - Senior Vice President, Business Development

         Michael Rodriguez, age 37, serves as the Senior Vice President of Business Development of AAI since September 2003. Prior to joining AAI, Mr. Rodriquez founded and ran three business consulting companies in the healthcare and financial service sectors, Three Realms, LLC, Impact Partners, LLC, and Broadband Digital, Inc. from April 2000 to September 2003. From May 1995 to April 2000, Mr. Rodriquez worked with Visa USA where he was employed in senior management roles in operations, marketing, and business development. From June 1991 to May 1995, Mr. Rodriquez worked with GE Capital. Mr. Rodriguez holds a BA in Finance and Economics from Southern Methodist University and is also a graduate of the GE Capital Management Development Program.

Medical Advisory Board
----------------------

         We have a Medical  Advisory Board that includes  leaders in the medical
aesthetics  industry.   In  addition  to  Johns  Hopkins  oversight  of  medical
governance activities, the Medical Advisory Board includes the following:

Dr. Kaveh Alizadeh - Medical Director and Advisor to the Medical Advisory Board

         Dr. Alizadeh is currently a partner and vice president of Long Island Plastic Surgical Group, the largest and oldest continuously running practice in North America. He is also the Vice Chairman of Plastic Surgery and Director of Microsurgery at Winthrop University Hospital, and the curriculum director for the Nassau University Plastic Surgery Residency Program. Prior to joining Long Island Plastic Surgical Group, Dr. Alizadeh pursued a year of training in cancer reconstruction and cosmetic surgery at the Memorial Sloan Kettering Cancer Center in 1999. Between 1993 and 1999, he carried out specialty training in surgery and subspecialty training in

Plastic and Reconstructive Surgery at the University of Chicago Hospitals. Dr. Alizadeh earned his medical degree from Cornell University Medical College.

Dr. Rod Rohrich - Chairman of Medical Advisory Board

         Dr. Rod Rohrich is Professor and Chairman, Department of Plastic Surgery, Crystal Charity Ball Distinguished Chair in Plastic Surgery and Warren and Betty Woodward Chair in Plastic and Reconstructive Surgery at the University of Texas Southwestern Medical Center in Dallas, Texas. Dr. Rohrich earned his medical degree from Baylor College of Medicine in Houston, TX. He completed residences in both General Surgery and Plastic and Reconstructive Surgery at the University of Michigan Medical Center in Ann Arbor, MI. Dr. Rohrich also completed a Fellowship in Hand and Microsurgery at Massachusetts General Hospital in Boston, MA and a Pediatric Fellowship at Oxford University in Oxford, England. Dr. Rohrich is board certified in plastic surgery. He has served as President of the American Society of Plastic Surgery (ASPS) and serves on the Board of Directors of the ASPS, the Plastic Surgery Educational Foundation (PSEF), and the Aesthetic Society Education and Research Foundation (ASERF) and is a past member of Board of Directors of the American Society for Aesthetic Plastic Surgery (ASAPS). He is a member of numerous other professional societies. Dr. Rohrich is the editor-in-chief of Plastic and Reconstructive Surgery, the most prestigious scientific journal in the world in plastic surgery. He is the author or co-author of more than 300 articles, abstracts, books and book chapters and has made more than 1000 presentations nationally and internationally.

Dr. Steven Fagien

         Dr. Steven Fagien is our Florida Medical Director and has a private surgical practice in Ophthalmic Plastic and Reconstructive Surgery/Aesthetic Eyelid Plastic Surgery in Boca Raton, Florida. Dr. Fagien grew up in Florida and attended college and medical school at the University of Florida, where he also completed his internship and residency training. He then completed a fellowship in Ophthalmic Plastic and Reconstructive Surgery at the University of Illinois in Chicago. Dr. Fagien has earned the reputation as one of the foremost experts in his field. "W" and "More" magazines have rated him as one of the best eyelid plastic surgeons in the world. He serves on the medical advisory boards of many of the largest aesthetic-related companies in the industry. He also co-chairs the International Plastic Surgery Education initiative that instructs surgeons worldwide on the latest advances in injectable treatments for facial rejuvenation, including Botox and a host of facial soft tissue augmentation agents.

Dr. Peter Fodor

         Dr. Peter Fodor is Associate Clinical Professor of Plastic Surgery at UCLA Medical Center in Los Angeles. Dr. Fodor graduated from the University of Wisconsin Medical School and completed his residency training at Columbia University in New York before obtaining Board Certification in general surgery, as well as plastic surgery. Dr. Fodor served as President of the Lipoplasty Society of North America and is on the Board of Directors of the American Society of Plastic Surgeons and the Plastic Surgery Educational Foundation. Currently, he is President-Elect of The American Society for Aesthetic Plastic Surgery. He has been distinguished by "W" Magazine as "Best in the World" in body sculpting, as well as named to the "Best Physicians" list in "Town & Country," and "Los Angeles" magazines.

Dr. Victor Martel

         Dr. Victor Martel has a private cosmetic dental practice in Palm Beach and is an instructor for Aesthetic Advantage Advanced Continuum and a lecturer for Clinical Aesthetic Dentistry on the subject of halitosis treatment. Dr. Martel obtained his dental degree at the University of Medicine and Dentistry of New Jersey. Dr. Martel serves on the Board of Directors for the Atlantic Coast Dental Research Clinic and is a founding member of the Florida Chapter of the Academy of Cosmetic Dentistry.

Dr. Mark Rubin

         Dr. Mark Rubin is a board certified dermatologist. He is an assistant clinical professor of dermatology at the University of California, San Diego. In addition, he has a cosmetic dermatology practice at the Lasky Skin Center in Beverly Hills, California. Dr. Rubin is the author of a textbook on chemical peeling, and has written numerous book chapters and articles on skin rejuvenation, chemical peeling and laser therapy. He has trained physicians in over 10 countries in his techniques for skin rejuvenation. He is involved in clinical trials of multiple new products and technologies. Dr. Rubin also serves on the advisory boards of several skin care, pharmaceutical and medical device companies.

Board of Directors

         Our directors are elected annually by our stockholders. They serve until the next annual meeting of our stockholders or until their successors have been duly elected and qualified or until their earlier resignation or removal.

         We have adopted a code of conduct that applies to all of our directors, officers (including our Chief Executive Officer and Chief Financial Officer) and employees.

         We presently do not have an audit committee, compensation committee or nominating committee. We do not have an audit committee charter or a charter governing the nominating process as our management believes that until this point it has been premature at the early stage of our management and business development to form an audit, compensation or nominating committee. However, a new management plans to form an audit, compensation and nominating committee in the near future. Until these committees are established, these decisions will continue to be made by the Board of Directors. Although the Board of Directors has not established any minimum qualifications for director candidates, when considering potential director candidates, the Board considers the candidate's character, judgment, skills and experience in the context of the needs of the Company and the Board of Directors.

Director Compensation

         All directors are reimbursed for out-of-pocket expenses in connection with attendance at meetings of the Board of Directors.

Executive Compensation

         The following table sets forth all cash compensation earned in the most recent three years by our Chief Executive Officer and each of our other four most highly compensated executive officers during the past fiscal year (the "Named Executive Officers"). The compensation arrangements for each of these officers that are currently in effect are described under the caption "Employment Arrangements" below.

                                                                Annual Compensation          Long-Term Compensation
                                                                -------------------          ----------------------
                                                                                               No. of Common Stock
                                                                                               Underlying Options
Name and
Principal Position                              Year          Salary          Bonus          TrueYou        AAI (1)
------------------                              ----          ------          -----          -------        -------
 Richard Rakowski                               2005          199,583            --             --             --
    Chairman of the Board and Chief             2004          373,846            --             --             --
    Executive Officer                           2003               --            --             --             --

 Jane Terker
    Executive Vice President and Chief          2005         $216,345            --             --        150,000
    Marketing Officer                           2004              N/A           N/A            N/A            N/A
                                                2003              N/A           N/A            N/A            N/A
 John Higgins
    President                                   2005         $105,769       $75,000             --             --
                                                2004              N/A           N/A            N/A            N/A
                                                2003              N/A           N/A            N/A            N/A
 Dave Jordan
    Former Chief Financial Officer              2005         $144,500         8,000             --             --
                                                2004          200,000        42,313            N/A            N/A
                                                2003              N/A           N/A            N/A            N/A
 Joseph Crace
    Former President                            2005          $57,115            --             --             --
                                                2004         $247,184      $143,125            N/A            N/A
                                                2003              N/A           N/A            N/A            N/A

(1)      Shares subject to options granted under AAI 2003 Stock Option Plan.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

         AAI entered into an Employment Agreement with Jane Terker, effective January 1, 2005, pursuant to which AAI employed Ms. Terker as the President of our Cosmedicine division. AAI agreed to pay Ms. Terker a base salary of $450,000 per year. In addition, AAI agreed to pay Ms. Terker bonuses in the aggregate maximum amount of $550,000 based on achieving certain performance measures. AAI also granted Ms. Terker an option to purchase 150,000 shares of AAI's common stock at an exercise price of $4.00 per share, vesting over a period of four years. AAI also agreed that based on the EBITDA contributed by the sale of the Cosmedicine products, it will grant Ms. Terker additional options to purchase up to 160,000 shares of AAI's common stock. If Ms. Terker is terminated without "cause", or if Ms. Terker terminates the agreement for "good reason" (each as defined in the agreement) we will be required to pay Ms. Terker her accrued and unpaid base salary plus six months' salary. In addition, a portion of her unvested options will vest.

         On January 9, 2005 AAI entered into a letter agreement with John Higgins, pursuant to which Mr. Higgins agreed to serve as AAI's President and a member of our Board of Directors commencing on January 17, 2005. Pursuant to the agreement, Mr. Higgins is paid a base salary of $250,000 per year and will be eligible for a bonus of up to 60% of his base salary. AAI also agreed to grant Mr. Higgins an option to purchase 300,000 shares of its Common Stock vesting over a three year period. If Mr. Higgins' employment is terminated other than for "cause" within the first year of his employment he will be entitled to 6 months of severance; thereafter, he will be entitled to 9 months of severance.

         On June 1, 2005 AAI entered into a letter agreement with Carolyn Aversano, pursuant to which Ms. Aversano agreed to serve as its Executive Vice President of Marketing, Merchandising and Education commencing on June 20, 2005. Pursuant to the agreement, Ms. Aversano is paid a base salary of $200,000 per year and will be eligible for a bonus of up to 30% of her base salary. AAI also agreed to grant Ms. Aversano an option to purchase 50,000 shares of its common stock vesting over a three year period.

         On June 16, 2005 AAI entered into a letter agreement with Susan Riley, pursuant to which Ms. Riley agreed to serve as its Executive Vice President and Chief Financial Officer commencing on July 3, 2005. Pursuant to the agreement, Ms. Riley is paid a base salary of $325,000 per year and will be eligible for a bonus of up to 60% of her base salary. AAI also agreed to grant Ms. Riley an option to purchase 250,000 shares of its common stock vesting over a three year period. If Ms. Riley's employment is involuntarily terminated for reasons other than for "cause" after 90 days of her employment, she will be entitled to 6 months of severance. If such termination occurs after 18 months of service, she will be eligible for 9 months of severance.

Option/SAR Grants in Last Fiscal Year

         AAI granted stock options to its executive officers under AAI's 2003 Stock Option Plan. As of December 8, 2005, options to purchase a total of 1,059,600 shares were outstanding under AAI's 2003 Stock Option Plan, and a total of 940,400 shares remained available for grant under AAI's 2003 Stock Option Plan.

         The following table provides information regarding grants of options to purchase shares of AAI common stock under the AAI 2003 Stock Option Plan to the Named Executive Officers in the fiscal year ended June 30, 2005:

                                                    Individual Grants
                               No. of Shares of         % of Total
                                 Common Stock        Options Granted
                              Underlying Options     to Employees in     Exercise                          Grant Date
Name                              Granted (1)          Fiscal Year        Price      Expiration Date   Present Value (1)
----                              -----------          -----------        -----      ---------------   -----------------
Richard Rakowski                        0                   0%             ---                ---                ---
John Higgins                            0                   0%             ---                ---                ---
Jane Terker                       150,000 (2)             8.8%           $4.00    January 9, 2015            $79,843
Susan Riley                             0                   0%             ---                ---                ---


(1) The assumptions used in the models for the grants to Mr. Terker were an expected volatility of 30%, a risk-free rate of return of 4.23%, a dividend yield of 0% and an expected option life of 6 years.

(2)      Shares subject to options granted under AAI's 2003 Stock Option Plan.

Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values

         During the fiscal year ended June 30, 2005, no options were exercised by our named executive officers. The following table sets forth the number of shares of our common stock underlying unexercised stock options granted to each of our Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers at June 30, 2005:


                                                           Number of Shares of             Value of Unexercised
                                                         Common Stock Underlying         In-The-Money Options/SARS
                            Shares                     Unexercised Options/SARs at          at June 30, 2005(1)
                         Acquired on      Value               June 30, 2005                     Exercisable
       Name                Exercise      Realized       Exercisable Unexercisable              Unexercisable
       ----                --------      --------       -------------------------              -------------
Richard Rakowski              0             0               --              --                --             --
John Higgins                  0             0               --              --                --             --
Jane Terker                   0             0          150,000(2)           --                --             --
Susan Riley                   0             0               --              --                --             --

(1) The fair value of each stock option grant was estimated using the Black-Scholes Option Pricing Model assuming a 0% dividend yield, 30% expected volatility, a risk free interest rate of 4.23% and expected life of the options of 6 years.

(2) Shares subject to options granted under AAI's 2003 Stock Option Plan. Employee Benefit Plans

         On July 1, 2003, the shareholders of AAI adopted the Advanced Aesthetics 2003 Stock Option Plan which allows AAI to grant nonqualified stock options to employees, vendors and contractors that have affiliations with the company.

         Under the 2003 Stock Option Plan, the Company is authorized to issue options to acquire 2,000,000 shares of common stock of AAI for a term not to exceed ten years from the date of grant.

         The 2003 Stock Option Plan contains restrictions on transferability, time of exercise, exercise price and on disposition of any shares acquired through exercise of the options. Stock options are granted at not less than fair market value, which is determined as of the grant date utilizing the Black-Scholes Option Pricing Model. The Board of Directors determines the 2003 Stock Option Plan participants and establishes the terms and conditions of each option.

         A  summary  of  the  Company's   share  option   activity  and  related
information for the fiscal year ended June 30, 2005 are as follows:


                                                                     Options outstanding
                                                      ----------------------------------------------------
                                                                                          Weighted Average
                                                        Shares                             Exercise Price
                                                      ----------                          ----------------
Outstanding June 30, 2003                                     -                                  -

Granted                                               1,700,900                                 $4.00
Cancelled                                              (917,000)                                $4.00
Exercised                                                     -                                  -
                                                      ---------                                 -----

Outstanding June 30, 2004                               783,900                                  -

Granted                                                 442,500                                 $4.00
Cancelled                                              (166,800)                                $4.00
Exercised                                                     -                                  -
                                                      ---------                                 -----

Outstanding June 30, 2005                             1,059,600                                  -

Granted                                                       -                                  -
Cancelled                                                     -                                  -
Exercised                                                     -                                  -
                                                      ---------                                 -----

Outstanding June 30, 2005                             1,059,600                                 $4.00

At June 30, 2005, the weighted average exercise prices and remaining contractual lives of stock options are as follows:

                                                     Options outstanding                      Options exercisable
                                      ------------------------------------------------   ------------------------------
                                        Number of     Weighted average
                                         options         remaining          Weighted         Number
                                       outstanding    contractual life      average      exercisable as     Weighted
      Range of exercise prices        as of 6/30/05      (in years)      exercise price    of 6/30/05     average price
                                      -------------      ----------      --------------    ----------     -------------
Stock options issued @$4.00           1,059,600             9.01               $4.00          692,587          $4.00

The stock options issued during the year ended June 30, 2005 vest at a range of 25-50% per year over a period of two to four years. All options granted relate to the stock option plan approved by the shareholders of the Company. The fair value of each stock option grant was estimated using the Black-Scholes Option Pricing Model assuming a 0% dividend yield, 30%-36% expected volatility, a risk free interest rate of 3.56% - 4.61% and expected life of the options of 6 years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except with respect to the Share Exchange Agreement and as set forth below, none of the Company's directors or officers, nor any of the incoming directors or officers, nor any person who beneficially owns, directly or indirectly, 5% of the voting securities of the Company, nor any of the Company's promoters, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction since July 1, 2004 or in any presently proposed transaction which, in either case, has affected, or will materially affect the Company. None of the Company's directors or officers, nor any incoming director or officer is indebted to the Company.

General

         In connection with the formation and capitalization of AAI, KCO advanced an aggregate of approximately $5.9 million to AAI. In addition, affiliates of KCO including Seapine Investments, LLC ("Seapine"), trusts for the benefit of the children of William and Carla Kidd ("Kidd Trusts"), Richard Rakowski and Andrew D. Lipman (collectively "KCO Affiliates"), invested an aggregate of $2 million in AAI and received shares of AAI's series B preferred stock, common stock and warrants to acquire common stock of AAI.

         In November 2003 in connection with the transactions involving AAI and L Capital, KCO received a note from AAI in the sum of $5,905,085 (which represented the amount originally advanced plus interest) and agreed that payment of such note would be based on future performance of AAI. As of December 20, 2005, the $7,346,195.53 outstanding under the KCO note was converted into 2,938,478 AAI common stock, which was subsequently converted into 3,571.1976 shares of our Series B Preferred Stock upon the Closing on December 20, 2005.

         In November 2003, L Capital invested $13,300,000 and received a subordinated convertible promissory note (convertible into 5,966,444 shares of the Common Stock of AAI) and entered into a Securityholders Agreement and Registration Rights Agreement with AAI and KCO. L Capital also entered into a Share Transfer Agreement with the KCO Affiliates and other affiliates of KCO (collectively the "KCO Investors") whereby a portion of the shares of common stock of AAI held by the KCO Investors is subject to a clawback in favor of L Capital if L Capital does not receive an investment rate of return of 25% on its investment in AAI (the "L Capital IRR test"). In addition, certain of the KCO Investors have the right to acquire shares of the common stock of AAI held by Seapine based upon the occurrence of certain contingent events.

         In June 2004 L Capital invested an additional $8.2 million and acquired shares of the Series D Convertible Preferred Stock of AAI (convertible into shares of common stock of AAI) and concurrently entered into an amendment to the Share Transfer Agreement with the KCO Investors which increased the number of shares of the common stock of AAI owned by the KCO Investors that are subject to clawback in favor of L Capital. The subordinated convertible promissory note and the series D convertible preferred stock were converted into AAI common stock, which were subsequently converted into 11,721.7855 shares of our Series B Preferred Stock upon the Closing on December 20, 2005.

         Under the Securityholders Agreement, the parties have agreed on restrictions on the transfer of their securities, rights of first offer, tag-along rights as well as preemptive rights. In addition, the parties agreed to vote their shares for specified nominees as directors of the Company and also provided each other with approval rights for specified transactions of AAI. Under the Securityholders Agreement, the KCO Investors have the right, for a period of 5 years (until November 2008), to cause the sale of AAI provided that a specified investment rate of return for L Capital is met; and if not, after such 5 year period, L Capital has the right to cause the sale of AAI.

         On December 20, 2005, the parties amended the Share Transfer Agreement and the Securityholders Agreement. The amended agreements provide that the KCO Investors and L Capital vote their shares for specified nominees as directors of the Company and for certain approval rights for specified transactions of the Company. On December 20, 2005, L Capital converted its promissory note and its shares of AAI's series D preferred stock into shares of common stock of AAI, which were subsequently converted into 11,322.6643 shares of our Series B Preferred Stock upon the Closing on December 20, 2005. However, all unpaid and accrued interest on the L Capital note and accrued and unpaid dividends on the shares of AAI's series D preferred stock, were not paid or converted but remained as outstanding obligations of the Company. Since the conversion, such obligations have been bearing interest at a rate of 7.5% per annum. To the extent necessary, upon the occurrence of certain events, if the L Capital IRR Test is not met, we might be required to pay a portion or all of such unpaid and accrued interest and dividends to L Capital. The KCO Investors have also agreed with L Capital, the concept that they will not sell any of their shares of the Company's Series B Preferred Stock, until such time as L Capital has realized or deemed to have realized specified amounts for their shares of the Company as set forth in the Amended Securityholders Agreement.

L Capital Consulting Services Agreement

         On November 25, 2003 AAI entered into a Consulting Services Agreement with L Capital pursuant to which L Capital performed and will continue to perform consulting services for AAI. Under the Agreement, we were required to pay L Capital an annual consulting fee, payable in quarterly installments in arrears, equal to the higher of (a) $445,000 and (b) 1% of our gross revenues plus $20,000 for such year. As of December 20, 2005, there are accrued and unpaid consulting fees to L Capital of approximately $877,639.

         On December 20, 2005 we terminated the Consulting Agreement with L Capital and we will pay all accrued and unpaid consulting fees within one year of termination.

KCO Advisory Services Agreement

         On November 25, 2003 AAI entered into an Advisory Services Agreement with KCO pursuant to which KCO performed and will continue to perform advisory services for the Company. Under the Agreement we are required to pay KCO an annual advisory fee, payable in quarterly installments in arrears, equal to the higher of (a) $425,000 and (b) 1% of our gross revenues for such year. As of December 20, 2005, there are accrued and unpaid consulting fees to KCO of approximately $838,194.

         On December 20, 2005 we terminated the Advisory Agreement with KCO and we will pay all accrued and unpaid advisory fees within one year of termination.

Sephora

         Sephora, with whom the Company has a strategic relationship, is a subsidiary of LVMH, SA and L Capital is a private equity fund sponsored by LVMH, SA and, as a result, Sephora and L Capital are affiliates. The Company's decision to enter into a strategic alliance with Sephora was made independent of its relationship with L Capital and all arrangements with Sephora have been negotiated on an arms length basis.

Alan Gelband

         On June 1, 1999 the Company entered into a consulting agreement with Alan Gelband, a director of the Company. Pursuant to the agreement, Mr. Gelband provides the Company with general management services for a fee of $10,000 per month. This agreement terminated on February 28, 2003. In July 2004, Mr. Gelband converted the $415,000 consulting fee due him into 4,150,000 shares of the Company's Common Stock.

         The Company owed The Alan Gelband Company Defined Contribution Pension Plan & Trust an amount of $250,266. This consisted of a $220,000 loan made to the Company on February 14, 2003 and accrued interest through July 2004 of $30,266. In July 2004 the Company converted this debt into 2,502,660 shares of Common Stock.

         During 2004 Alan Gelband individually made three separate loans to the Company. These loans, together with interest accrued thereon, were in the aggregate amount of $5,870 as of July 2004. Alan Gelband converted this debt into 58,700 shares of the Company's Common Stock in July 2004.

         An amount equal to $41,487.00 in consulting fees has been paid to Alan Gelband Company on November 29, 2005 for consulting services provided by Alan Gelband Company prior to the Closing of the Share Exchange Agreement and for the establishment of a reserve to pay down certain accounts payable and other miscellaneous expenses of the Company that accrued prior to the Closing.

         Also in July 2004 Alan Gelband Company Defined Contribution Pension Plan and Trust purchased 1,000 shares of the Company's Series A Preferred Stock. On December 20, 2005, the 1,000 shares of the Series A Preferred Stock was converted into 2,000,000 shares of Common Stock.

         The Company's office, until December 20, 2005 located at 750 Third Avenue, Suite 1600, New York, New York 10017 was provided free of charge by Alan Gelband Co., Inc., an investment banking firm controlled by Mr. Gelband.

                                LEGAL PROCEEDINGS

         The Company is a party to legal proceedings in the ordinary course of its business. Management of the Company does not believe that such legal proceedings would, if adversely determined, materially adversely affect the business or financial condition of the Company.

         To the Company's knowledge, no director, officer or affiliate of the Company, and no owner of record or beneficial owner of more than five percent (5%) of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to the Company or has a material interest adverse to the Company in reference to pending litigation.

               PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

         The Company's Common Stock has been traded under the symbol "TUYU.PK" on the Pink Sheets(R) since September 1, 2005. The table below sets forth the reported high and low closing sale prices of our Common Stock, as reported by the Pink Sheets(R) during the period indicated.

                                                            High         Low
                                                            ----         ---

Year Ending June 30, 2006
First Quarter (September 2005).............................. $0.04      $0.04
Second Quarter (October 2005 through December 20, 2005)..... $0.25      $0.04

         On December 14, 2005, the last reported sale price the Company's Common Stock on the Pink Sheets(R) was $0.25 per share. On December 20, 2005, immediately prior to the consummation of the Share Exchange Agreement, there were approximately 372 record holders of our Common Stock.

         We are authorized to issue 20,000,000 shares of Common Stock, of which 14,970,515 shares are issued and outstanding. We are authorized to issue 1,000,000 shares of preferred stock, par share value $0.001 per share, of which 27,926.4689 shares of Series B Preferred Stock shares are issued and outstanding, and 8,452.0222 shares of Series C Preferred Stock are issued and outstanding and 1,530 shares of Series D Preferred are issued and outstanding.

Dividends

         There have been no cash dividends declared on our Common Stock or Series B Preferred Stock since our company was formed. Dividends at the rate of 4% per annum accrue on our shares of Series C Preferred Stock and Series D Preferred Stock. Dividends are declared at the sole discretion of our board of directors. It is not anticipated that any dividends will be declared for the foreseeable future on our capital stock other than on our Series C Preferred Stock and Series D Preferred Stock.

                     RECENT SALES OF UNREGISTERED SECURITIES

         On February 14, 2003 The Alan Gelband Company Defined Contribution Pension Plan & Trust made a loan of $220,000 to TrueYou with interest at a rate of 10% per annum. As of June 30, 2004 the principal amount of this note with accrued interest was $250,266. This debt was converted into 2,502,660 shares of Common Stock at such time. In issuing such shares of Common Stock, TrueYou relied upon the exemption provided by Section 3(a)(9) of the Securities Act.

         During 2004 Alan Gelband, individually made three separate loans to TrueYou in the aggregate principal amount of $5,254 with interest at 10%. As of June 30, 2004 the aggregate principal amount plus accrued interest due under the three notes was $5,870. Alan Gelband converted this debt into 58,700 shares of Common Stock at such time. In issuing such shares of Common Stock, TrueYou relied upon the exemption provided by Section 3(a)(9) of the Securities Act.

         On July 1, 2004 Alan Gelband Company Defined Contribution Pension Plan and Trust purchased for $50,000 1,000 shares of TrueYou's Series A Preferred Stock convertible into 1,000,000 shares of Common Stock. TrueYou issued these shares in a transaction exempt from the registration requirements of the Securities Act under the exemption provided by Section 4(2) thereof.

         On July 1, 2004 Mark Bieler purchased for $50,000 1,000 shares of TrueYou's Series A Preferred Stock convertible into 1,000,000 shares of Common Stock. TrueYou issued these shares in a transaction exempt from the registration requirements of the Securities Act under the exemption provided by Section 4(2) thereof.

         On December 20, 2005, TrueYou issued to the AAI Securityholders: (i) 27,926.4689 newly issued shares of Series B Preferred Stock, each of which is convertible into 279,264,689 shares of TrueYou's Common Stock, (ii) 8,452.0222 newly issued shares of Series C Preferred Stock, each of which is convertible into 84,520,222 shares of TrueYou's Common Stock, and (iii) newly issued warrants to purchase 3,969.0363 shares of Series B Preferred Stock. The Shares issues to the AAI Security Holders under the terms of the Share Exchange Agreement were issued in a transaction exempt from the registration requirements of the Securities Act under the exemption provided by Section 4(2) thereof.

         On December 20, 2005 we consummated our Series D Preferred Financing, in connection with which we issued 1,530 newly issued shares of Series D
Preferred Stock and New Warrants to purchase 2,394.8396 shares of Series B Preferred Stock. The securities issued in connection with the Series D Preferred Financing were issued in a transaction exempt from the registration requirements of the Securities Act under exemption provided in Section 4(2) thereof.

                          DESCRIPTION OF CAPITAL STOCK

General

         Our certificate of incorporation authorizes 20,000,000 shares of Common Stock, $.001 par value per share, and 1,000,000 shares of Preferred Stock $0.001, par value per share. The following description of capital stock is subject to and qualified by our certificate of incorporation and bylaws, which are included as exhibits to this Current Report on Form 8-K and by the provisions of applicable Delaware law.

Common Stock

         Prior to the closing of the Share Exchange Agreement, we had 12,995,513 shares of Common Stock issued and outstanding. In connection with the closing of the Share Exchange Agreement, 2,000 of our shares of Series A Preferred Stock were converted into 2,000,000 shares of Common Stock. Subsequently, upon the closing of the Share Exchange Agreement on December 20, 2005, we had 14,995,513 shares of Common Stock issued and outstanding.

         The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock are entitled to receive ratably any dividends that may be declared on the Common Stock from time to time by the board of directors in its discretion out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment in full of liabilities and preferential payments, if any, to holders of Preferred Stock. The Common Stock has no preemptive or conversion rights. There are no conversion or redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

         Subject to the approval rights of the holders of currently outstanding shares of Series C Preferred Stock and Series D Preferred Stock, our board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock, par value $0.001 per shares, in one or more series and to fix the designations, powers, preferences, privileges, rights, qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. Our board of directors, without approval of the holders of Common Stock, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. The issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.

Series A Preferred Stock

         Prior to the closing of the Share Exchange Agreement, we had 2,000 shares of Series A Preferred Stock Issued and outstanding, which were converted, in connection with the closing of the Share Exchange Agreement, into 2,000,000 shares of our Common Stock.
Concurrently, there are no shares of Series A Preferred Stock issued and outstanding.

         Dividends. Only dividends that are declared by our Board of Directors shall accrue and be paid with respect to the Series A Preferred Stock.

         Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders of series A Preferred Stock are entitled to receive $50 with respect to each share and upon receipt of such liquidation preference the holders of series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company with respect to the series A Preferred Stock held by them.

         Conversion. The holders of series A Preferred Stock have the right to convert their shares into 1,000 shares of our Common Stock, subject to adjustment for stock split and other events.

         Voting Rights. The series A Preferred Stock votes with the Common Stock on an as converted Common Stock basis.

Series B Convertible Preferred Stock

         General. As of December 20, 2005, following the closing of the Share Exchange Agreement, we had 27,926.4689 shares of Series B Preferred Stock issued and outstanding.

         Dividends. In the event that we declare or pay dividends to the holders of Common Stock, we also have to declare or pay to the holders of the Series B Preferred Stock at the same time, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred Stock had all of the outstanding Series B Preferred Stock been converted immediately prior to the record date for such dividend.

         Liquidation. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after any payments shall be made or any assets shall be distributed to the holders of the Series C Preferred Stock and Series D Preferred Stock, the assets of the Company legally available for distribution shall be distributed ratably to the holders of the Common Stock and the Preferred Stock (other than the Series A Preferred Stock) on an as-converted to Common Stock basis.

         Conversion. Upon the amendment of our Certificate of Incorporation to increase the number of shares of our Common Stock (the "Authorized Shares Increase"), each share of Series B Preferred Stock will convert into 10,000 shares of Common Stock, subject to adjustment for stock split and other events.

         Voting Rights. The Series B Preferred Stock votes with the Common Stock on an as-converted to Common Stock basis.

Series C Convertible Preferred Stock

         General. As of December 20, 2005, following the closing of the Share Exchange Agreement, we had 8,452.0222 shares of Series C Preferred Stock issued and outstanding.

         Dividends. The holders of shares of the Series C Preferred Stock are entitled to receive a dividend of 4% per annum when and if declared by the Company's board of directors, prior to any dividends being paid on the Common Stock of the Company. Upon conversion of any share of Series C Preferred Stock into Common Stock, the holder of the Series C Preferred Stock shall be entitled to receive payment of all accrued and unpaid dividends in the form of such number of additional shares of Common Stock equal to (i) the amount of such accrued and unpaid dividends, divided by (ii) the then applicable conversion price of the Series C preferred Stock.

         Liquidation Preference. In the event of a liquidation or dissolution, the holders of Series C Preferred Stock are entitled, to receive 1,916.62 with respect to each share (subject to adjustment for stock split or other events) plus all accumulated but unpaid dividends whether or not declared and shall thereafter share in any remaining amounts on an as-converted basis with the holders of the Common Stock and the other series of Preferred Stock (other than the Series A Preferred Stock).

         Conversion. Each share of Series C Preferred Stock is convertible at the option of the holder thereof, at such time as we shall have effected the Authorized Share Increase, into 10,000 shares of Common Stock, subject to adjustment for stock split and other events. At such time as (i) we shall have effected the Authorized Share Increase, (ii) the shares of Common Stock issuable upon conversion of the Series C Preferred Stock are registered for resale on Form S-1 or other applicable registration statement with the Securities and Exchange Commission which registration statement shall have been declared effective by the SEC, and (iii) we shall have closed a sale of Common Stock by the Corporation in an underwritten public offering in which the aggregate gross proceeds of the offering to the Corporation are at least $30,000,000, each outstanding share of Series C Preferred Stock shall automatically convert into shares of Common Stock.

         Voting Rights. The Series C Preferred Stock votes with the Common Stock as a class on an as-converted to Common Stock basis. Consent of the holders of a majority of the outstanding Series C Preferred Stock shall be required for the Corporation to take certain actions which could adversely affect the rights of the holders of the Series C Preferred Stock.

         Redemption. Each holder of Series C Preferred Stock shall have the right, but not the obligation, to require the Company to redeem any or all of such holder's Series C Preferred Stock upon the earliest to occur of: (i) the sale of all or substantially all of the assets of the Company, (ii) a merger, consolidation or other business combination and (iii) a change of control of the Company.

Series D Convertible Preferred Stock

         General. As of December 20, 2005, following the Closing, we had 1,530 shares of Series D Preferred Stock issued and outstanding.

         Dividends. The holders of shares of the Series D Preferred Stock are entitled to receive a dividend of 4% per annum payable semi-annually in arrears in cash or in Common Stock (at the Company's option) which Common Stock shall be valued based upon the average closing price of the underlying Common Stock for a period of 5 consecutive trading days ending on the business day prior to the date of such dividend, or, if there is no such trading price, fair market value as determined by the Board.

         Liquidation Preference. In the event of a liquidation or dissolution, the holders of Series D Preferred Stock are entitled, to receive $10,000 with respect to each share (subject to adjustment for stock split or other events) plus all accumulated but unpaid dividends whether or not declared and shall thereafter share in any remaining amounts on an as-converted basis with the holders of the Common Stock and other series of Preferred Stock (other than the Series A Preferred Stock).

         Conversion. Each share of Series D Preferred Stock is convertible at the option of the holder thereof, at such time as we shall have effected the Authorized Share Increase, into approximately 52,175 shares of Common Stock, subject to adjustment for stock split and other events. At such time as (i) we shall have effected the Authorized Share Increase, (ii) the shares of Common Stock issuable upon conversion of the Series C Preferred Stock are registered for resale on Form S-1 or other applicable registration statement with the Securities and Exchange Commission which registration statement shall have been declared effective by the SEC, and (iii) we shall have closed a sale of Common Stock by the Corporation in an underwritten public offering in which the aggregate gross proceeds of the offering to the Corporation are at least
$30,000,000, each outstanding share of Series D Preferred Stock shall automatically convert into shares of Common Stock.

         Voting Rights. The Series D Preferred Stock votes with the Common Stock as a class on an as-converted to Common Stock basis. Consent of the holders of at least 75% of the outstanding Series D Preferred Stock shall be required for the Corporation to take certain actions which could adversely affect the rights of the holders of the Series D Preferred Stock.

         Redemption. Each holder of Series D Preferred Stock shall have the right, but not the obligation, to require the Company to redeem any or all of such holder's Series C Preferred Stock upon the earliest to occur of: (i) the sale of all or substantially all of the assets of the Company, (ii) a merger, consolidation or other business combination and (iii) a change of control of the Company.

Anti-Takeover Provisions

         Provisions of Delaware law could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

         Effects of Some Provisions of Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an

"interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

         o prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

         o the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

         o on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

         Generally, a "business combination" for these purposes includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" for these purposes is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

         The transfer agent and registrar for our Common Stock is American Registrar and Transfer Company, located at 642 East 900 South, Salt Lake City, Utah 84111.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         Our certificate of incorporation provides that no director shall have any personal liability to us or to any of our stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision eliminating personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section.174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         Our certificate of incorporation and bylaws also provide that we may indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), liability, loss, judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, upon a plea of nolo contendere or equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests, and, with respect of any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Under Section 145 of the General Corporation Law of the State of Delaware, in the case of actions by or in the right of Company, we are required to indemnify any director or officer and may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was our director, officer, employee, or agent, or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court shall deem proper.

         Our bylaws also require expenses incurred in defending a civil or criminal action, suit, or proceeding to be paid by us in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay the amount advanced if it shall ultimately be determined that he is not entitled to be indemnified by us under the bylaws.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

         On March 31, 2004, AAI and its subsidiaries ("AAI") entered into a Note and Warrant Purchase Agreement (the "Purchase Agreement") with Technology Investment Capital Corp. ("TICC"), under which AAI issued to TICC (i) a promissory note in the principal amount of $10,000,000 and (ii) a warrant to purchase 618,789 shares of AAI's Common Stock at an exercise price of $0.01 per share (the "TICC Warrants"). The note bears interest at a rate of 12 % per annum through March 31, 2006, and 9% per annum, plus the Five Year Rate (as defined in the Note and Warrant Purchase Agreement entered into by the parties in connection with the issuance of the note (the "Purchase Agreement")) thereafter. In no event shall the interest rate be greater than 14% per annum or less than 11% per annum. The note is due on March 31, 2009. As of December 20, 2005, the amount due under the note, including accrued and unpaid interest, was $10,000,000. In addition, upon the occurrence and during the continuance of an event of default under the Purchase Agreement, the outstanding principal amount on the note will bear interest at a maximum rate of 15% per annum. The Purchase Agreement contains events of defaults that are customarily included in financings of this nature

         AAI is subject to certain negative covenants under the Purchase Agreement, including, but not limited to, covenants that restrict AAI's ability to: (i) incur additional indebtedness and liens other than those permitted by the Purchase Agreement; (ii) enter into any transactions (including the purchase, sale, lease or exchange of any property or rendering of any service) with any of its affiliates, other than those permitted by the Purchase Agreement; (iii) exceed the aggregate amount of capital expenditures by the amounts specified in the Purchase Agreement; and (iv) amend its operating agreement, bylaws, certificate of incorporation or any material agreements in a manner adverse to TICC.

         The Purchase Agreement provides for mandatory prepayment of the note by AAI upon the occurrence of certain events, including, but not limited to (i) any public offering; (ii) any incurrence of bank or similar indebtedness of AAI;
(iii) any proceeds from insurance in excess of an aggregate of $500,000 during the term of the note; and (iv) any proceeds from sales or other dispositions outside the ordinary course of business. In addition, the Purchase Agreement provides for voluntary repayments by AAI; provided that with respect to any prepayment made before March 31, 2006, AAI shall pay a 6% premium on the amount of principal prepaid.

         On July 11, 2005, AAI and TICC entered into a Letter Agreement pursuant to which, among other things: (i) the parties agreed to make efforts to amend the financial covenants contained in the Purchase Agreement; (ii) TICC agreed to allow AAI to use a portion of the net proceeds of the Series F Preferred Stock investment in AAI to prepay a portion of certain notes; (iii) TICC consented to AAI's proposed public transactions; (iv) TICC waived its preemptive rights with respect to certain investments in AAI; (v) AAI agreed to issue additional warrants to TICC upon the amendment of the Purchase Agreement; and (vi) AAI granted TICC the right to require AAI to prepay not more than $2,000,000 under the Notes issued pursuant to the Purchase Agreement in the event that AAI, or its counterpart in a public transaction, issue equity securities in AAI for cash in an aggregate amount of $20,000,000 ore more during the period from July 11, 2005 through July 10, 2006.

         On October 26, 2005, AAI and TICC entered into a Limited Waiver and Amendment relating to the Purchase Agreement pursuant to which TICC: (i) waived compliance by AAI with the Minimum Unit EBITDAR covenant test under the Purchase Agreement, (ii) waived compliance by AAI with the Minimum Unit Fixed Charge Coverage Ratio covenant test under the Purchase Agreement, (iii) increased the limit of Capital Expenditures under the Purchase Agreement, and (iv) extended the due date for delivery by AAI of monthly, quarterly and annual financial statements (the "Delayed Financial Statements") to November 15, 2005.

         On November 29, 2005, AAI and TICC entered into an Amendment to Note and Warrant Purchase Agreement pursuant to which the parties revised certain provisions of the Purchase Agreement with respect to the following financial covenants: Minimum Consolidated EBITDA, Consolidated Total Debt to Consolidated EBITDA, Consolidated Senior Debt Ratio, Minimum Unit EBITDAR, Minimum Unit Fixed Charge Ratio, and Minimum Unrestricted Cash Balance.

         On December 20, 2005, in connection with the closing of the Share Exchange Agreement, AAI, TICC and the Registrant executed a Limited Waiver and Amendment pursuant to which: (i) TICC consented to certain changes to the Certificate of Incorporation of AAI, (ii) TICC waived certain defaults under the Purchase Agreement with respect to the delayed delivery by AAI of certain financial statements, (iii) the parties modified the interest rate payable on the note until the Delayed Financial Statements are delivered, (iv) TICC consented to the Share Exchange Agreement, and (v) the Registrant assumed all the obligations of AAI under the Purchase Agreement and related agreements.

         AAI's obligations under the note are secured by a lien on a number of Capital Units (as defined in the Purchase Agreement) of AAI favor of the TICC pursuant to a Pledge and Security Agreement, dated March 31, 2005, among AAI and TICC, and guaranteed by AAI pursuant to a Guaranty, dated March 31, 2005, made by AAI in favor of TICC.

         The TICC Warrant has an exercise period of 7 years from the date of issuance. The number of shares of AAI's common stock to be issued upon exercise of the TICC Warrant will be adjusted upon the occurrence of, among other things, the payment of stock dividend upon AAI's common stock not paid out of earnings or earned surplus, a stock split, the merger or sale of AAI, or reorganization or reclassification of the AAI's capital. In addition, the TICC Warrant includes certain anti-dilution provisions in connection with future issuances by AAI of securities which would entitle TICC to adjust the number of AAI's common stock it acquires upon exercise of the TICC Warrants.

Item 3.02   Unregistered Sales of Equity Securities

         The information provided in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01   Changes in Control of Registrant.

         The information provided in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

         At the Closing, the Registrant's current board of directors resigned and was replaced by Messrs. Richard Rakowski, John Higgins, Andrew Lipman, Stephen Coltrin, Danile Piette, Phillippe Franchet and Ms. Jane Terker as new members of the Board of Directors of the Registrant. In addition, at the Closing, all of the Registrant's current officers resigned and were replaced by the existing officers of AAI to their equivalent positions at the Registrant.

Item 5.06   Change in Shell Company Status.

         The information provided in Item 2.01 of this Current Report on Form 8-K is incorporated by reference.

         Although TrueYou has been operating for over seven years and has maintained an active commercial website for the past five years and the management of the Company prior to the consummation of the Share Exchange Agreement has historically taken the position that TrueYou is not a shell company, as a cautionary measure, we are providing the requisite disclosure under this Item 5.06. If TrueYou is deemed to be a shell company notwithstanding its history of operations, then at the Closing, TrueYou ceased to be a shell company.

Item 8.01   Other Events.

         On December 20, 2005, the Registrant relocated its corporate headquarters from 750 Third Avenue, Suite 1600, New York, New York 10017. The Registrant's new corporate headquarters is located at 501 Madison Avenue, Suite 407, New York New York 10022. The Registrant's new phone and fax numbers are
(212) 838-7080 and (212) 754-2520, respectively.

Item 9.01   Financial Statements and Exhibits.

         (a) Financial Statements of Businesses Acquired:

         The audited Financial Statements of Advanced Aesthetics, Inc. for the fiscal years ended June 30, 2005 and 2004, and for the period from June 29, 2003 through June 30, 2003 and the accompanying notes thereto.

         The unaudited Financial Statements for Advanced Aesthetics, Inc. for the quarter ended October 1, 2005 and September 30, 2004, and the accompanying notes thereto.

         The audited Financial Statements of Georgette Klinger, Inc. for the period from July 1, 2003 through April 22, 2004 and the accompanying notes thereto.

         The audited Financial Statements of Wild Hare Salon for the period from July 1, 2003 through November 30, 2003 and the accompanying notes thereto.

         The audited Financial Statements of Anushka PBG Sanctuary for the period from July 1, 2003 through November 30, 2003 and accompanying notes thereto.

         The audited Financial Statements of Anushka Boca Spa for the period from July 1, 2003 to November 30, 2003 and the accompanying notes thereto.

         (b)      Pro Forma Financial Information

         The unaudited Pro Forma Consolidated Statements of Operations for Advanced Aesthetics, Inc. for the year ended June 30, 2004.

         The unaudited Pro Forma Consolidated Statements of Operations for Advanced Aesthetics, Inc. for the twelve months ended June 30, 2005 and the three months ended October 1, 2005 and the unaudited Pro-forma consolidated balance sheet as of October 1, 2005.


         (c)      Exhibits

    Exhibit No.                            Description

         2.1 Share Exchange Agreement, dated December 20, 2005 by and among the Registrant and certain shareholders of AAI.

         3.1      Certificate of Incorporation of the Registrant. (1)

         3.2 Certificate of Amendment to Certificate of Incorporation of the Registrant, dated April 7, 1999. (1)

         3.3 Certificate of Designation of Series A Preferred Stock, dated July 13, 2004. (1)

         3.4 Certificate of Designation of Series B Preferred Stock, dated December 20, 2005.

         3.5 Certificate of Designation of Series C Preferred Stock, dated December 20, 2005.

         3.6 Certificate of Designation of Series D Preferred Stock, dated December 21, 2005.

         3.7      By-Laws of the Registrant (1).

         10.1 Form of Subscription Agreement among the holders of AAI Series G Preferred Stock and AAI.

         10.2 Form of Registration Rights Agreement among AAI and the holders of AAI Series G Preferred Stock and AAI Series H Preferred Stock.

         10.3 Form of Common Stock Purchase Warrant among the holders of AAI Series G Preferred Stock and AAI Series H Preferred Stock and the Registrant

         10.4 Securities Purchase Agreement, dated November 4, 2003, between L Capital and AAI.

    Exhibit No.                            Description

         10.5     Amended and  Restated  Escrow  Agreement,  dated  December 20,
                  2005,   among  AAI,   Troutman   Sanders,   LLP  and   certain
                  shareholders of AAI.

         10.6 Amended and Restated Securityholders Agreement, dated December 20, 2005, among AAI, L Capital and certain shareholders of AAI.

         10.7     Registration  Rights  Agreement,   dated  November  25,  2003,
                  between L Capital and AAI.

         10.8 Subordinated Convertible Promissory Note, dated November 26, 2003, issued by AAI in favor of L Capital in the principal amount of $13,300,000.

         10.9 Consulting Services Agreement, dated November 21, 2003, between AAI and Johns Hopkins Medicine, acting through Johns Hopkins Health System Corporation and The Johns Hopkins University.

         10.10 First Amendment to Consulting Services Agreement, dated March 23, 2005, between AAI and Johns Hopkins Medicine, acting through Johns Hopkins Health System Corporation and The Johns Hopkins University.

         10.11 Services and Licensing Agreement, dated December 2004, between AAI and Johns Hopkins Medicine, acting through Johns Hopkins Health System Corporation and The Johns Hopkins University.

         10.12 Stockholders Agreement, dated December 17, 2003, among AAI, The Johns Hopkins Health System Corporation and The Johns Hopkins University.

         10.13 Registration Rights Agreement, dated December 17, 2003, among AAI, The Johns Hopkins Health System Corporation and The Johns Hopkins University.

         10.14 Retail Alliance Agreement, dated December 2004, between AAI and Sephora USA, LLC.

         10.15    Registration  Rights  Agreement,   dated  November  25,  2003,
                  between AAI and Lord & Foursight, LLC.

         10.16    Registration  Rights  Agreement,   dated  November  25,  2003,
                  between AAI and The Robert and Catherine Amoroso Irrevocable Trust.

         10.17    Registration  Rights  Agreement,   dated  November  25,  2003,
                  between AAI and Forele Ltd, Inc..

         10.18 Asset Purchase Agreement, dated April 23, 2004, among AAI, Advanced K, LLC, Georgette Klinger, Inc., Thomas F. Pyle, Jr. and Judith D. Pyle.

         10.19 Registration Rights Agreement, dated April 23, 2003, between AAI and Georgette Klinger, Inc.

         10.20 Note and Warrant Purchase Agreement, dated March 31, 2004, among AAI, Anushka PBG Acquisition Sub, LLC, Anushka Boca Acquisition Sub, LLC, Wild Hare Acquisition Sub, LLC, Dischino Corporation, Advanced K, LLC and Technology Investment Capital Corp.

    Exhibit No.                            Description

         10.21 Promissory Note in the principal amount of $10,000,000, dated March 31, 2004, delivered by AAI, Anushka PBG Acquisition Sub, LLC, Anushka Boca Acquisition Sub, LLC, Wild Hare Acquisition Sub, LLC, Dischino Corporation and Advanced K, LLC in connection with the Note and Warrant Purchase Agreement dated March 31, 2004 among AAI, Anushka PBG Acquisition Sub, LLC, Anushka Boca Acquisition Sub, LLC, Wild Hare Acquisition Sub, LLC, Dischino Corporation, Advanced K, LLC and Technology Investment Capital Corp.

         10.22 Pledge and Security Agreement, dated March 31, 2004, among Technology Capital Investment Corp., AAI, Anushka PBG Acquisition Sub, LLC, Anushka Boca Acquisition Sub, LLC, Wild Hare Acquisition Sub, LLC, Dischino Corporation and Advanced K, LLC, et al.

         10.23 Guaranty Agreement dated March 31, 2004 among Technology Capital Investment Corp., AAI, Anushka PBG Acquisition Sub, LLC, Anushka Boca Acquisition Sub, LLC, Wild Hare Acquisition Sub, LLC, Dischino Corporation and Advanced K, LLC, et al.


         10.24 Securityholders Agreement, dated March 31, 2004, between AAI and Technology Investment Capital Corp.

         10.25 Common Stock Purchase Warrant dated December 20, 2005 between the Registrant and Technology Investment Capital Corp.

         10.26 Registration Rights Agreement, dated March 31, 2004, between AAI and Technology Investment Capital Corp.

         10.27 Letter Agreement, dated July 11, 2005, among AAI, Anushka PBG Acquisition Sub, LLC, Anushka Boca Acquisition Sub, LLC, Wild Hare Acquisition Sub, LLC, DiSchino Corporation, Advanced K, LLC and Technology Investment Capital Corp.

         10.28 Form of Warrant to Purchase Common Stock of the Registrant issued to certain stockholders of AAI.

         10.29 Registration Rights Agreement, dated June 30, 2003 between, AAI and each of Jon Lauck, John O'Neil, Steve Kenny, John True and Marissa A. Timm Revocable Trust U/A/D May 20, 1997.

         10.30 Registration Rights Agreement, dated June 30, 2003, between AAI and Cosmo Dischino Living Trust Dated January 9, 2002.

         10.31 Employment Agreement, dated January, 1, 2005, between AAI and Jane Terker.

         10.32 Letter Agreement, dated January 9, 2005, between AAI and John Higgins.

         10.33 Letter Agreement, dated June 1, 2005, between AAI and Carolyn Aversano.

         10.34    Letter Agreement,  dated June 16, 2005,  between AAI and Susan
                  Riley.

         10.35    Extension  Letter,  dated  July  13,  2005  re:  Services  and
                  Licensing Agreement, from AAI and agreed to by the Johns Hopkins Health System Corporation and The Johns Hopkins University.

    Exhibit No.                            Description

         10.36 Agreement, dated August 12, 2005, between AAI and Mandalay Integrated Media Entertainment, LLC.

         10.37 Escrow Agreement, dated September 13, 2005, among AAI, North Sound Capital LLC and Wiggin and Dana LLP.

         10.38 Limited Waiver and Amendment, dated October 26, 2005, among AAI, Anushka PBG Acquisition Sub, LLC, Anushka Boca Acquisition Sub, LLC, Wild Hare Acquisition Sub, LLC, Dischino Corporation, Advanced K, LLC and Technology Investment Capital Corp.

         10.39 Extension Letter, dated November 10, 2005 re: Services and Licensing Agreement, from AAI and agreed to by the Johns Hopkins Health System Corporation and The Johns Hopkins University.

         10.40 Consent Letter, dated November 23, 2005 re: Services and Licensing Agreement, from AAI and agreed to by the Johns Hopkins Health System Corporation and The Johns Hopkins University.

         10.41 Amendment to Note and Warrant Purchase Agreement, dated November 29, 2005, among AAI, Anushka PBG Acquisition Sub, LLC, Anushka Boca Acquisition Sub, LLC, Wild Hare Acquisition Sub, LLC, Dischino Corporation, Advanced K, LLC and Technology Investment Capital Corp.

         10.42 Limited Waiver and Amendment, dated December 20, 2005, among AAI, Anushka PBG Acquisition Sub, LLC, Anushka Boca Acquisition Sub, LLC, Wild Hare Acquisition Sub, LLC, Dischino Corporation, Advanced K, LLC and Technology Investment Capital Corp.

         10.43    Side  Tax  Letter,  dated  December  20, 2005  between AAI and
                  L Capital.

         10.44 Form of Exchange Agreement among the holders of AAI Series F Preferred Stock and AAI Series H Preferred Stock

         10.45 Amended and Restated Share Transfer Agreement, dated December 20, 2005, among AAI and certain shareholders of AAI.

         10.46    Consulting  Services  Agreement,   dated  November  25,  2003,
                  between L Capital and AAI.

         10.47 Amendment to Consulting Services Agreement, dated December 20, 2005, between L Capital and AAI.

         10.48 Advisory Services Agreement, dated November 25, 2003, between Kidd & Company, LLC and AAI.

         10.49 Amendment to Advisory Services Agreement, dated December 20, 2005, between Kidd & Company, LLC and AAI.

         10.50 Tie-In Letter Agreement, dated December 16, 2005, among AAI, L Capital and Kidd & Company, LLC.

         10.51 Preferred Stock and Warrant Purchase Agreement, dated December 22, 2005, among the Registrant and the Purchasers signatory thereto.

         10.52 Investor Rights Agreement, dated December 22, 2005, among the Registrant and the Investors signatory thereto.

         10.53    Form of Stock Purchase Warrant of the Registrant.

         14       Code of Ethics.(1)

         21       List of subsidiaries of the Registrant.


-------------------------
(1) Incorporated by reference the Registrant's initial filing of Form 10-SB, filed on February 10, 2005.

                                   SIGNATURES

         Pursuant to the requirements of Securities Exchange Act of 1934, the Registrant had duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  December 22, 2005

                                          TRUEYOU.COM, INC.


                                          By: /s/ John Higgins
                                              ----------------------------------
                                              Name: John Higgins
                                              Title: President

                                          FINANCIAL STATEMENT INDEX

The audited Financial Statements of Advanced Aesthetics, Inc. for the fiscal years ended June
         30, 2005 and 2004, and for the period from June 29, 2003 through June 30, 2003 and
         the accompanying notes thereto.                                                                 F-1

The unaudited Financial Statements for Advanced Aesthetics, Inc. for the quarter ended
         October 1, 2005 and September 30, 2004, and the accompanying notes thereto.                     F-38

The audited Financial Statements of Georgette Klinger, Inc. for the period from July 1, 2003
         through April 22, 2004 and the accompanying notes thereto.                                      F-46

The audited Financial Statements of Wild Hare Salon for the period from July 1, 2003 through
         November 30, 2003 and the accompanying notes thereto.                                           F-51

The audited Financial Statements of Anushka PBG Sanctuary for the period from July 1,
         2003 through November 30, 2003 and accompanying notes thereto.                                  F-56

The audited Financial Statements of Anushka Boca Spa for the period from July 1, 2003 to
         November 30, 2003 and the accompanying notes thereto.                                           F-61

The unaudited Pro Forma Consolidated Statements of Operations for Advanced Aesthetics, Inc.
         for the year ended June 30, 2004.                                                               F-66

The unaudited Pro Forma Consolidated Statements of Operations for Advanced Aesthetics, Inc.
         for the twelve months ended June 30, 2005 and the three months ended October 1,
         2005 and the unaudited Pro-forma consolidated balance sheet as of  October 1, 2005.             F-68

                            Advanced Aesthetics, Inc.



                               501 Madison Avenue
                               New York, NY 10022
                                 (212) 838-7080

                        Audited Financial Statements and
                        related footnotes and disclosures


                For the Years Ended June 30, 2005, 2004 and 2003

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Advanced Aesthetics, Inc.:

We have audited the consolidated balance sheets of Advanced Aesthetics, Inc. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, shareholders' deficit and cash flows for the years then ended and for the period from June 29, 2003 (Inception) to June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Aesthetics, Inc. and subsidiaries as of June 30, 2005 and 2004 and the results of their operations and their cash flows for the years then ended and for the period from June 29, 2003 (Inception) through June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred operating losses and negative cash flows from operations since inception, and has a working capital deficiency, which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to this uncertainty are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Amper, Politziner & Mattia, PC
Edison, New Jersey
November 24, 2005 except for Note 7a.
which is as of November 29, 2005


                                                 Advanced Aesthetics, Inc.
                                                Consolidated Balance Sheets
--------------------------------------------------------------------------------------------------------------------------
                                                                                                       As of June 30,
                                                                                               ---------------------------
In thousands, except share and per share amounts                                                   2005         2004
--------------------------------------------------------------------------------------------------------------------------
Assets:
--------------------------------------------------------------------------------------------------------------------------
     Current assets:
     Cash and cash equivalents                                                                        $ 133       $ 6,689
     Restricted cash, current portion                                                                 1,228         1,502
     Inventories                                                                                      2,120         1,602
     Other current assets                                                                               704           508
                                                                                               ---------------------------
     Total current assets                                                                             4,185        10,301

     Property and equipment, net                                                                      6,561         7,242
     Other assets                                                                                       392           275
     Deferred financing costs, net                                                                      330           418
     Restricted cash, non-current portion                                                               369         1,210
     Goodwill                                                                                        18,072        18,072
     Other intangibles, net                                                                           7,115         5,026
                                                                                               ---------------------------

     Total assets                                                                                  $ 37,024      $ 42,544
                                                                                               ===========================

Liabilities and Shareholders' Deficit:

Liabilities:
     Current liabilities:
     Cash overdraft                                                                                   $ 163           $ -
     Accounts payable                                                                                 3,632           917
     Accrued expenses and other current liabilities                                                   8,209         4,964
     Deferred revenue                                                                                 8,882        10,025
     Current portion of long term debt                                                                  744           225
                                                                                               ---------------------------
     Total current liabilities                                                                       21,630        16,131
     Senior debt (net of debt discount of $1,164 and $1,475                                           8,836         8,525
     as of June 30, 2005 and 2004 respectively )
     Senior subordinated debt (net of debt discount of $1,234 and $1,465                             12,066        11,835
     as of June 30, 2005 and 2004 respectively )
     Other long term debt (net of current portion)                                                    7,061         7,580
     Other long term liabilities                                                                      9,780         1,491
                                                                                               ---------------------------
     Total liabilities                                                                               59,373        45,562
                                                                                               ---------------------------

Commitments and contingencies                                                                             -             -

Shareholders' deficit:

     Preferred stock, series A, cumulative, convertible, redeemable, par value $.01, authorized       2,130         2,130
     20,000 shares, issued and outstanding 7,950 shares (liquidation preference of $7,950)

     Preferred stock, series B, cumulative, redeemable, par value $.01, authorized 600,000              965           965
     shares, issued and outstanding 1,900 shares (liquidation preference of $1,900)

     Preferred stock, series C, cumulative, convertible, redeemable, par value $.01, authorized         350           350
     20,000 shares, issued and outstanding 1,300 shares (liquidation preference of $1,300)

     Preferred stock, series D, cumulative, convertible, redeemable, par value $.01, authorized       8,146         8,200
     as of June 30, 2005 and 2004, 8,146 shares and 8,200 shares, respectively,  issued and outstanding  8,146 and 8,200 shares
     (liquidation preference of $8,146 and $8,200 respectively)

     Preferred stock, series E, cumulative, convertible, redeemable, par value $.01, authorized         135           135
     500 shares, issued and outstanding 500 shares (liquidation preference of $500)

     Common stock, par value $.01, authorized 30,000,000 shares, issued and outstanding                  93            93
     9,268,609 shares

     Additional paid-in capital                                                                       3,765         4,929

     Accumulated deficit                                                                            (37,933)      (19,820)
                                                                                               ---------------------------
     Total shareholders' deficit                                                                    (22,349)       (3,018)
                                                                                               ---------------------------
     Total liabilities and shareholders' deficit                                                   $ 37,024      $ 42,544
                                                                                               ===========================

The accompanying notes are an integral part of the consolidated financial statements


                                                 Advanced Aesthetics, Inc.
                                           Consolidated Statements of Operations

--------------------------------------------------------------------------------------------------------------------------
                                                                                                        For the Period From
                                                                                                        June 29, (inception)
                                                                            For Year Ended June 30,     To June 30,
                                                                      ----------------------------------------------------
In thousands, except share and per share amounts                            2005             2004              2003
--------------------------------------------------------------------------------------------------------------------------
Revenues:
Service                                                                   $ 25,731          $ 11,185              $ -
Retail                                                                       7,202             2,124
                                                                      ------------------------------------------------
Total Revenue                                                               32,933            13,309                -
----------------------------------------------------------------------------------------------------------------------
Cost of Revenue:
Service                                                                     13,572             6,372                -
Retail                                                                       2,886             1,236                -
                                                                      ------------------------------------------------
Total Cost of Revenue                                                       16,458             7,608                -
----------------------------------------------------------------------------------------------------------------------
Gross margin                                                                16,475             5,701                -
----------------------------------------------------------------------------------------------------------------------
Selling, general and administrative expenses                                26,837            15,683            4,990
Depreciation and amortization                                                3,725             1,679                -
----------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                    30,562            17,362            4,990
----------------------------------------------------------------------------------------------------------------------
Operating loss                                                             (14,087)          (11,661)          (4,990)

Interest expense, net                                                        4,026             2,173                -
----------------------------------------------------------------------------------------------------------------------
Loss before income tax provision                                           (18,113)          (13,834)          (4,990)

Income tax provision                                                             -                 -                -
----------------------------------------------------------------------------------------------------------------------
Net loss                                                                   (18,113)          (13,834)          (4,990)

Dividends on preferred stock                                                 1,400               488                -
----------------------------------------------------------------------------------------------------------------------
Net loss applicable to common shareholders                               $ (19,513)        $ (14,322)        $ (4,990)
======================================================================================================================

Basic and diluted loss per common share:                                   $ (2.11)          $ (1.55)         $ (0.54)
                                                                      ================================================

Weighted average common shares outstanding, basic and diluted            9,268,609         9,268,609        9,268,609
                                                                      ================================================


The accompanying notes are an integral part of the consolidated financial statements


                                                      Advanced Aesthetics, Inc.
                                          Consolidated Statements of Shareholders' Deficit

------------------------------------------------------------------------------------------------------------------------------------
                                                          TOTAL
                                                        Preferred                 Common           Additional
                                                          Stock                    Stock              Paid       Accumulated
In thousands, except share amounts                   Shares    Amount        Shares     Amount     In Capital       Deficit  Total
------------------------------------------------------------------------------------------------------------------------------------
Beginning Balance                                        -     $      -            -    $    -      $    -       $ -   $        -

Issuance of common stock                                 -            -    9,268,609        93           7                    100
Issuance of series B preferred stock,
 net of warrants of                                  2,725        1,790                                935                  2,725
Issuance of series C preferred stock                 1,300          350                                                       350
Net loss                                                 -            -                                       (4,990)      (4,990)
----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2003                             4,025        2,140    9,268,609        93         942    (4,990)      (1,815)
----------------------------------------------------------------------------------------------------------------------------------
Issuance of series A preferred stock                 7,950        2,130                                                     2,130
Redemption of series B preferred stock                (825)        (825)                                                     (825)
Issuance of series D preferred stock                 8,200        8,200                                                     8,200
Issuance of series E preferred stock                   500          135                                                       135
Issuance of warrants attached to Senior Debt             -            -                              1,553                  1,553
Amortization of deferred-stock based compensation        -            -                                253                    253
Issuances of stock options for intangible assets         -            -                                 57                     57
Beneficial Conversion associated with senior
subordinated debt                                        -            -                              1,616                  1,616
Beneficial Conversion associated with series D
preferred stock                                          -            -                                996      (996)           -
Dividends Declared                                       -            -                               (488)                  (488)
Net loss                                                 -            -                                      (13,834)     (13,834)
----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2004                            19,850       11,780    9,268,609           93    4,929   (19,820)      (3,018)
----------------------------------------------------------------------------------------------------------------------------------
Issuance costs related to series D preferred stock     (54)         (54)                                                      (54)
Amortization of deferred-stock based compensation        -            -                                236                    236
Dividends Declared                                       -            -                             (1,400)                (1,400)
Net loss                                                 -            -                                      (18,113)     (18,113)
----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 2005                            19,796     $ 11,726    9,268,609    $      93   $3,765  $(37,933)  $  (22,349)
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements

                                                      Advanced Aesthetics, Inc.
                                                Consolidated Statements of Cash Flows
                                                           For the Period
                                                                                                                      From June 29,
                                                                                                                       (inception)
                                                                                         For Year Ended June 30,      To June 30,
------------------------------------------------------------------------------------------------------------------------------------
In thousands                                                                             2005             2004                2003
------------------------------------------------------------------------------------------------------------------------------------
Cash flows used in operating activities:
      Net loss                                                                        $ (18,113)       $ (13,834)         $ (4,990)
      Adjustments to reconcile net loss to net cash used
      by operating activities:
      Depreciation and amortization                                                       3,725            1,679                 -
      Stock-based compensation expense                                                      236              253                 -
      Interest expense recorded for beneficial conversion                                   542              229                 -

Changes in operating assets and liabilities:
      Inventories                                                                          (518)             236                 -
      Other current assets                                                                 (196)            (267)                -
      Other assets                                                                         (117)              86                 -
      Accounts payable                                                                    2,715              (20)                -
      Accrued expenses                                                                    1,845            3,852                 9
      Deferred revenue                                                                   (1,143)             242                 -

      Net cash used in operating activities                                             (11,024)          (7,544)           (4,981)
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows used in investing activities:
      Capital expenditures                                                               (1,197)          (3,944)                -
      Purchase of intangible asset                                                          (43)               -                 -
      Business acquisitions, net of cash acquired                                             -          (11,064)           (1,102)
-----------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                              (1,240)         (15,008)           (1,102)
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows used in financing activities:
      Cash overdraft                                                                        163                -                 -
      Proceeds from issuance of long term debt, net
       of deferred financing costs of $440                                                    -           22,860             5,905
      Redemption of long term debt                                                            -             (800)                -
      Other Long-Term Liabilities                                                         4,484             (264)                -
      Proceeds from issuance of preferred stock, series B                                     -                -             2,725
      Redemption of series B preferred stock                                                  -             (825)                -
      Proceeds from issuance of preferred stock, series C                                     -                -                 -
      Proceeds from issuance of series D preferred stock                                    (54)           8,200                 -
      Decrease (Increase) in restricted cash                                              1,115           (2,712)                -
      Proceeds of Issuance of Common Stock                                                    -                -               100
      Proceeds from issuance of Series E Preferred Stock                                      -              135
-----------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                                           5,708           26,594             8,730
-----------------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                                    (6,556)           4,042             2,647

Cash and cash equivalents - beginning of year                                             6,689            2,647                 -
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - end of year                                                   $ 133          $ 6,689           $ 2,647
===================================================================================================================================

Supplemental cash flow information
----------------------------------
      Non-cash investing and financing transactions:

          Issuance of preferred stock and debt for acquisition of businesses                $ -          $ 5,180           $ 1,650
          Other business acquisitions                                                         -            2,416                 -
          Licensing agreements                                                            3,805            1,498                 -
          Purchase of Property and Equipment - Capital leases                                 -              286                 -
          Accrual of preferred dividends                                                  1,400              488                 -
          Accretion of beneficial conversion feature on Preferred Stock                       -              996                 -

      Cash paid during the year for:

          Income taxes                                                                        -                -                 -
          Interest paid                                                                 $ 1,505            $ 129               $ -

      The accompanying notes are an integral part of the consolidated financial statements


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      1.    General Information and Summary of Significant Accounting Policies

Organization and Business Activity: Advanced Aesthetics, Inc. (the "Company" or "AAI") was formed in 2003 by Kidd & Company, LLC ("KCO"), a Greenwich, Connecticut based investment firm. In addition to KCO, the Company's other major investor is L Capital, a $300 million private equity fund ("L Capital") sponsored by Moet Hennessy Louis Vuitton SA. Technology Investment Capital Corp. ("TICC"), a publicly traded business development company also assisted in the financing of the Company.

AAI offers both cosmetic services and medical procedures to customers under one delivery system in facilities being rolled out across the United States. AAI brings cosmetic surgery, cosmetic dentistry, cosmetic dermatology and salon and spa services together under a single brand; giving clients access to top service providers, unique treatments and predictable results in a state-of-the-art environment. AAI co-brands its trade name with the trade names of the salons and spas AAI has acquired. AAI's salons and spas share certain corporate resources such as senior management and administrative services of AAI. As of June 30, 2005, the Company had 519 employees.

AAI commenced business operations on June 29, 2003 when it acquired Dischino Corporation. Dischino operated an established, well-known, beauty salon and spa in West Palm Beach, Florida. In November 2003, AAI acquired three additional facilities. The first was the acquisition of a Palm Beach Gardens spa and a similar facility in Boca Raton (Anushka acquisitions), and a third facility located at Boca Pointe in Boca Raton, Florida. In April 2004, AAI expanded operations by acquiring nine locations of Georgette Klinger, Inc., a well-established chain of high-end spas and beauty salons.

AAI's operating presence is national in scope, with locations in key markets such as New York (NY), Beverly Hills (CA), Boca Raton (FL), Palm Beach Gardens
(FL), West Palm Beach (FL), Dallas (TX), Chicago (IL), and Short Hills (NJ). Its flagship facilities in West Palm Beach and Palm Beach Gardens in Florida feature cosmetic dermatology, spa services, salon care and retail products on-site and cosmetic surgery and dentistry which are performed off-site.

The Company considers that it operates in one segment for spa and salon domestic operations

Basis of  Consolidation:  The  consolidated  financial  statements  include  the
accounts  of  the  Company's   wholly  owned   subsidiaries.   All   significant
intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

The Company's fiscal year is the twelve month period ended June 30. The 2003 fiscal period is from [inception] June 29 2003 to June 30, 2003. Beginning in fiscal year 2006, the Company will follow the standard fiscal year of the retail industry, which is a 52 or 53 week period ending on the Saturday closest to June 30 of the following year.

Going Concern Disclosure: The accompanying financial statements have been prepared on the going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has experienced operating losses and negative cash flow from operations. As of June 30, 2005, the Company had a cumulative deficit of $37.9 million and a working capital deficiency of $17.4 million, as compared to June 30, 2004, the Company had a cumulative deficit of $19.8 million and a working capital deficiency of $5.8 million. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is ultimately dependent on its ability to increase sales and reduce expenses to a level that will allow it to operate profitably and sustain positive operating cash flows.

In December of 2004, the Company received a performance deposit of $5.0 million from Sephora USA, LLC (Sephora). If Sephora, pursuant to the terms of the agreement, terminates the agreement with the Company, it may have the right to recover a portion of the $5 million performance deposit. Sephora will also have the right to earn back its performance deposit if certain sales objectives are met. In July of 2005, the Company successfully raised $5.0 million in gross proceeds in the form of series F convertible preferred stock, that were subsequently exchanged for shares of Series H preferred stock. This financing was completed through a private placement of equity. In September of 2005, the Company successfully raised an additional $10.775 million in gross proceeds in the form of series G convertible preferred stock. This financing was also completed through a private placement of equity. In September of 2005, the Company raised an additional $15.0 million in gross proceeds that is currently in escrow. [See Note 14] The funds will be released from escrow for the purchase of common stock upon the Company's completion of a planned share exchange transaction expected to be completed by December of 2005 and the finalization of transaction documents with the investors.

There is no assurance that the recent financings will be sufficient to fund operations until sales and profitability improves to the point that the Company is able to operate from internally generated cash flows. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon executing the expansion plans per the business plan and obtaining additional capital and debt financing. However, there can be no assurance that these sources will provide sufficient cash inflows to enable the Company to achieve its operational objectives.

Use of Estimates: In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. The more significant management estimates are the valuation of goodwill and other intangibles, useful lives of property and equipment and intangible assets, fair value of assets acquired in business combinations, provisions for inventory obsolescence, deferred revenue expirations and various contingencies. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

Cash and Cash Equivalents: Cash and cash equivalents consist of cash and temporary investments with maturities of ninety days or less.

Inventories: Inventories consist principally of hair care and skin care products held either for retail sale or for use in salon, spa and medical services. Inventories are stated at the lower of cost or market on a first-in, first-out basis.

Property & Equipment: Property and equipment are carried at cost, less accumulated depreciation and amortization. Property, equipment and improvements to leased premises are depreciated using the straight-line method over the estimated useful lives of the assets or when applicable, the term of the lease, whichever is shorter. Estimated useful lives generally range from 5 to 15 years for leasehold improvements and 3 to 7 years for fixtures and equipment. Repair and maintenance expenses, which do not improve or extend the life of the respective assets, are charged directly to expense as incurred. The Company maintains a policy to capitalize all property and equipment purchases in excess of $1,000. The assets and related depreciation and amortization accounts are adjusted for property retirements and disposals with the resulting gain or loss included in operations. Fully depreciated assets remain in the accounts until retired from service. [See Note 4]

Acquisitions: The Company completed one acquisition during the year ended June 30, 2003 and completed four acquisitions during the year ended June 30, 2004. The purchase price has been allocated to assets acquired and liabilities assumed based on their estimated fair values at the dates of acquisition. [See Note 2]

Goodwill: Goodwill is tested for impairment annually or more frequently in accordance with the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Fair values are estimated based on the Company's best estimate of the expected present value of future cash flows and compared with the corresponding carrying value of the reporting unit, including goodwill. The Company considers its facilities to be reporting units when it tests for goodwill impairment because that is where the Company believes goodwill naturally resides. The Company tested for goodwill at June 30, 2005 and determined that the estimated fair value of the reporting units exceeded their carrying amounts, indicating no impairment of goodwill. A similar review will be conducted annually in June, or more frequently if indicators of potential impairment exist.

The Company's impairment review process is based on a discounted future cash flow approach that uses estimates of revenues for the reporting units, driven by assumed growth rates, estimated future gross margin and expense rates, as well as acquisition integration and maturation, and appropriate discount rates. These estimates are consistent with the plans and estimates that are used to manage the underlying businesses. Charges for impairment of goodwill for a reporting unit may be incurred in the future if the reporting unit fails to achieve its assumed revenue growth rates or assumed gross margin, or if interest rates increase significantly.

Intangible Assets: Certain intangible asset amounts are based on purchase price allocations associated with acquisitions and are based upon valuations conducted by independent appraisers.

All intangible assets, other than goodwill, have been assigned an estimated finite useful life, and are amortized on a straight line basis over the number of years that approximate their respective useful lives (ranging from two to six years). Total accumulated amortization related to amortizable intangible assets was $2.8 million, $1.0 million and $0.0 for the years ended June 30, 2005, 2004 and 2003 respectively. [See Note 6]

Impairment of Long-Lived Assets: The Company reviews long-lived assets for impairment at the facility level annually or if events or circumstances indicate that the carrying value of such assets may not be fully recoverable. Impairment is evaluated based on the sum of undiscounted estimated future cash flows expected to result from use of the assets compared to its carrying value. If impairment is recognized, the carrying value of the impaired asset is reduced to its fair value, based on discounted estimated future cash flows.

Senior Note Offering Costs: Debt costs and transaction fees, which are directly associated with the issuance of the Senior Notes, are recorded on the balance sheet as deferred financing costs and amortized (charged to interest expense) using the straight line method over the term of the related notes. Senior Notes must be repaid before subordinated notes receive any principal payments. Amortization and deferred financing costs totaled $.3 million, $.4 million and $0.0 for years ended June 30, 2005, 2004 and 2003. If the Senior Notes are redeemed, the unamortized debt issuance costs and transaction fees related to the Senior Notes being redeemed will be charged to expense in that period.

Revenue Recognition: The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104 (SAB 104" Revenue Recognition") at the time the customer either receives services or takes possession of merchandise and pays for such service or merchandise with cash, check, gift card or a credit card.

When the Company receives payment from customers before the services have been performed or the customer has taken possession of the merchandise, which principally relates to the sale of gift cards, the amount received is recorded as deferred revenue on the Company's consolidated balance sheet. The liability remains on the balance sheet until the earlier of redemption, escheatment, or 36 months. It is the Company's and its predecessors' historical experience that the likelihood of redemption after 36 months is remote. After 36 months, 80% of the remaining liability is relieved and recognized as revenue. After 48 months, an additional 10% of the remaining liability is relieved and recognized as revenue. After 60 months, the last 10% of the remaining liability is relieved and recognized as revenue. For the years ended June 30, 2005, 2004 and 2003, the Company included $0.8 million, $0.7 and $0.0, respectively, in income related to unredeemed gift cards.

As of June 30, 2005 and 2004 deferred revenue totaled $8.882 million, $10.025 million respectively.

Cost of Revenue: Cost of sales for services include salaries associated with employees that are directly related to providing various services to clients. These services include hair cuts, hair coloring, facials, medical procedures, waxing, massages, pedicures and manicures. In addition, the cost of products utilized as part of the service is also included in cost of revenues.

Product costs are determined by utilizing the cost that the product was acquired for from various vendors and manufacturers on a first-in first-out (FIFO) basis. Significant changes in product costs, product pricing, revenue mix, shrinkage and vendor allowances and rebates could have a material impact on our gross margin.

Selling, General and Administrative Costs: Included in selling, general and administrative costs are salaries and related benefit costs for all corporate personnel and facility level personnel that are not directly associated with performing services for our clients. Selling, general and administrative costs also include all occupancy, insurance, pre-formation organizational costs, supplies, telephone, advertising, travel, professional fees and cleaning expenses.

Advertising Costs: Advertising costs include costs related to public relations, agency fees, promotional programs, and the cost of in store marketing materials. All advertising costs are expensed as incurred. Advertising costs expensed were $1.4 million for each of the years ended June 30, 2005 and 2004, respectively and $0.0 for year ended June 30, 2003.

Income Taxes: The Company provides for federal and state income taxes currently payable, as well as for those deferred due to temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. Realization of deferred tax assets is ultimately dependent upon future taxable income. The effect of a change in tax rates is recognized as income or expense in the period of the change.

As of June 30, 2005 and 2004, the Company had deferred tax assets in the amounts of $17.3 million and $5.7 million, respectively. As of June 30, 2005 and 2004, 100% valuation allowances in the amounts of $17.3 million and 5.7 million respectively, were reserved; as management believes that it is more likely than not that the Company will not utilize the deferred tax asset. [See Note 9]

Interest Expense, net: Interest expense was $4.0 million and $2.2 million for the years ended June 30, 2005 and 2004, respectively, net of interest income of $.050 million and $.048 million.

Fair Value of Financial Instruments: The Company has estimated the fair value of financial instruments using available market information and other valuation methodologies in accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." Management of the Company believes that the fair value of financial instruments, consisting of cash, accounts receivable, accounts payable and accrued liabilities, approximates carrying value due to the immediate or short-term maturity associated with these instruments and that the long term debt is carried at fair value in that it carries interest rates that are comparable to similar instruments with similar maturities.

Loss per Common Share: Basic loss per share is calculated as net loss divided by the weighted average number of common shares outstanding. The Company's dilutive securities include shares issued under the Company's stock option plan, warrants issued in conjunction with the Series B preferred stock and TICC Senior Note, convertible senior subordinated debt, Series A, Series C, Series D, and Series E convertible preferred stock. In each case, each security is evaluated to determine if the security or note is dilutive or anti-dilutive. If the security is to be deemed anti-dilutive, it is excluded from the computation for diluted loss per common share. A total of 10,197,503 equivalent shares related to convertible securities were considered anti-dilutive, due to the Company having a net loss applicable to common shareholders for the years ended June 30, 2005 and 2004 and a total of 130,000 equivalent shares related to convertible securities were considered anti-dilutive for the year ended June 30, 2003 and were therefore excluded from the loss per common share calculation. Stock options and warrants with exercise prices greater than the average market value of the Company's common stock are excluded from the computation of diluted loss per common share. A total of 3,688,207, 1,947,689, and 542,820 equivalent shares were considered anti-dilutive as of the years ended June 30, 2005, June 30, 2004, and June 30, 2003 respectively and were therefore excluded from the loss per common share calculation. [See Note 11]

Stock-based Compensation: In December 2004, the FASB issued SFAS No. 123(R), Share Based Payment. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. It focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions (employee stock options). The statement requires the measurement of the cost of employee services received in exchange for an award of equity instruments (such as employee stock options) at fair value on the grant date. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award (the requisite service period). The Company adopted FAS 123R, "Share-Based payment", effective for its year ended June 30, 2004, applying the modified retrospective method. [See Note 11]

Recently Issued Accounting Pronouncements

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS No. 150"). SFAS No. 150 revises the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for interim periods beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company's consolidated results of operations or financial position.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS 153 "Exchange of Non-monetary assets". An Amendment of APB Opinion No. 29." FAS 153 eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB 29 and replaces it with an exception for exchanges that do not have commercial substance. FAS 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of FAS 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of FAS 153 is not expected to have a material impact on the results of operations or financial position of the Company.

In June 2005, the Financial Accounting Standards Board ("FASB") issued SFAS 154," Accounting Changes and Error Corrections". ("FAS 154"). FAS 154 replaces APB Opinion No. 20, Accounting Changes and FAS No. 3, Reporting Accounting Changes in Interim Financial Statements. FAS 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle. FAS 154 also requires that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change in estimate, and correction of errors in previously issued financial statements should be termed a restatement. FAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

      2.    Acquisitions

Since its inception, the Company has completed five acquisitions and the purchase price for each acquisition has been allocated to assets acquired and liabilities assumed based on their estimated fair values at the dates of acquisition, as set forth in the table below.

On June 29, 2003, the Company acquired Dischino Corporation for total consideration of $2.8 million. Dischino Corporation consisted of a salon and spa business in West Palm Beach, Florida. An independent appraiser was hired to assist in estimating the fair values at date of acquisition for this acquisition. This acquisition was material to the Company's operations and the operation of this acquired company has been included in the operations of the Company since the date of acquisition.

On November 26, 2003, the Company acquired the assets of Anushka Spa and Sanctuary for total consideration of $3.6 million. Anushka Spa and Sanctuary consisted of a salon and spa business in Palm Beach Gardens, Florida. An independent appraiser was hired to assist in estimating the fair values at date of acquisition for this acquisition. This acquisition was material to the Company's operations and the operation of this acquired company has been included in the operations of the Company since the date of acquisition.

On November 26, 2003, the Company acquired the assets of Anushka Boca Spa for total consideration of $1.2 million. Anushka Boca Spa consisted of a spa business in Boca Raton, Florida. An independent appraiser was hired to assist in estimating the fair values at date of acquisition for this acquisition. This acquisition was material to the Company's operations and the operation of this acquired company has been included in the operations of the Company since the date of acquisition.

On November 26, 2003, the Company acquired the assets of Wild Hare Salon for total consideration of $4.2 million. Wild Hare Salon consisted of a salon business in Boca Raton, Florida. An independent appraiser was hired to assist in estimating the fair values at date of acquisition for this acquisition. This acquisition was material to the Company's operations and the operation of this acquired company has been included in the operations of the Company since the date of acquisition.

On April 23, 2004, the Company acquired the assets of Georgette Klinger for total consideration of $16.9 million. Georgette Klinger consisted of a chain of nine spa facilities operating in seven states across the United States. An independent appraiser was hired to assist in estimating the fair values at date of acquisition for this acquisition. This acquisition was material to the Company's operations and the operation of this acquired company has been included in the operations of the Company since the date of acquisition.

The components of the aggregate acquisition purchase prices and the allocation of the purchase prices were as follows:


                                                                                At Acquisition Date
                                              -------------------------------------------------------------------------------------
                                                  Dischino     Anushka Spa       Anushka     Wild Hare     Georgette
                                               Corporation     & Sanctuary      Boca Spa         Salon       Klinger
(Dollars in thousands)                         Acquisition     Acquisition   Acquisition   Acquisition   Acquisition         Total
                                              -------------------------------------------------------------------------------------
Components of aggregate purchase prices:
Cash                                               $ 1,102         $ 2,070         $ 725       $ 3,847       $ 4,422      $ 12,166
Stock                                                  350             700           250           310           870         2,480
Notes payable                                        1,300             400             -             -         1,000         2,700
Liabilities assumed or payable                          30             473           269            14        10,559        11,345
                                              -------------------------------------------------------------------------------------

Total                                              $ 2,782         $ 3,643       $ 1,244       $ 4,171      $ 16,851      $ 28,691
                                              =====================================================================================

Allocation of the purchase price:

Net tangible assets (liabilities) acquired           $ 899           $ 410         $ 218         $ 415       $ 4,173         6,115
Identifiable intangible assets                         809             895           570         1,730           500         4,504
Goodwill                                             1,074           2,338           456         2,026        12,178        18,072
                                              -------------------------------------------------------------------------------------

Total                                              $ 2,782         $ 3,643       $ 1,244       $ 4,171      $ 16,851      $ 28,691
                                              =====================================================================================

A portion of the purchase price for each acquisition is accounted for as goodwill rather than as identifiable intangible assets. Goodwill further represents the Company's opportunity to strategically integrate the acquired businesses and leverage the business platforms across each other. In addition, goodwill represents the growth prospects of the combined business that are not captured as part of the acquired tangible and identifiable intangible assets.

The following unaudited pro forma results are presented as if the acquisitions, except for Dischino Corporation, had occurred on July 1, 2003:

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Year Ended
                                                                                                                    June 30,
In thousands, except share and per share amounts                                                                        2004
-----------------------------------------------------------------------------------------------------------------------------
Pro forma combined revenues                                                                                         $ 30,476
Pro forma combined cost of goods sold                                                                                 15,571
-----------------------------------------------------------------------------------------------------------------------------
Pro forma combined gross margin                                                                                       14,905
-----------------------------------------------------------------------------------------------------------------------------
Pro forma combined operating expenses                                                                                 28,693
Pro forma combined interest expenses and taxes, net                                                                    3,910
-----------------------------------------------------------------------------------------------------------------------------
Pro forma combined net loss                                                                                        $ (17,698)
=============================================================================================================================
Pro forma combined basic and diluted loss per share                                                                  $ (1.91)
                                                                                                         ====================
Pro forma weighted average number of common shares outstanding - basic and diluted                                 9,268,609
                                                                                                         ====================

      3.    Restricted Cash

Following are the components of restricted cash included in the Consolidated Balance Sheets as of June 30, 2005 and 2004:

                                                                                                            As of June 30,
                                                                                                 -----------------------------------
(Dollars in thousands)                                                                              2005                 2004
---------------------------------------------------------------------------------------------    -----------------------------------
Escrow account for prefunded interest on senior debt                                                $ 1,228               $ 2,421
Restricted certificate of deposit for Manhasset facility to collateralize lease                         200                   200
Initial restricted certificate of deposit for Beverly Hills facility to collateralize lease              72                    72
Secondary restricted certificate of deposit for Beverly Hills facility to collateralize lease            78                     -
Restricted certificate of deposit for Boca Raton facility to collateralize lease                         19                    19
                                                                                                 ---------------------------------
Total restricted cash                                                                                 1,597                 2,712

Less current portion                                                                                  1,228                 1,502
                                                                                                 ---------------------------------

Total non-current restricted cash                                                                     $ 369               $ 1,210
                                                                                                 =================================

As of June 30, 2005 and 2004  respectively,  the  Company's CEO and Chairman for
Advanced Aesthetics, Inc., Richard Rakowski, has personally guaranteed the letter of credit and restricted certificate of deposit for the Manhasset facility in the amount of $.2 million.

      4.    Property and Equipment

Following are the components of property and equipment included in the Consolidated Balance Sheets as of June 30, 2005 and 2004:


                                                                               June 30,
                                                            -------------------------------------
(Dollars in thousands)                                                 2005                2004
-------------------------------------------------------------------------------------------------
Furniture and fixtures                                                 $ 1,489           $ 1,398
Machinery and equipment                                                  1,666               987
Leasehold improvements                                                   5,628             5,201
Capital lease assets                                                       286               286
                                                            -------------------------------------
Total property and equipment                                             9,069             7,872

Accumulated depreciation and amortization                               (2,508)             (630)
                                                            -------------------------------------

Total property and equipment, net                                      $ 6,561           $ 7,242

                                                            =====================================

Depreciation and amortization expense for the years ended June 30, 2005, 2004 and 2003 was $1.9 million, $.6 million, and $0.0, respectively.

      5.    Accrued expenses and other current liabilities

Accrued expenses and other current liabilities were $8.2 million and $5.0 million as of June 30, 2005 and 2004, respectively.

                                          As of June 30,
                                --------------------------
(Dollars in thousands)               2005           2004
----------------------------------------------------------
Accrued Expenses                   $ 2,702         $ 2,692
Accrued Interest                     3,654           1,819
Accrued Dividends                    1,853             453
                                --------------------------
                                --------------------------
                                   $ 8,209         $ 4,964
                                ==========================
                                ==========================

      6.    Intangible Assets

All intangible assets, other than goodwill, have been assigned an estimated finite useful life, and are amortized on a straight line basis over the number of years that approximate their respective useful lives (ranging from two to six years). Total amortization expense related to amortizable intangible assets for the years ended June 30, 2005, 2004 and 2003 was $1.8 million, $1.0 million, and $0.0 respectively. The following table provides additional information concerning intangible assets as of June 30, 2005 and 2004:

                             --------------------------------  -------------------------   -----------------------------------------
                               Gross Cost      Gross Cost        Amortization Expense      Net Cost As of June 30,     Estimated
(Dollars in thousands)            2005            2004             2005        2004            2005        2004       Useful Life
------------------------     --------------------------------  -------------------------   -----------------------------------------
Non-compete agreements               $ 1,687         $ 1,687        $ 1,115       $ 436           $ 572     $ 1,251     2-3 years
Trademark/trade name                   1,110           1,110            577         208           $ 533       $ 902       3 years
Customer relationships                 1,764           1,764            564         211         $ 1,200     $ 1,553       5 years
Licensing agreements                   5,247           1,441            513         168         $ 4,734     $ 1,273       5 years
Domain Name                               50              50             13           3            $ 37        $ 47     2-5 years
Sephora                                   43               -              4           -            $ 39         $ -       6 years
                             ---------------------------------------------------------------------------------------
Total                                $ 9,901         $ 6,052        $ 2,786     $ 1,026         $ 7,115     $ 5,026
                             ================================  =========================   =========================

The following table provides the amortization expense to be incurred over the next five years:

(Dollars in thousands)    For The Years Ended
                              June 30,
-------------------------------------------

          2006                     $ 2,180
          2007                       1,594
          2008                       1,334
          2009                       1,120
          2010                         887
                          -----------------
                                   $ 7,115
                          =================

      7.    Long-Term Debt and Other Long-Term Liabilities

The Company's long-term debt and other long-term liabilities as of June 30, 2005 and 2004 consist of the following:


                                                                                              Amounts Outstanding as of June 30,
                                                       Maturity         Interest Rate %       ---------------------------------
              (Dollars in thousands)                     Dates                                  2005                    2004
              ----------------------                     -----                                  ----                    ----

Senior debt (a)                                        3/31/2009              12%             $ 8,836                 $ 8,525
Senior subordinated debt (b)                           11/4/2010              10%              12,066                  11,835
Other long term debt
  Note payable                                          7/1/2010            6% - 12%            5,905                   5,905
  Seller notes payable                                   Varies             5% - 15%            1,900                   1,900
Other long term liabilities ( c)
  Long term licensing obligation [See Note 13]         12/1/2008              6%                4,555                   1,114
  Deferred construction allowance                                                                 170                     190
  Capital lease obligations                              Varies               6%                   55                     187
Deferred Liability
  Sephora [See Note 13]                               12/31/2010                                5,000                       -
                                                                                             ---------------------------------
Total                                                                                          38,487                  29,656

Less current portion                                                                              744                     225
                                                                                             ---------------------------------
Long-term portion                                                                            $ 37,743                $ 29,431
                                                                                             =================================

(a) - Senior Debt

On April 1, 2004, the Company borrowed $10.0 million from TICC under a 12% senior note due on March 31, 2009. The proceeds were used to finance the Georgette Klinger acquisition and for general working capital purposes. As part of the agreement, $2.4 million of interest expense was pre-funded and placed into an escrow account for the purpose of paying the first two years of interest expense on the note. In addition, 618,789 warrants with an exercise price of $.01 were issued in conjunction with the note. These warrants contain anti-dilution provisions in the event that the Company issues more equity in the future below a specified price. As of June 30, 2005 and 2004, this note carried a debt discount of $1.2 million and $1.5 million respectively. The debt discount was attributable to the value associated with the detachable warrants issued in conjunction with the Senior Debt. The debt discount is amortized to interest expense and recorded over the term of the note. For the years ended June 30, 2005 and 2004, the Company recorded interest expense of $.3 million and $.1 million, respectively, related to the amortization of the debt discount.

The senior note agreement contains covenants, including limitations on incurrence of debt, granting of liens, capital expenditures, mergers and consolidations. In addition, the Company may not exceed specified fixed charge coverage, total debt-to-profit, senior debt-to-profit and debt-to-equity ratios. These covenants apply in some cases to the unit level operations and in other cases to the consolidated operations, all effective for periods subsequent to June 30, 2004. As of November 29, 2005 the Company has obtained compliance waivers from TICC for all covenant tests required for the year ended June 30, 2005 and the quarter ended October 1, 2005. Further, new covenants were established for the next four fiscal quarters.

The senior note is collateralized by the assets as outlined in the Pledge and Security agreement dated April 1, 2004. The collateral for this note includes financial instruments, goods (inventory, equipment, fixtures, etc.), deposit accounts, letter of credit rights, investment securities and general intangible assets.

(b) - Senior Subordinated Debt

On November 4, 2003, the Company borrowed $13.3 million from L Capital under a subordinated convertible promissory note due on November 4, 2010. This note is subordinated to the senior debt borrowed from TICC. The proceeds from this note were utilized for three purposes: 1) to purchase three salon and spa facilities in the Florida market, 2) complete renovation and expansion of two salon and spa facilities and 3) general working capital needs of the Company. The three salon and spa facilities acquired were 1) Wild Hare Salon in Boca Raton, FL, 2) Anushka Boca Spa in Boca Raton, FL and 3) Anushka Spa and Sanctuary in Palm Beach Gardens, FL.

The Company is obligated to pay interest at a rate of 10% per annum with a minimum of $66,500 payable quarterly in cash. The remainder of the interest can be deferred at the option of the Company until either the maturity of the note or the conversion of the note to common stock. As of June 30, 2005 and 2004, the Company had $1.1 million and $.8 million, respectively, of accrued interest on the Consolidated Balance Sheet related to this note. Accumulated but unpaid interest shall only be paid to the extent necessary, upon the occurrence of an exit event, to increase the internal rate of return of the investor to a 25% annual return over five years with respect to its investment in this note after giving effect to a calculation for the value of this note including interest paid in cash as of the occurrence of an exit event. The note and any unpaid interest are convertible into 5,966,444 shares of common stock at anytime at the option of the note holder.

The Company recognized a debt discount in the amount of $1.6 million due to beneficial conversion features associated with this note. As of June 30, 2005 and 2004, this note carried a debt discount of $1.2 million and $1.4 million respectively. The debt discount is amortized to interest expense and recorded over the term of the note. The Company recorded interest expense of $.2 million for each of the years ended June 30, 2005 and 2004, related to the amortization of the debt discount.

(c) - Other Long Term Debt

On June 29, 2003, the Company executed a promissory note for $5.9 million to Kidd and Company due on July 1, 2010. Kidd & Company (KCO) paid expenses and deposits for acquisitions on behalf of AAI in connection with the formation and capitalization of the Company. The Company is obligated for 6% interest for the first year and 12% thereafter, compounded annually, through the term of the note. The Company utilizes the effective interest method to calculate interest expense for this loan. As a result of the use of this method, $.7 million of non-cash interest expense related to this note was recorded for each of the years ending June 30, 2005 and 2004, respectively. The interest can be accrued or paid at the option of the Company. The Company has chosen to accrue the interest until such time that the cash flow from operations can support payment of the interest to the note holder.

Pursuant to its terms, this note will be paid in eight separate installments equal to one-eighth of the principal plus one-eighth of the interest accrued on such date. Pursuant to an agreement between Kidd & Company, the Company, and L Capital, the first installment will be due as soon as the trailing twelve month Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) on a
consolidated basis has reached or exceeds $5.0 million. An additional installment will also be due for each additional $1.0 million of trailing twelve month EBITDA on a consolidated basis. If the Company does not achieve any of the trailing twelve month EBITDA hurdles then the note will not be paid back to the note holder. The agreement limiting the payments under the note will terminate at such time that L Capital will convert into AAI common stock or otherwise cease to hold the L Capital note or its shares of Series D preferred stock.

On June 29, 2003, the Company executed a secured note for $1.3 million to Cosmo Dischino due on June 30, 2006. The note was issued to Cosmo Dischino as part of the acquisition consideration to purchase the Dischino Corporation. The Company is obligated for 5% interest for the first year, 10% interest for the second year and 15% interest thereafter through the term of the note. The Company utilizes the effective interest method to calculate interest expense for this loan. As a result of the use of this method, $.1 million of non-cash interest expense related to this note was recorded in each of the years ended June 30, 2005 and 2004, respectively. All interest is compounded annually and payable quarterly. On December 1, 2003 the Company pre-paid $.8 million in principal back to the note holder. As of June 30, 2005. the principal balance of $.6 million remained outstanding. This note payable is secured and collateralized by the fixed assets of the West Palm Beach facility as outlined in Schedule A of the Security Agreement dated July 1, 2003.

On November 26, 2003, the Company executed a note to the shareholders of Anushka Palm Beach Gardens for $.4 million due on May 25, 2005. The note was issued to the shareholders of Anushka Palm Beach Gardens as part of the acquisition consideration to purchase the Anushka Spa and Sanctuary in Palm Beach Gardens, FL. The Company is obligated for 5% interest annually through the term of the note. All interest is compounded annually and payable quarterly.

On April 23, 2004, the Company executed a note to the Pyle Group for $1.0 million due on April 23, 2007. The note was issued to the Pyle Group as part of the acquisition consideration to purchase Georgette Klinger Inc. The Company is obligated for 5% interest annually through the term of the note. All interest is compounded annually and payable quarterly. As of June 30, 2005, the note was reissued to Judith Pyle in the amount $.5 million and Thomas Pyle in the amount $.5 million, individually under the same terms.

Redemption of Other Long Term Debt

In July 2005, the Company repaid the remaining balance of the secured note issued to Cosmo Dischino in the amount of $.5 million. In addition, in July 2005, the Company also redeemed the balance of the note payable issued to the shareholders of Anushka Palm Beach Gardens in the amount of $.4 million.

Accrued interest of $3.6 and $1.8 million is included in accrued expenses as of June 30, 2005 and 2004, respectively.

Aggregate maturities of debt, gross of debt discounts for the next five years, are as follows:

(Dollars in thousands)                 For the Years
                                      Ended June 30,
---------------------------------------------------------

      2006                                 $ 1,285
      2007                                   2,289
      2008                                     855
      2009                                  10,908
      2010                                     964


      8.    Commitments and Contingencies

Litigation

The Company is a party to a number of legal actions, proceedings or claims. While any action, proceeding or claim contains an element of uncertainty, management believes that the outcome of such actions, proceedings or claims will not have a material adverse effect on the business, financial condition or results of operations.

Employment Agreements

The Company has entered into employment agreements with certain former owners of companies which were acquired in the year ended June 30, 2004. Under the terms of the agreements these employees and certain senior executives are entitled to severance benefits should their employment be involuntarily terminated. The obligation under these contracts for severance benefits is approximately $1.4 million and $1.0 million for the years ended June 30, 2005 and 2004. Further, the Company entered into an agreement with another former owner of an acquired company whereby the employee is entitled to a guaranteed salary until such time as a note for $1.3 million is repaid by the Company to the employee. In addition, should the note not be repaid within 18 months of its execution, the employee is entitled to a minimum salary of twice his guaranteed salary until such time as the note is repaid in full. The potential obligation of the Company is $.5 million per year.

Capital Leases

The Company is committed under four non-cancelable capital leases for medical equipment, and furniture and fixtures at four of the twelve operating facilities. The terms of these leases range from one year to five years which expire over the next three years. All four leases have bargain purchase options that the Company expects to exercise at the termination of each lease. Capital lease assets totaled $.3 as of June 30, 2005 and 2004, respectively, net of depreciation, and capital lease obligations totaled $.1 and $.2 million, respectively.

Operating Leases

The Company is committed under non-cancelable operating leases for all twelve of its operating facilities and three corporate office locations. The original terms of the leases range from one to ten years with many leases renewable for an additional five to ten year term at the option of the Company. Certain leases contain escalation provisions and percentage rent provisions.

Total rent expense, including real estate taxes and other expenses in the Consolidated Statement of Operations for the years ended June 30, 2005 and 2004 was $4.7 million and $1.5 million, respectively.

As of June 30, 2005 future minimum lease payments (excluding percentage rents based upon revenues) due under existing non-cancelable leases with remaining terms of greater than one year are as follows:


                                                                         (Dollars in thousands)
                                              ---------------------------------------------------------------------------
                                                     Operating lease             Capital lease               Total lease
        Fiscal year                                         payments                  payments                  payments
-----------------------------------------     -----------------------   -----------------------   -----------------------
            2006                                             $ 3,106                      $ 56                   $ 3,162
            2007                                               2,189                         1                     2,190
            2008                                               1,591                         -                     1,591
            2009                                               1,302                         -                     1,302
            2010                                               1,318                         -                     1,318
         Thereafter                                            3,495                         -                     3,495
                                              -----------------------   -----------------------   -----------------------
      Total minimum lease payments                          $ 13,001                        57                  $ 13,058
                                              =======================                             =======================

   Less: Imputed interest                                                                    2
                                                                        -----------------------
      Present value of
  capital lease obligations                                                               $ 55
                                                                        =======================

      9.    Income Taxes

The components of the deferred income tax assets as of June 30, 2005 and 2004 are as follows:

                                                             As of June 30,
                                                    ----------------------------
                                                     2005                  2004
                                                    ----------------------------

Net operating losses                                 $ 13,917          $ 3,931
Accrued liabilities and reserves                        1,162              910
Accrued interest                                          940              373
Accrued management fees                                   533              174
Property and equipment                                    482              102
Amortization of Goodwill and intangible assets            294              173
                                                    ----------------------------

Total Deferred Tax Assets                              17,328            5,663
Valuation Allowance                                   (17,328)          (5,663)
                                                    ----------------------------
Net Deferred Tax Assets                               $     -           $    -
                                                    ============================


The Company's ability to utilize the cumulative tax net operating loss carry-forward of approximately $28 million at June 30, 2005 against future taxable income will expire on June 30, 2025, and may be subject to certain limitations upon a "change in control" as defined by Section 382 of the Internal Revenue Code of 1986.

The provision for income taxes differs from the amount of income tax determined by applying the applicable statutory rate to the loss before income taxes. This difference, as shown in the following table, is due to a full reserve of our benefit for the utilization of net operating losses since utilization cannot be determined to be more likely than not per FASB 109.

                                                          As of June 30,
                                                --------------------------------
                                                 2005         2004         2003
                                                --------------------------------
Statutory Income Tax Rate                          35%         35%          35%
State Income Taxes, net of federal tax benefit      6%          5%           5%
                                                --------------------------------
Subtotal                                           41%         40%          40%
Valuation Allowance                               (41%)       (40%)        (40%)
                                                --------------------------------
Total effective tax rate                            -           -            -
                                                ================================


      10.   Shareholders' Deficit

Common Stock

General. The Company's Certificate of Incorporation authorizes the issuance of up to 30,000,000 shares of common stock. Subsequent to year end, the number of shares of common stock the Company is authorized to issue was increased to 70,000,000. Each share of stock will have voting rights on all matters requiring a vote of shareholders. Each share of common stock issued and outstanding will be identical in all respects. Except for and subject to those rights expressly granted to the holders of preferred stock, or except as may be provided by the laws of the State of Delaware, the holders of common stock have exclusively all other rights of our stockholders.

Dividends. The holders of common stock are entitled to receive, ratably, dividends when declared by the Board of Directors out of funds legally available after provision is made for each class of stock, if any, having preference over the common stock.

Liquidation Preference. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled, subject to the rights of holders of preferred stock, if any, to share ratably in all assets remaining available for distribution to them after payment of all liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

Conversion. The holders of common stock have no conversion rights and they are not subject to further calls or assessments by the Company.

Preemptive Rights.  The holders of common stock have no preemptive rights.

Voting Rights. The holders of common stock are entitled to one vote for each share held of record on all matters on which the holders of common stock are entitled to vote.

Redemption. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are duly authorized, fully paid and non-assessable.

Series A Convertible Preferred Stock

General. The Company's Certificate of Designation of Series A Preferred Stock designates 20,000 shares of preferred stock as shares of Series A Preferred Stock ("Series A Preferred").

Dividends. The holders of shares of Series A Preferred are entitled to receive, out of the assets of the Company legally available dividends on each share of Series A Preferred at an annual rate of $40. All dividends will accumulate and not be paid in cash unless otherwise determined by the Board of Directors. Dividends may not be paid on the Series A Preferred unless, at the time of such payment, any and all dividends then accrued and payable on the shares of any senior stock shall have been paid in full.

Liquidation Preference. In the event of a liquidation, dissolution or winding up, the holders of Series A Preferred are entitled, subject to the rights of holders of senior stock, if any, to receive $1,000 with respect to each share plus all accumulated but unpaid dividends thereon and upon receipt of such liquidation preference the holders of Series A Preferred shall not be entitled to any further participation in any distribution of assets of the Company with respect to the Series A Preferred held by them.

Conversion. The holders of Series A Preferred have the right to convert their shares into 50 shares of the common stock of the Company, subject to adjustment for stock split and other events.

Preemptive Rights.  The holders of Series A Preferred have no preemptive rights.

Voting Rights. Each share of Series A Preferred entitles the holder thereof to vote on all matters voted on by holders of common stock, voting together as a single class with the holders of the common stock and all other shares entitled to vote thereon as a single class with the common stock, other than the election of directors of the Company as to which the Series A Preferred shall not be entitled to vote. With respect to any such matters as to which holders of the Series A Preferred shall be entitled to vote, each issued and outstanding share of Series A Preferred shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder exercised such holder's warrants for the common stock issuable upon exercise thereof on the record date for determining the stockholders of the Company eligible to vote on any such matters.

Redemption. The Company has the right, at any time following the earlier to occur of (i) an Initial Public Offering in which the price to the public is $20 per share or more and (ii) two years from the issue date, to redeem in cash, the shares of Series A Preferred, in whole or in part, on not less than 15 days prior written notice of the date of redemption at a price per share equal to $1,000 with respect to each share plus all accumulated but unpaid dividends thereon.

Series B Preferred Stock

General. The Company's Certificate of Designation of Series B Preferred Stock designates 600,000 shares of preferred stock as shares of Series B Preferred Stock ("Series B Preferred").

Dividends. The holders of shares of Series B Preferred are entitled to receive, out of the assets of the Company legally available therefore, dividends on each share of Series B Preferred at the rate of $100 per annum with respect to the first twelve months following the date on which the Series B Preferred is first issued, which rate shall increase, on a retroactive basis, to $150 per annum commencing on the first anniversary of the date on which the Series B Preferred Stock is first issued (but in no event to exceed 10% per annum). Of the foregoing dividends, 50% will be paid in cash and 50% will accumulate and not be paid in cash unless otherwise determined by the Board of Directors. Dividends may not be paid on the Series B Preferred unless, at the time of such payment, any and all dividends then accrued and payable on the shares of any senior stock shall have been paid in full.

Liquidation Preference. In the event of a liquidation, dissolution or winding up, the holders of Series B Preferred are entitled, subject to the rights of holders of senior stock, if any, to receive $1,000 with respect to each share plus all accumulated but unpaid dividends thereon and upon receipt of such liquidation preference the holders of Series B Preferred shall not be entitled to any further participation in any distribution of assets of the Company with respect to the Series B Preferred held by them.

Conversion. The holders of Series B Preferred have no conversion rights and they are not subject to further calls or assessments by the Company.

Preemptive Rights.  The holders of Series B Preferred have no preemptive rights.

Voting Rights. Each share of Series B Preferred shall entitle the holder thereof to vote on all matters voted on by holders of common stock, voting together as a single class with the holders of the common stock and all other shares entitled to vote thereon as a single class with the common stock, other than the election of directors of the Company as to which the Series B Preferred shall not be entitled to vote. With respect to any such matters as to which holders of the Series B Preferred shall be entitled to vote, each issued and outstanding share of Series B Preferred shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder exercised such holder's warrants for the common stock issuable upon exercise thereof on the record date for determining the stockholders of the Company eligible to vote on any such matters.

Redemption. The Company has the right to redeem in cash the shares of Series B Preferred, in whole or in part, on not less than 15 days prior written notice of the date of redemption at a price per share equal to $1,000 with respect to each share plus all accumulated but unpaid dividends thereon. On December 1, 2003, the Company redeemed $.8 million of Series B Preferred stock.

Detachable Warrants. Series B holders were issued 545,000 detachable warrants, to purchase common stock, at an exercise price of $.01 per share with a ten year term. Management allocated $.9 million for the value of these warrants utilizing the Black-Scholes Option Pricing Model.

Series C Convertible Preferred Stock

General. The Company's Certificate of Designation of Series C Preferred Stock designates 20,000 shares of preferred stock as shares of Series C Preferred Stock ("Series C Preferred").

Dividends. The holders of shares of Series C Preferred are entitled to receive, out of the assets of the Company legally available therefore, dividends on each share of Series C Preferred at an annual rate of $40. All dividends will accumulate and not be paid in cash unless otherwise determined by the Board of Directors. Dividends may not be paid on the Series C Preferred unless, at the time of such payment, any and all dividends then accrued and payable on the shares of any senior stock shall have been paid in full.

Liquidation Preference. In the event of a liquidation, dissolution or winding up, the holders of Series C Preferred are entitled, subject to the rights of holders of senior stock, if any, to receive $1,000 with respect to each share plus all accumulated but unpaid dividends thereon and upon receipt of such liquidation preference the holders of Series C Preferred shall not be entitled to any further participation in any distribution of assets of the Company with respect to the Series C Preferred held by them.

Conversion. The holders of Series C Preferred have the right to convert their shares into 100 shares of the common stock of the Company, subject to adjustment for stock split and other events.

Preemptive Rights.  The holders of Series C Preferred have no preemptive rights.

Voting Rights. Each share of Series C Preferred shall entitle the holder thereof to vote on all matters voted on by holders of common stock, voting together as a single class with the holders of the common stock and all other shares entitled to vote thereon as a single class with the common stock, other than the election of directors of the Company as to which the Series C Preferred shall not be entitled to vote. With respect to any such matters as to which holders of the Series C Preferred shall be entitled to vote, each issued and outstanding share of Series C Preferred shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder exercised such holder's warrants for the common stock issuable upon exercise thereof on the record date for determining the stockholders of the Company eligible to vote on any such matters.

Redemption. The Company has the right, at any time following the earlier to occur of (i) an IPO in which the price to the public is $20 per share or more and (ii) two years from the issue date, to redeem in cash, the shares of Series C Preferred, in whole or in part, on not less than 15 days prior written notice of the date of redemption at a price per share equal to $1,000 with respect to each share plus all accumulated but unpaid dividends thereon.

Series D Convertible Preferred Stock

General. The Company's Certificate of Designation of Series D Preferred Stock designates 8,200 shares of preferred stock as shares of Series D Preferred Stock ("Series D Preferred").

Dividends. The holders of shares of Series D Preferred are entitled to receive annual dividends of $100 on each share of Series D Preferred. All such dividends shall accrue and be cumulative and be compounded annually at the rate of 10% per annum until paid. Accumulated but unpaid dividends shall only be paid to the extent necessary, upon the occurrence of an Exit Event (as defined in the Certificate of Designation), to increase the IRR of the Investor to a maximum of 25% with respect to its investment in the Series D Preferred. Upon conversion or redemption of any shares of Series D Preferred, all accumulated but unpaid dividends thereon shall, at the option of the Company, be paid: (i) in cash; or
(ii) by issuance of the Five-Year Note (as defined in the Certificate of Designation).

Liquidation Preference. In the event of or liquidation, dissolution or winding up, the holders of Series D Preferred are entitled, subject to the rights of holders of senior stock, if any, to receive $1,000 with respect to each share plus all accumulated but unpaid dividends thereon and upon receipt of such liquidation preference the holders of Series D Preferred shall not be entitled to any further participation in any distribution of assets of the Company with respect to the Series D Preferred held by them.

Conversion. Each share of Series D Preferred shall be convertible, at the option of the holder, into 448.60 (subject to certain adjustments) fully paid and non-assessable shares of common stock. Upon the consummation of such Threshold Transaction (as defined in the Certificate of Designation), each outstanding share of Series D Preferred shall be automatically converted into shares of common stock.

Beneficial Conversion. The Company recognized preferred dividends in the amount of $1.0 million due to beneficial conversion features associated with the Series D convertible preferred stock. Beneficial Conversion was deemed necessary by management as the conversion price of the Series D convertible preferred stock to common stock of $2.23 per share was considered below fair market value at the time of issuance.

Preemptive Rights.  The holders of Series D Preferred have no preemptive rights.

Voting Rights. Each share of Series D Preferred shall entitle the holder thereof to vote on all matters voted on by holders of common stock, voting together as a single class with the holders of the common stock and all other shares entitled to vote thereon as a single class with the common stock. Each issued and outstanding share of Series D Preferred shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares of common stock issuable upon conversion thereof. The affirmative vote of the holders of more than 50% of the outstanding shares of Series D Preferred, voting separately as a single class shall be required to: (i) authorize, increase the number of authorized shares of, or issue any shares of any class or series of senior stock; or (ii) amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) any provision of the Company's certificate of incorporation or bylaws so as to adversely affect the preferences, rights or powers of the Series D Preferred.

Redemption. Upon the occurrence of an Exit Event (liquidation of the company, IPO or sale of the business) both the holder and the Company shall have, subject to certain limitations, the right to cause the redemption of the Series D Preferred.

Series E Convertible Preferred Stock

General. The Company's Certificate of Designation of Series E Preferred Stock designates 500 shares of preferred stock as shares of Series E Preferred Stock ("Series E Preferred").

Dividends. The holders of shares of Series E Preferred are entitled to receive, out of the assets of the Company legally available therefore, dividends on each share of Series E Preferred at an annual rate of $40. All dividends will accumulate and not be paid in cash unless otherwise determined by the Board of Directors. Dividends may not be paid on the Series E Preferred unless, at the time of such payment, any and all dividends then accrued and payable on the shares of any senior stock shall have been paid in full.

Liquidation Preference. In the event of a liquidation, dissolution or winding up, the holders of Series E Preferred are entitled, subject to the rights of holders of senior stock, if any, to receive $1,000 with respect to each share plus all accumulated but unpaid dividends thereon and upon receipt of such liquidation preference the holders of Series E Preferred shall not be entitled to any further participation in any distribution of assets of the Company with respect to the Series E Preferred held by them.

Conversion. The holders of Series E Preferred have the right to convert their shares into 50 shares of the common stock of the Company, subject to adjustment for stock split and other events as well as upon the issuance of certain additional shares of common stock of the Company.

Preemptive Rights.  The holders of Series E Preferred have no preemptive rights.

Voting Rights. Each share of Series E Preferred shall entitle the holder thereof to vote on all matters voted on by holders of common stock, voting together as a single class with the holders of the common stock and all other shares entitled to vote thereon as a single class with the common stock, other than the election of directors of the Company as to which the Series E Preferred shall not be entitled to vote. With respect to any such matters as to which holders of the Series E Preferred shall be entitled to vote, each issued and outstanding share of Series E Preferred shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder exercised such holder's warrants for the common stock issuable upon exercise thereof on the record date for determining the stockholders of the Company eligible to vote on any such matters.

Redemption. The Company has the right, at any time following the earlier to occur of (i) an IPO in which the price to the public is $20 per share or more and (ii) two years from the issue date, to redeem in cash the shares of Series E Preferred, in whole or in part, on not less than 60 days prior written notice of the date of redemption at a price per share equal to $1,000 with respect to each share plus all accumulated but unpaid dividends thereon.

      11.   Stock-Based Compensation Plan

On July 1, 2003, the shareholders of Advanced Aesthetics adopted the Advanced Aesthetics 2003 Stock Option Plan which allows the Company to grant nonqualified stock options to employees, vendors and contractors that have affiliations with the Company.

Under the 2003 Stock Option Plan, the Company is authorized to issue options to acquire 2,000,000 shares of common stock for a term not to exceed ten years from the date of grant.

The 2003 Stock Option Plan contains restrictions on transferability, time of exercise, exercise price and on disposition of any shares acquired through exercise of the options. Stock options are granted at not less than fair market value, which is determined as of the grant date utilizing the Black-Scholes Option Pricing Model. The Board of Directors determines the 2003 Stock Option Plan participants and establishes the terms and conditions of each option.

In addition to grants of stock options which were issued during the years ended June 30, 2005 and 2004, the Company has promised to grant options to employees pursuant to employee agreements. Although these options have not yet been granted, the requisite service periods related to these options commenced at the inception of employment. As a result, the Company has calculated the estimated fair value of these options, and recognized that fair value as expense in the Statement of Operations to the extent that the requisite service has been rendered. These awards will be remeasured at each period end until granted.

A summary of the Company's share option activity and related information during the years ended June 30, 2005 and 2004 are as follows:

                                                Options outstanding
                                     -------------------------------------------

                                                             Weighted Average
                                       Shares                 Exercise Price
                                     -----------------    ----------------------

Outstanding, June 30, 2003                          -               -

Granted                                     1,700,900             $4.00
Cancelled                                    (917,000)             4.00
Exercised                                           -               -
                                     -----------------    ----------------------

Outstanding, June 30, 2004                    783,900              4.00

Granted                                       442,500              4.00
Cancelled                                    (166,800)             4.00
Exercised                                           -               -
                                     -----------------    ----------------------

Outstanding, June 30, 2005                  1,059,600             $4.00
                                     -----------------    ----------------------

As of June 30, 2005, the weighted average exercise prices and remaining contractual lives of stock options are as follows:


                                                     Options outstanding                      Options exercisable
                                        ----------------------------------------------   -----------------------------
                                        Number of     Weighted average
                                         options         remaining          Weighted         Number
                                      outstandingas   contractual life      average      exercisable as     Weighted
      Range of exercise prices         of 6/30/05        (in years)      exercise price    of 6/30/05     average price
                                       ----------        ----------      --------------    ----------     -------------
Stock options issued @$4.00            1,059,600           9.01              $4.00          692,587          $4.00

Warrants outstanding as of June 30, 2005 are as follows:

                                                      Warrants outstanding
                                         ---------------------------------------
                                                                Weighted Average
                                          Shares                 Exercise Price
                                         ----------------    -------------------

Warrants granted during 2003 and
outstanding as of June 30, 2003                  545,000             $0.01

Granted                                          618,789              0.01
Cancelled                                              -               -
Exercised                                              -               -
                                         ----------------    -------------------

Outstanding, June 30, 2004                     1,163,789              0.01

Granted                                           81,750              0.01
Cancelled                                              -               -
Exercised                                              -               -
                                         ----------------    -------------------

Outstanding, June 30, 2005                     1,245,539             $0.01
                                         ================    ===================


At June 30, 2005, the weighted average exercise prices and remaining contractual lives of stock options are as follows:


                                                  Warrants outstanding                                  Warrants exercisable
                              --------------------------------------------------------    ------------------------------------------
                                                        Weighted
                                Number of               average             Weighted
                                warrants               remaining            average               Number                 Weighted
                               outstanding          contractual life        exercise           exercisable               average
Range of exercise prices      as of 6/30/05            (in years)            price            as of 6/30/05               price
------------------------      -------------            ----------            -----            -------------               -----

Warrants issued @ $.01          1,245,539                 5.40               $0.01              1,245,539                 $0.01


The stock options to be issued vest at a range of 25-33% per year over a period of two to four years. All options to be granted relate to the stock option plan approved by the shareholders of the Company. The fair value of each stock option grant was estimated using the Black-Scholes Option Pricing Model assuming a 0% dividend yield, 30% -36% expected volatility, a risk free interest rate of 3.56%
- 4.61% and expected life of the options of 5 years. Total shares underlying future options for which requisite service periods have begun are 2,447,650, 769,000, and 0 for the years ended June 30, 2005, 2004, and 2003, respectively.

For June 30, 2005 and 2004, the Company recorded expense of $.2 million and $.3 million respectively in its Consolidated Statement of Operations, which reflects the value of vested stock options in accordance with FAS 123R. Unearned compensation related to stock options to be granted was approximately $1.0 million as of June 30, 2005.

      12.   Related Party Transactions

West Palm Beach Facility Lease

The Company leases its West Palm Beach facility from Christal Inc. The majority owner of Christal Inc. is an Advanced Aesthetics employee at the West Palm Beach facility. Total rent expense to this related party amounted to $.3 million and $.2 million for the years ended June 30, 2005 and 2004.

Kidd & Company

AAI was formed by principals of KCO, a Greenwich, Connecticut based investment firm. In connection with the formation and capitalization of the Company, KCO paid expenses and deposits for acquisitions on behalf of AAI for an aggregate sum of approximately $5.9 million. In addition, affiliates of KCO including Seapine Investments, LLC ("Seapine"), trusts for the benefit of the children of William and Carla Kidd ("Kidd Trusts"), Richard Rakowski and Andrew Lipman (collectively "KCO Affiliates"), invested an aggregate of $2 million in the Company and received shares of Series B Preferred Stock, common stock and warrants to acquire common stock of the Company.

On November 25, 2003 AAI entered into a five-year Advisory Services Agreement with KCO pursuant to which KCO performed and will continue to perform advisory services for the Company. Under the Agreement, the Company is required to pay KCO an annual advisory fee, payable in quarterly installments in arrears, equal to the higher of (a) $425,000 and (b) 1% of its gross revenues for such year. For the years ended June 30, 2005 and 2004, advisory fees of $.4 million and $.3 million, respectively were recorded in the selling, general and administrative section of the Consolidated Statement of Operations. As of June 30, 2005, and 2004, $.6 million and $.2 million remain unpaid and accrued for in accrued expenses on the Consolidated Balance Sheet, respectively.

L Capital

In November 2003, L Capital invested $13,300,000 and received a subordinated convertible promissory note (convertible into shares of the common stock of the Company) and entered into a Securityholders Agreement and Registration Rights Agreement with the Company and KCO. L Capital also entered into a Share Transfer Agreement with the KCO Affiliates and other affiliates of KCO (collectively the "KCO Investors") whereby a portion of the shares of common stock held by the KCO Investors is subject to a clawback in favor of L Capital if L Capital does not recognize an investment rate of return (IRR) of 25% within five years of its investment in AAI.

In June 2004 L Capital invested an additional $8.2 million and acquired shares of the Series D Convertible Preferred Stock of the Company (convertible into shares of common stock of the Company) and concurrently entered into an amendment to the Share Transfer Agreement with the KCO Investors which increased the percentage of shares of the common stock of the Company subject to clawback in favor of L Capital.

On November 25, 2003 AAI entered into a five-year Consulting Services Agreement with L Capital pursuant to which L Capital performed and will continue to perform consulting services for the Company. Under the Agreement, the Company is required to pay L Capital an annual consulting fee, payable in quarterly installments in arrears, equal to the higher of (a) $445,000 and (b) 1% of our gross revenues plus $20,000 for such year. For the years ended June 30, 2005 and 2004, advisory fees of $.4 million and $.3 million were recorded, respectively, in the selling, general and administrative section of the Consolidated Statement of Operations. As of June 30, 2005, and 2004, $.7 million and $.3 million respectively remain unpaid and accrued for in accrued expenses on the Consolidated Balance Sheet, respectively.

      13.   Material Agreements

Agreements with Johns Hopkins

On November 21, 2003 AAI entered into a Consulting Services Agreement with Johns Hopkins Medicine, acting through Johns Hopkins Health System Corporation, and the Johns Hopkins University. Under the Agreement, Johns Hopkins agreed to provide consulting services to AAI consisting of: (i) review and assessment of its medical delivery protocol document and (ii) consultation on the development of outcomes studies methodologies. The agreement also sets forth the conditions for the use of the Johns Hopkins Trademark. The term of the agreement is until November 21, 2008. The agreement may be terminated by either party at any time with 120 days of written notice.

The consideration for the review and assessment services provided by Johns Hopkins is $5,000 per day. The consideration for the limited use of the Johns Hopkins mark is $.3 million per year payable in quarterly installments and 500 shares of our series E preferred Stock. The Johns Hopkins agreement is carried on the balance sheet at the present value of all future payments to Johns Hopkins and amortized over the term of the agreement. The carrying value of this asset was $4.6 million as of June 30, 2005 and $1.3 million as of June 30, 2004. The amount is reported as a component of Intangible Assets.

On March 23, 2005, AAI signed an amendment to the Consulting Services Agreement with Johns Hopkins Medicine, acting through Johns Hopkins Health System Corporation, and the Johns Hopkins University. The effective date of this amendment is June 1, 2005. The purpose of this amendment was to expand the oversight function that Johns Hopkins would perform for the Company to include increased medical protocol review, medical facility design and physician credentialing. In addition, the agreement expanded the use by the Company of the Johns Hopkins trade name. For the increased oversight and review services provided by Johns Hopkins, the Company agreed to increase the consideration paid to Johns Hopkins from $.3 million to $1.0 million in the first year of the contract, $1.5 million in the second year of the contract and $1.0 million annually thereafter until the term of the contract is reached. The term of the agreement is until June 1, 2010. The agreement may be terminated by either party at any time with 120 days of written notice.

Agreement with Sephora

In December 2004, the Company entered into a Retail Alliance Agreement with Sephora USA, LLC. Pursuant to the agreement the Company granted Sephora the rights to: (i) sell its Cosmedicine products in the Sephora retails stores, through its website and any other retail channel, (ii) to utilize certain of its intellectual property and methods in order to operate the AAI stores within the Sephora stores, (iii) develop with the Company the adjacent AAI facilities and (iv) sublease retails space from the Company for the purpose of constructing and operating a Sephora store within the Company's centers. The term of the agreement is until December 31, 2010.

Upon execution of the agreement, Sephora deposited a performance deposit in an amount of $5 million with an escrow agent, which was subsequently paid to the Company. If Sephora, pursuant to the terms of the agreement, terminates the agreement with the Company it may have the right to recover a portion of the $5 million performance deposit. Sephora will also have the right to earn back its performance deposit if the arrangement is successful. The Company will be required to return to Sephora 50% of the performance deposit at such time that the "Net Revenues" of Sephora relating to the sale of Cosmedicine products plus Sephora "Capital Expenditures" (each as defined in the agreement) equals $30 million and the remaining performance deposit at such time that such "Net Revenues" plus "Capital Expenditures" equals $60 million. The Company has recorded $5 million as other long term liabilities on the Consolidated Balance Sheet as of June 30, 2005.

Sephora, with whom the Company has a strategic relationship, is a subsidiary of LVMH, SA and L Capital is a private equity fund sponsored by LVMH, SA and, as a result, Sephora and L Capital are affiliates. The Company's decision to enter into a strategic alliance with Sephora was made independent of its relationship with L Capital and all arrangements with Sephora have been negotiated on an arms length basis.

      14.   Subsequent Events

Series F convertible preferred stock financing

In July of 2005, the Company raised $5.0 million in the form of series F convertible preferred stock through a private placement. During September 2005, the series F shareholders exchanged all of their shares of series F convertible preferred stock and all of the warrants issued in connection with the series F stock for shares of a newly created series H convertible preferred stock and new warrants.

Series G convertible preferred stock financing

In September of 2005, the Company raised an additional $10.775 million [gross] in the form of series G convertible preferred stock through a private placement. The series G holders have the right to convert each share of series G preferred stock into approximately 444 shares of common stock at $2.25 per share. In addition, the Company issued warrants to the series G holders that are exercisable for thirty percent (30%) of the number of shares of common stock issuable to series G holders upon conversion of their shares of series G preferred stock. The warrants are exercisable for five years from the date of issuance and have an exercise price equal to $2.70 per share.

The following statements are brief summaries of certain provisions relating to the series G convertible preferred stock.

General. The Certificate of Designation of the series G convertible preferred stock designates 12,000 shares of preferred stock as shares of series G convertible preferred stock ("series G convertible preferred").

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, the holders of the series G convertible preferred (together with the holders of the shares of series D convertible preferred stock and series H convertible preferred stock of the Company) will receive in preference to the holders of any other class or series of capital stock of the Company, a per share amount equal to the original purchase price of a share of series G convertible preferred, plus any accrued and unpaid dividends.

Dividends. 8% per annum dividends, when, as and if declared by the Company's board of directors, prior to any dividends being paid on the common stock of the Company except that from and after the date of a Public Transaction, such rate shall be 4% per annum. At the time of conversion of any series G convertible preferred into common stock, the holder of such series G convertible preferred shall be entitled to receive payment of all accrued and unpaid dividends thereon in the form of such number of additional shares of common stock equal to (a) the amount of such dividends, divided by (b) the then applicable conversion price of the series G convertible preferred.

Voting Rights. The series G convertible preferred will vote with the common stock as a class on an as converted basis.

Conversion Rights. The series G holders have the right to convert each share of its series G convertible preferred into approximately 444 shares of common stock ($2.25/share conversion price).

Mandatory Conversion. The series G convertible preferred will be automatically converted into common stock at such time as the shares of common stock into which the series G convertible preferred is converted (and/or exchanged) are registered for resale with the SEC.

Anti-Dilution Protection. Proportional adjustments of the series G convertible preferred conversion rate will be made for splits, combinations, stock dividends, recapitalizations and the like. Additionally, in the event that the Company shall issue any additional shares of common stock or common stock equivalents at a issuance price (or deemed issuance price) less than the then effective conversion price of the series G convertible preferred, the conversion price for the Series G convertible preferred shall be subject to a weighted-average anti-dilution adjustment.

Protective Provisions. Consent of the holders of a majority of the outstanding series G convertible preferred shall be required for the consummation of the Public Transaction or any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the series G convertible preferred.

Redemption. Each holder of series G convertible preferred shall have the right, but not the obligation, to require the Company to redeem any or all of such holder's series G convertible preferred upon the earliest to occur of: (i) the liquidation or dissolution of the Company, (ii) an IPO of the Company, (iii) the sale of all or substantially all the assets of the Company, (iv) a merger, consolidation or business combination of the Company (except for the Public

Transaction) and (v) a change of control of the Company, and the Company shall have such right as long as the Series G Investors would receive 2x its original investment upon such redemption or in such other transaction.

Detachable Warrants. The Company issued warrants to the series G holders that are exercisable for the number of shares of common stock equal to thirty percent (30%) of the number of shares of common stock issuable to such Series G holders upon conversion of its shares series G convertible preferred. The warrants are exercisable for five (5) years from the date of issuance and will have an exercise price equal to 120% of the Conversion Price ($2.70 per share of Company common stock). The warrants do not confer upon holders thereof any voting, dividend or other rights as stockholders of the Company.

Series H convertible preferred stock financing

During September 2005, the series F shareholders exchanged all of their shares of series F convertible preferred stock and all of the warrants issued in connection with the series F stock for shares of a newly created series H convertible preferred stock and new warrants. The series H holders have the right to convert each share of series H convertible preferred stock into approximately 444 shares of ccommon stock at $2.25 per share. In addition, the Company issued warrants to the series H holders that are exercisable for thirty percent (30%) of the number of shares of common stock issuable to series H holders upon conversion of their series H preferred stock. The warrants will be exercisable for five years from the date of issuance and will have an exercise price equal to $2.70 per share.

The terms of the series H convertible preferred stock are identical to the terms of the series G convertible preferred stock except that for series H, dividends accrue as of July 7, 2005, the date when the series F convertible preferred stock investment was made. The warrants issued to the holders of the series H convertible preferred stock are also identical to the warrants issued to the series G holders.

The following statements are brief summaries of certain provisions relating to both the series H convertible preferred stock.

General. The Certificate of Designation of series H convertible preferred stock designates 5,000 shares of preferred stock as shares of series H convertible preferred stock ("series H convertible preferred stock").

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, the holders of the series H convertible preferred stock (together with the holders of the shares of series D convertible preferred stock and series G convertible preferred stock of the Company) will receive in preference to the holders of any other class or series of capital stock of the Company, a per share amount equal to the original purchase price of a share of series H convertible preferred stock, plus any accrued and unpaid dividends.

Dividends. 8% per annum dividends, when, as and if declared by the Company's board of directors, prior to any dividends being paid on the common stock of the Company except that from and after the date of a public transaction, such rate shall be 4%. At the time of any conversion of any series H convertible preferred stock into common stock, the holder of such series H convertible preferred stock shall be entitled to receive payment of all accrued and unpaid dividends thereon in the form of such number of additional shares of common stock equal to (a) the amount of such dividends, divided by (b) the then applicable conversion price of the series H convertible preferred stock.

Voting Rights. The series H convertible preferred stock will vote with the common stock as a class on an as converted basis.

Conversion Rights. The holders have the right to convert each share of its series H convertible preferred stock into approximately 444 shares of common stock ($2.25/share conversion price).

Mandatory Conversion. The series H convertible preferred stock will be automatically converted into common stock at such time as the shares of common stock into which the series H convertible preferred stock is converted (and/or exchanged) are registered for resale with the SEC.

Anti-Dilution Protection. Proportional adjustments of the series H convertible preferred stock conversion rate will be made for splits, combinations, stock dividends, recapitalizations and the like. Additionally, in the event that the Company shall issue any additional shares of common stock or common stock equivalents at a issuance price (or deemed issuance price) less than the then effective conversion price of the series H convertible preferred stock, the conversion price for the series H convertible preferred stock shall be subject to a weighted-average anti-dilution adjustment.

Protective Provisions. Consent of the holders of a majority of the outstanding series H convertible preferred stock shall be required for the consummation of the public transaction or any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the series H convertible preferred stock.

Redemption. Each holder of series H convertible preferred stock shall have the right, but not the obligation, to require the Company to redeem any or all of such holder's series H convertible preferred stock upon the earliest to occur of: (i) the liquidation or dissolution of the Company, (ii) an IPO of the Company, (iii) the sale of all or substantially all the assets of the Company,
(iv) a merger, consolidation or business combination of the Company (except for the Public Transaction) and (v) a change of control of the Company, and the Company shall have such right as long as the holder would receive 2x its original investment upon such redemption or in such other transaction.

Detachable Warrants. The Company issued to the holders of the series H convertible preferred stock, warrants exercisable for 666,667 shares in exchange for their existing warrants. The warrants are exercisable for 5 years from July 7, 2005 and have an exercise price equal to 120% of the conversion price ($2.70 per share of the Company's common stock). The warrants do not confer upon holders thereof any voting, dividend or other rights as stockholders of the Company.

In connection with these financings, the Company incurred a finder fee which the Company netted against the gross proceeds of the above financings. Further, the Company has agreed to increase prefunded interest into the escrow account which is held for the sole purpose of paying interest to TICC. The Company has agreed to pay $2.0 million of principal to TICC.

Public Transaction and Escrow Agreement

In the near term the Company and its shareholders expect to execute a definitive share exchange agreement, (the "Public Transaction"), with a to-be-named public company ("Newco") acceptable to the Company and the holders of the series H convertible preferred stock and series G convertible preferred stock. As a result, the Company would become a subsidiary of Newco and shareholders of the Company would receive shares of common stock of Newco in exchange for their equity in the Company. It is anticipated that this will be recorded as a reverse merger for accounting purposes.

At the closing of the Public Transaction, it is anticipated that the AAI Security holders that own any series of preferred stock, except Series E, will convert their shares into shares of Company common stock and subsequently receive newly issued shares of Newco stock. In addition, it is anticipated that the KCO note and L Capital senior subordinated debt will be converted into common stock of the Company, and subsequently exchanged for shares of Newco.

In September of 2005, the Company raised an additional $15 million in gross proceeds with the affiliates of North Sound Capital ("North Sound Investors"). These funds are currently in escrow and will be released from escrow upon the Company's completion of the public transaction described above and the finalization of the transaction documents with the North Sound investors.

The North Sound investment will be an investment directly into Newco and will be based upon a $2.50 per share price of AAI common stock and 30% warrant coverage with each warrant having an exercise price of $3.00 per share. The warrants to be issued to the North Sound Investors will be substantially the same as the series G warrants and the North Sound Investors will receive similar registration rights. The North Sound Investors will also have the right to approve the Public Transaction.

Leases

Beverly Hills Lease

On July 1, 2005, the Company entered into a lease agreement to extend the lease on the Beverly Hills facility. The termination date on this lease agreement is September 30, 2015 and the lease does not contain any future renewable option clauses. The lease contains a free rent provision for the first six months of the lease and also contains a landlord allowance in the amount of $.6 million that must be utilized by the Company by June 30, 2006. As a condition to the lease, the Company is required to put up a letter of credit with varying amounts for each year of the lease as a guarantee for future rental payments. The straight lined annual rental payment commitment is $.4 million per year.

Chevy Chase Lease

The Company entered into a lease agreement on a new facility in Chevy Chase, Maryland with a commencement date of April 1, 2006. The termination date on this lease agreement is March 31, 2021. Prior to payment of any tenant allowance, however, the Company must provide the landlord with a security deposit in the amount of $.6 million in the form of a letter of credit or cash. The straight lined annual rental payment commitment is $.3 million per year and the lease contains a percentage rent clause in the amount of 6% of the facility's revenue over the breakpoint of $4.4 million.

Merritt 7 Lease

The Company entered into a lease agreement on a new facility in Norwalk, Connecticut on October 5, 2005. The term of the lease is 10 years with a total square footage of 13,240. The commencement of the lease is anticipated for November 1, 2005 for the initial 5,740 square feet of space, with the remaining space being commenced on January 1, 2006. The Company has the option to renew the lease for an additional 5 years at a fair market rental rate. The Company is obligated for security deposits over the term of the lease. The security deposit terms are as follows:

         $680,595 through the 5th lease year;
         $453,730 through the 6th lease year;
         $340,279 through the seventh lease year; and $226,854 from the commencement of the eight lease year through the end of the lease.

Agreements

In September the Company entered into a non-binding letter of intent relating to a potential sale of the Company to another company in consideration for shares of the acquiring company. No assurance can be given that the sale will be consummated. The terms of the acquisition, if consummated would not constitute a change of control.

In October the Company entered into an agreement with Mandalay Integrated Media Entertainment, LLC, (MIME), whereby MIME will provide certain media consulting services in consideration for common shares of AAI.

Royalties

In August 2005 the Company executed an agreement for the exclusive rights to an ingredient to be used in the manufacture of a skin care line. In consideration for such rights the Company agreed to royalty payments of 2.5% of its sales to Sephora with minimum payments of $17,000, $250,000, and $312,000 for calendar years 2006, 2007 and 2008 respectively.

          Unaudited Financial Statements for Advanced Aesthetics, Inc.
                       and the accompanying notes thereto.

          For the quarter ended October 1, 2005 and September 30, 2004

                            Advanced Aesthetics, Inc.
                           Consolidated Balance Sheets

                                                                                                  As of October 1,
                                                                                                        2005
In thousands, except share and per share amounts                                                     (unaudited)
--------------------------------------------------------------------------------------------------------------------------------
Assets:
        Current assets:
        Cash and cash equivalents                                                    $  8,992                     $    133
        Restricted cash, current portion                                                1,542                        1,228
        Inventories                                                                     1,874                        2,120
        Other current assets                                                              901                          704
        ------------------------------------------------------------------------------------------------------------------
        Total current assets                                                           13,309                        4,185

        Property and equipment, net                                                     7,048                        6,561
        Other assets                                                                      447                          392
        Deferred financing costs, net                                                     309                          330
        Restricted cash, non-current portion                                              169                          369
        Goodwill                                                                       18,072                       18,072
        Other intangibles, net                                                          6,570                        7,115
        ------------------------------------------------------------------------------------------------------------------

        Total assets                                                                 $ 45,924                     $ 37,024
                                                                             ================                 ============

Liabilities and Shareholders' deficit:

Liabilities:
        Current liabilities:
        Cash overdraft                                                                    $ -                     $    162
        Accounts payable                                                                5,335                        3,632
        Accrued expenses and other current liabilities                                  7,860                        8,210
        Deferred revenue                                                                8,919                        8,882
        Current portion of long term debt                                               1,161                          744
        ------------------------------------------------------------------------------------------------------------------
        Total current liabilities                                                      23,275                       21,630

        Senior debt (net of debt discount of $1.087
         million and $1.164 million                                                     8,913                        8,836
        as of October 1, 2005 and June 30, 2005, respectively )

        Senior subordinated debt (net of debt discount of $1,176
         and  $1.234 million ) as of October 1, 2005 and June 30,
         2005 respectively )                                                           12,124                       12,066

        Other long term debt (net of current portion)                                   5,744                        7,061

        Other long term liabilities                                                     9,600                        9,780
        ------------------------------------------------------------------------------------------------------------------

        Total liabilities                                                              59,656                       59,373
        ------------------------------------------------------------------------------------------------------------------

Commitments and contingencies                                                               -                            -

Shareholders' deficit:
        Preferred stock, series A, cumulative, convertible,                             2,130                        2,130
        redeemable, par value $.01, authorized 20,000
        shares, issued and outstanding 7,950 shares
        (liquidation preference of $7,950)

        Preferred stock, series B, cumulative, redeemable,                                965                          965
        par value $.01, authorized 600,000 shares, issued
        and outstanding 1,900 shares (liquidation
        preference of $1,900)

        Preferred stock, series C, cumulative, convertible,                               350                          350
        redeemable, par value $.01, authorized 20,000
        shares, issued and outstanding 1,300 shares
        (liquidation preference of $1,300)

        Preferred stock, series D, cumulative, convertible,                             8,146                        8,146
        redeemable, par value $.01, authorized as of
        October 1, 2005 and June 30, 2005, 8,146 shares,
        issued and outstanding 8,146 shares (liquidation
        preference of $8,146 )

        Preferred stock, series E, cumulative, convertible,                               135                          135
        redeemable, par value $.01, authorized as
        2005,tober 5002005 and June 30, shares, issued and
        outstanding 500 shares (liquidation preference of $500)




        Preferred stock, series G, cumulative, convertible,                             9,702                            -
        redeemable, par value $.01, authorized as of
        October 1, 2005 10,775 shares, issued and
        outstanding 10,775 shares(liquidation preference of $10,775)

        Preferred stock, series H, cumulative, convertible,                             4,539                            -
        redeemable, par value $.01, authorized as of
        October 1, 2005 5,000 shares, issued and
        outstanding 5,000 shares (liquidation preference of $5,000)

        Common stock, par value $.01, authorized 30,000,000                                93                           93
        shares, issued and outstanding 9,268,609 shares

        Additional paid-in capital                                                      5,408                        3,765

        Accumulated deficit                                                           (45,200)                     (37,933)
        ------------------------------------------------------------------------------------------------------------------
        Total shareholders' deficit                                                   (13,732)                     (22,349)
        ------------------------------------------------------------------------------------------------------------------

        Total liabilities and shareholders' deficit                                  $ 45,924                     $ 37,024
                                                                             ================                 ============

The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.


                                                      Advanced Aesthetics, Inc.
                                                Consolidated Statements of Operations
                                                             (unaudited)

                                                                                            For the Three Months Ended
-------------------------------------------------------------------------- ---------------------------- ----------------------------
In thousands, except share and per share amounts                                 October 1, 2005              September 30, 2004
-------------------------------------------------------------------------- ---------------------------- ----------------------------
Revenues:
   Service                                                                    $           5,863             $             5,633
   Retail                                                                                 1,902                           2,074
-------------------------------------------------------------------------- ---------------------------- ----------------------------
Total Revenue                                                                             7,765                           7,707
-------------------------------------------------------------------------- ---------------------------- ----------------------------
Cost of Revenue:
   Service                                                                                3,388                           3,423
   Retail                                                                                   788                             743
-------------------------------------------------------------------------- ---------------------------- ----------------------------
Total Cost of Revenue                                                                     4,176                           4,166
-------------------------------------------------------------------------- ---------------------------- ----------------------------
Gross margin                                                                              3,589                           3,541
-------------------------------------------------------------------------- ---------------------------- ----------------------------
Selling, general and administrative expenses                                              7,208                           6,095
Depreciation and amortization                                                             1,109                             871
-------------------------------------------------------------------------- ---------------------------- ----------------------------
Total operating expenses                                                                  8,317                           6,966
-------------------------------------------------------------------------- ---------------------------- ----------------------------
Operating loss                                                                           (4,728)                         (3,425)

Interest expense, net                                                                     1,004                             927
-------------------------------------------------------------------------- ---------------------------- ----------------------------
Loss before income tax provision                                                         (5,732)                         (4,352)

Income tax provision (benefit)                                                                -                               -
-------------------------------------------------------------------------- ---------------------------- ----------------------------

Net loss                                                                                 (5,732)                         (4,352)

Dividends on preferred stock                                                                463                             271
-------------------------------------------------------------------------- ---------------------------- ----------------------------

Net loss applicable to common shareholders                                    $          (6,195)            $            (4,623)
========================================================================== ============================ ============================

Basic and diluted loss per common share:                                      $           (0.67)            $            (0.50)
                                                                           ============================ ============================

Weighted average common shares outstanding, basic and diluted                         9,268,609                       9,268,609
                                                                           ============================ ============================


The accompanying notes are an integral part of the consolidated financial statements


                                                      Advanced Aesthetics, Inc.
                                                Consolidated Statements of Cash Flows
                                                             (unaudited)


                                                                                               For the Three Months ended
------------------------------------------------------------------------------ ---------------------------- ------------------------
In thousands, except share and per share amounts                                     October 1, 2005             September 30, 2004
------------------------------------------------------------------------------ ---------------------------- ------------------------
Cash flows used in operating activities:
       Net loss                                                                    $         (5,732)            $          (4,352)
       Adjustments to reconcile net loss to net cash used
       in operating activities:
       Depreciation and amortization                                                          1,109                           871
       Non-cash interest expense                                                                135                             -

Changes in operating assets and liabilities:
       Inventories                                                                              246                          (181)
       Other current assets                                                                    (197)                       (1,290)
       Other assets                                                                             (55)                            -
       Accounts payable                                                                       1,703                          (152)
       Accrued expenses                                                                        (813)                        1,243
       Deferred revenue                                                                          37                           392
------ ----------------------------------------------------------------------- ---------------------------- ------------------------
       Net cash used in operating activities                                                 (3,567)                       (3,469)
------ ----------------------------------------------------------------------- ---------------------------- ------------------------

Cash flows used in investing activities:
       Capital expenditures                                                                    (979)                         (983)
       Purchase of intangible asset                                                             (51)                            -
------ ----------------------------------------------------------------------- ---------------------------- ------------------------
       Net cash used in investing activities                                                 (1,030)                         (983)
------ ----------------------------------------------------------------------- ---------------------------- ------------------------

Cash flows used in financing activities:
       Cash overdraft                                                                          (162)                            -
       Proceeds of Issuance of long term debt net of deferred financing costs                     -                         2,100
       Redemption of long term debt                                                            (900)                         (225)
       Other long-term liabilities                                                             (180)                       (1,114)
       Net proceeds from issuance of series G preferred stock,net of
       issuance costs                                                                        10,059                             -
       Net proceeds from issuance of series F preferred stock, net of
       issuance costs                                                                         4,753                             -
       Restricted cash                                                                         (114)                          594
------ ----------------------------------------------------------------------- ---------------------------- ------------------------
       Net cash provided by financing activities                                             13,456                         1,355
------ ----------------------------------------------------------------------- ---------------------------- ------------------------

Increase(decrease) in cash and cash equivalents                                               8,859                        (3,097)

Cash and cash equivalents - beginning of period                                                 133                         6,689
------------------------------------------------------------------------------ ---------------------------- ------------------------

Cash and cash equivalents - end of period                                          $          8,992             $           3,592
============================================================================== ============================ ========================

Supplemental cash flow information

       Non-cash financing activities:

            Preferred stock dividends                                              $            463             $             380
                                                                               ============================ ========================
            Issuance of warrants with Series G and Series H preferred stock                   1,536                             -
                                                                               ============================ ========================
            Beneficial conversion feature on preferred stock                                  1,535                             -
                                                                               ============================ ========================
            Conversion of Series F preferred stock into Series H preferred
            stock                                                                             4,539                             -
                                                                               ============================ ========================

The accompanying notes are an integral part of the consolidated financial statements


                                                      Advanced Aesthetics, Inc.
                                          Consolidated Statements of Shareholders' Deficit


                                                                                                Additional
                                              Preferred Stock          Common Stock              Paid        Accumulated
In thousands, except share amounts           Shares      Amount     Shares     Amount      In Capital       Deficit           Total
------------------------------------------------------- ---------- --------- ---------- -------------- -------------- --- ----------
------------------------------------------------------- ---------- --------- ---------- -------------- -------------- --- ----------
Balance at June 30, 2005                    19,796      $11,726    $268,609     $  93    $  3,765      $  (37,933)    #   $ (22,349)
------------------------------------------------------- ---------- --------- ---------- -------------- -------------- --- ----------

Issuance of series G preferred stock, net
of issuance costs                           10,775       10,775                              (717)                           10,058
Issuance of series F preferred stock, net
of issuance costs                            5,000        5,000                              (709)                            4,291
Beneficial Conversion associated with
series G preferred stock                                                                    1,073         (1,073)                 -
Beneficial Conversion associated with
series H preferred stock                                                                      462           (462)                 -
Warrant in connection with series G                      (1,073)                            1,073                                 -
Warrant in connection with series H                        (462)                              462                                 -
Net Loss                                                                                                  (5,732)            (5,732)
------------------------------------------------------- ---------- --------- ---------- -------------- -------------- --- ----------
Balance at October 1, 2005                  35,571      $25,966    $268,609     $  93    $  5,409        $(45,200)        $ (13,732)
------------------------------------------------------- ---------- --------- ---------- -------------- -------------- --- ----------

The accompanying notes are an integral part of the consolidated financial statements

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

1.       Business

Advanced Aesthetics, Inc. (the "Company" or "AAI") was formed in 2003 by Kidd & Company, LLC ("KCO"), a Greenwich, Connecticut based investment firm. In addition to KCO, the Company's other major investor is L Capital, a $300 million private equity fund ("L Capital") sponsored by Moet Hennessy Louis Vuitton SA. Technology Investment Capital Corp. ("TICC"), a publicly traded business development company also assisted in the financing of the Company.

AAI offers both cosmetic services and medical procedures to customers under one delivery system in facilities being rolled out across the United States. AAI brings cosmetic surgery, cosmetic dentistry, cosmetic dermatology and salon and spa services together under a single brand; giving clients access to top service providers, unique treatments and predictable results in a state-of-the-art environment. AAI co-brands its trade name with the trade names of the salons and spas AAI has acquired. AAI's salons and spas share certain corporate resources such as senior management and administrative services of AAI. As of October 1, 2005, the Company had 525 employees.

The accompanying financial statements have been prepared on the going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has experienced operating losses and negative cash flow from operations. As of October 1, 2005, the Company had a cumulative deficit of $45.2 million and a working capital deficiency of $10.3 million. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is ultimately dependent on its ability to increase sales and reduce expenses to a level that will allow it to operate profitably and sustain positive operating cash flows.

In July of 2005, the Company successfully raised $5.0 million in gross proceeds in the form of series F convertible preferred stock, that were subsequently exchanged for shares of Series H preferred stock. This financing was completed through a private placement of equity. In September of 2005, the Company successfully raised an additional $10.775 million in gross proceeds in the form of series G convertible preferred stock. This financing was also completed through a private placement of equity. In September of 2005, the Company raised an additional $15.3 million in gross proceeds that is currently in escrow to purchase Convertible Preferred Stock (the "Preferred Stock") convertible into the Company's common stock (the "Common Stock") at the Conversion Price set forth below, and Warrants to purchase a number of shares of Common Stock equal to 30% of the number of shares of Common Stock that the Preferred Stock is convertible into on the date of issuance of such Preferred Stock. The Warrants shall be exercisable for the Company's Series B Preferred Stock until sufficient common stock is authorized.[See Note 14] The funds will be released from escrow for the purchase of common stock upon the Company's completion of a planned share exchange transaction expected to be completed by December of 2005 and the finalization of transaction documents with the investors.

There is no assurance that the recent financings will be sufficient to fund operations until sales and profitability improves to the point that the Company is able to operate from internally generated cash flows. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon executing the expansion plans per the business plan and obtaining additional capital and debt financing. However, there can be no assurance that these sources will provide sufficient cash inflows to enable the Company to achieve its operational objectives. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.       Basis of Presentation

Beginning in fiscal year 2006, the Company will now follow the standard fiscal year of the retail industry, which is a 52 or 53 week period ending on the Saturday closest to June 30.

The accompanying consolidated financial statements are unaudited but, in the opinion of management, contain all adjustments (which are of a normal recurring nature) necessary to present fairly the financial position, results of operations and cash flows for the periods presented. All significant intercompany accounts and transactions have been eliminated. The interim results are not necessarily indicative of the full year results.

Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104 (SAB 104" Revenue Recognition") at the time the customer either receives services or takes possession of merchandise and pays for such service or merchandise with cash, check, gift card or a credit card.

When the Company receives payment from customers before the services have been performed or the customer has taken possession of the merchandise, which principally relates to the sale of gift cards, the amount received is recorded as deferred revenue on the Company's consolidated balance sheet. The liability remains on the balance sheet until the earlier of redemption, escheatment, or 36 months. It is the Company's and its predecessors' historical experience that the likelihood of redemption after 36 months is remote. After 36 months, 80% of the remaining liability is relieved and recognized as revenue. After 48 months, an additional 10% of the remaining liability is relieved and recognized as revenue. After 60 months, the last 10% of the remaining liability is relieved and recognized as revenue. For the quarters ended October 1, 2005 and September 30, 2004, the Company did not record any income related to unredeemed gift cards.

As of October 1, 2005 and June 30, 2005 deferred revenue totaled $8.919 million and $8.882 million respectively.

3.       Material Agreements

In September the Company entered into a non-binding letter of intent relating to a potential sale of the Company to another company in consideration for shares of the acquiring company. No assurance can be given that the sale will be consummated. The terms of the acquisition, if consummated would not constitute a change of control.

In October 2005 the Company entered into an agreement with Mandalay Integrated Media Entertainment, LLC, (MIME), whereby MIME will provide certain media consulting services in consideration for common shares of AAI.

4.       Shareholders' Deficit

Series G convertible preferred stock financing

In September of 2005, the Company raised an additional $10.775 million [gross] in the form of series G convertible preferred stock through a private placement. The series G holders have the right to convert each share of series G preferred stock into approximately 444 shares of common stock at $2.25 per share. In addition, the Company issued warrants to the series G holders that are exercisable for thirty percent (30%) of the number of shares of common stock issuable to series G holders upon conversion of their shares of series G preferred stock, or 4,788.889 shares. The warrants are exercisable for five years from the date of issuance and have an exercise price equal to $2.70 per share. The value ascribed to the warrants was $1.1 million, and was determined using the Black-Scholes pricing model and the following assumptions: risk free rate of return - 4%; volatility - 30%; term - five years; and expected dividends
- 0%. The proceeds from this financing were allocated to the series G preferred stock and the warrant based on their respective fair values. The allocation of proceeds to the series G preferred stock resulted in a beneficial conversion feature, which was determined to be $1.1 million and was recorded as additional yield to the shareholders.

The following statements are brief summaries of certain provisions relating to the series G convertible preferred stock.

General. The Certificate of Designation of the series G convertible preferred stock designates 12,000 shares of preferred stock as shares of series G convertible preferred stock ("series G convertible preferred").

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, the holders of the series G convertible preferred (together with the holders of the shares of series D convertible preferred stock and series H convertible preferred stock of the Company) will receive in preference to the holders of any other class or series of capital stock of the Company, a per share amount equal to the original purchase price of a share of series G convertible preferred, plus any accrued and unpaid dividends.

Dividends. 8% per annum dividends, when, as and if declared by the Company's board of directors, prior to any dividends being paid on the common stock of the Company except that from and after the date of a Public Transaction, such rate shall be 4% per annum. At the time of conversion of any series G convertible preferred into common stock, the holder of such series G convertible preferred shall be entitled to receive payment of all accrued and unpaid dividends thereon in the form of such number of additional shares of common stock equal to (a) the amount of such dividends, divided by (b) the then applicable conversion price of the series G convertible preferred.

Voting Rights. The series G convertible preferred will vote with the common stock as a class on an as converted basis.

Conversion Rights. The series G holders have the right to convert each share of its series G convertible preferred into approximately 444 shares of common stock ($2.25/share conversion price).

Mandatory Conversion. The series G convertible preferred will be automatically converted into common stock at such time as the shares of common stock into which the series G convertible preferred is converted (and/or exchanged) are registered for resale with the SEC.

Anti-Dilution Protection. Proportional adjustments of the series G convertible preferred conversion rate will be made for splits, combinations, stock dividends, recapitalizations and the like. Additionally, in the event that the Company shall issue any additional shares of common stock or common stock equivalents at a issuance price (or deemed issuance price) less than the then effective conversion price of the series G convertible preferred, the conversion price for the Series G convertible preferred shall be subject to a weighted-average anti-dilution adjustment.

Protective Provisions. Consent of the holders of a majority of the outstanding series G convertible preferred shall be required for the consummation of the Public Transaction or any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the series G convertible preferred.

Redemption. Each holder of series G convertible preferred shall have the right, but not the obligation, to require the Company to redeem any or all of such holder's series G convertible preferred upon the earliest to occur of: (i) the liquidation or dissolution of the Company, (ii) an IPO of the Company, (iii) the sale of all or substantially all the assets of the Company, (iv) a merger, consolidation or business combination of the Company (except for the Public Transaction) and (v) a change of control of the Company, and the Company shall have such right as long as the Series G Investors would receive 2x its original investment upon such redemption or in such other transaction.

Series H convertible preferred stock financing

In July of 2005, the Company raised $5.0 million in the form of series F convertible preferred stock through a private placement. During September 2005, the series F shareholders exchanged all of their shares of series F convertible preferred stock and all of the warrants issued in connection with the series F stock for shares of a newly created series H convertible preferred stock and new warrants. The total gross proceeds of this transaction were $5 million [gross]. The series H holders have the right to convert each share of series H convertible preferred stock into approximately 444 shares of ccommon stock at $2.25 per share. In addition, the Company issued warrants to the series H holders that are exercisable for thirty percent (30%) of the number of shares of common stock issuable to series H holders upon conversion of their series H preferred stock, or 2,222,222 shares. The warrants will be exercisable for five years from the date of issuance and will have an exercise price equal to $2.70 per share. The value ascribed to the warrants was $0.5 million, and was determined using the Black-Scholes pricing model and the following assumptions: risk free rate of return - 3.8%; volatility - 30%; term - five years; and expected dividends - 0%. The proceeds from this financing were allocated to the series G preferred stock and the warrant based on their respective fair values. The allocation of proceeds to the series G preferred stock resulted in a beneficial conversion feature, which was determined to be $0.5 million and was recorded as additional yield to the shareholders.

The terms of the series H convertible preferred stock are identical to the terms of the series G convertible preferred stock except that for series H, dividends accrue as of July 7, 2005, the date when the series F convertible preferred stock investment was made.

             Audited Financial Statements of Georgette Klinger, Inc.
                       and the accompanying notes thereto.

             For the period from July 1, 2003 through April 22, 2004

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Georgette Klinger, Inc.:

We have audited the statement of operations and cash flow statement of Georgette Klinger, Inc. (the "Company") for the period from July 1, 2003 through April 23, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for Georgette Klinger, Inc. for the period from July 1, 2003 through April 23, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company's business was acquired on April 23, 2004 by Advanced Aesthetics, Inc.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
November 30, 2005

                             Georgette Klinger, Inc.
                             Statement of Operations

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

                                                             July 1, 2003 to
In thousands                                                  April 23, 2004
-----------------------------------------------------------------------------

Net revenue                                                         $ 13,375
Cost of revenue                                                        6,191
-----------------------------------------------------------------------------

Gross margin                                                           7,184
-----------------------------------------------------------------------------

Selling, general and administrative expenses                           8,733
Depreciation and amortization                                            866
-----------------------------------------------------------------------------

Total operating expenses                                               9,599
-----------------------------------------------------------------------------

Operating loss                                                        (2,415)

Interest expense, net                                                  1,377
-----------------------------------------------------------------------------

Loss before income tax provision                                      (3,792)

Income tax provision                                                       2
-----------------------------------------------------------------------------

Net loss                                                            $ (3,794)
=============================================================================


The accompanying notes are an integral part of the financial statements

                                  Georgette Klinger, Inc.
                                  Statement of Cash Flows

------------------------------------------------------------------------------------------
                                                                          July 1, 2003 to
In thousands                                                               April 23, 2004
------------------------------------------------------------------------------------------
Cash flows from operating activities:
      Net loss                                                                   $ (3,794)
      Adjustments to reconcile net loss to net cash used in
      operating activities:
           Depreciation and amortization                                              866

      Changes in working capital                                                      845
------------------------------------------------------------------------------------------

      Net cash used in operating activities                                        (2,083)
------------------------------------------------------------------------------------------

Cash flows from investing activities:

      Capital expenditures                                                           (424)
------------------------------------------------------------------------------------------

      Net cash used in investing activities                                          (424)
------------------------------------------------------------------------------------------

Cash flows from financing activities:
      Proceeds from issuance of long term debt                                      2,570

      Net cash provided by financing activities                                     2,570
------------------------------------------------------------------------------------------

Increase in cash and cash equivalents                                                  63

Cash and cash equivalents - beginning of period                                        (9)
------------------------------------------------------------------------------------------

Cash and cash equivalents - end of period                                        $     54
==========================================================================================

Supplemental cash flow information

      Cash paid during the year to:

           Income taxes                                                          $      2


The accompanying notes are an integral part of the financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  General Information and Summary of Significant Accounting Policies

Organization and Business Activity: Georgette Klinger, Inc. (the "Company") offers spa services and retail product to customers and consisted of a chain of nine spa facilities operating in seven states across the United States. On April 23, 2004, the Company's business was acquired by Advanced Aesthetics, Inc.

Use of Estimates: In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. The more significant management estimates are useful lives of property and equipment, provisions for inventory obsolescence, deferred revenue expirations and various contingencies. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

Cash and Cash Equivalents: Cash and cash equivalents consist of cash and temporary investments with maturities of ninety days or less.

Inventories: Inventories consist principally of hair care and skin care products held either for retail sale or for use in spa services. Inventories are stated at the lower of cost or market on a first-in, first-out basis.

Property & Equipment: Property and equipment are carried at cost, less accumulated depreciation and amortization. Property, equipment and improvements to leased premises are depreciated and amortized using the straight-line method over the estimated useful lives of the assets or when applicable, the term of the lease, whichever is shorter. Estimated useful lives generally range from 5 to 15 years for leasehold improvements and 3 to 10 years for fixtures and equipment. Repair and maintenance expenses, which do not improve or extend the life of the respective assets, are charged directly to expense as incurred. The Company maintains a policy to capitalize all property and equipment purchases in excess of $1,000. The assets and related depreciation and amortization accounts are adjusted for property retirements and disposals with the resulting gain or loss included in operations. Fully depreciated assets remain in the accounts until retired from service.

Revenue Recognition: The Company recognizes revenue at the time the customer either receives services or takes possession of merchandise and pays for such service or merchandise with cash, check, gift card or a credit card. When the Company receives payment from customers before the services have been performed or the customer has taken possession of the merchandise, which principally relates to the sale of gift cards, the amount received is recorded as deferred revenue on the Company's consolidated balance sheet.

Cost of Revenue: Cost of sales for services include salaries associated with employees that are directly related to providing various services to clients. These services include facials, waxing, massages, pedicures and manicures. In addition, the cost of products utilized as part of the service is also included in cost of revenues. Product costs are determined by utilizing the specific cost that the product was acquired for from various vendors and manufacturers.

Significant changes in product costs, product pricing, revenue mix, shrinkage and vendor allowances and rebates could have a material impact on our gross margin.

Selling, General and Administrative Costs: Included in selling, general and administrative costs are salaries and related benefit costs for all corporate personnel and facility level personnel that are not directly associated with performing services for our clients. Selling, general and administrative costs also include all occupancy, insurance, supplies, telephone, advertising, travel, professional fees and cleaning expenses.

Advertising Costs: Advertising costs include costs related to public relations, agency fees, promotional programs, and the cost of in store marketing materials. All advertising costs are expensed as incurred.

Income Taxes: The Company provides for federal and state income taxes currently payable, as well as for those deferred due to temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. Realization of deferred tax assets is ultimately dependent upon future taxable income. The effect of a change in tax rates is recognized as income or expense in the period of the change. A full valuation allowance was provided for deferred tax assets as management believes that it is more likely than not that the Company will not utilize the deferred tax asset.

                 Audited Financial Statements of Wild Hare Salon
                       and the accompanying notes thereto.

           For the period from July 1, 2003 through November 26, 2003

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Wild Hare South, Inc.:

We have audited the statement of operations and cash flow statement of Wild Hare South, Inc. (the "Company") for the period from July 1, 2003 through November 26, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Wild Hare South, Inc. for the period from July 1, 2003 through November 26, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company's business was acquired on November 26, 2003 by Advanced Aesthetics, Inc.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
November 30, 2005

                              Wild Hare South, Inc.
                             Statement of Operations

-------------------------------------------------------------------------------
                                                               July 1, 2003 to
In thousands                                                 November 26, 2003
-------------------------------------------------------------------------------

Net revenue                                                            $ 1,332
Cost of revenue                                                            655
-------------------------------------------------------------------------------

Gross margin                                                               677
-------------------------------------------------------------------------------

Selling, general and administrative expenses                               629
Depreciation and amortization                                               10
-------------------------------------------------------------------------------

Total operating expenses                                                   639
-------------------------------------------------------------------------------

Operating profit                                                            38
-------------------------------------------------------------------------------

Net Income                                                                $ 38
===============================================================================


The accompanying notes are an integral part of the financial statements

                                   Wild Hare South, Inc.
                                  Statement of Cash Flows


--------------------------------------------------------------------------------------
                                                                      July 1, 2003 to
In thousands                                                        November 26, 2003
--------------------------------------------------------------------------------------
Cash flows from operating activities:

      Net income                                                                 $ 38
      Adjustments to reconcile net income to net cash used
      in operating activities:
           Depreciation and amortization                                           10

      Changes in working capital                                                  (75)
--------------------------------------------------------------------------------------

      Net cash used in operating activities                                       (27)
--------------------------------------------------------------------------------------

Decrease in cash and cash equivalents                                             (27)

Cash and cash equivalents - beginning of period                                    27
--------------------------------------------------------------------------------------

Cash and cash equivalents - end of period                                         $ -
======================================================================================


The accompanying notes are an integral part of the financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  General Information and Summary of Significant Accounting Policies

Organization and Business Activity: Wild Hare South, Inc. (the "Company") offers salon services and retail product to customers and is located in Boca Raton, Florida. On November 26, 2003, the Company's business was acquired by Advanced Aesthetics, Inc.

Use of Estimates: In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. The more significant management estimates are the useful lives of property and equipment, provisions for inventory obsolescence, deferred revenue expirations and various contingencies. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

Cash and Cash Equivalents: Cash and cash equivalents consist of cash and temporary investments with maturities of ninety days or less.

Inventories: Inventories consist principally of hair care and skin care products held either for retail sale or for use in spa services. Inventories are stated at the lower of cost or market on a first-in, first-out basis.

Property & Equipment: Property and equipment are carried at cost, less accumulated depreciation and amortization. Property, equipment and improvements to leased premises are depreciated and amortized using the straight-line method over the estimated useful lives of the assets or when applicable, the term of the lease, whichever is shorter. Estimated useful lives generally range from 5 to 15 years for leasehold improvements and 3 to 10 years for fixtures and equipment. Repair and maintenance expenses, which do not improve or extend the life of the respective assets, are charged directly to expense as incurred. The Company maintains a policy to capitalize all property and equipment purchases in excess of $1,000. The assets and related depreciation and amortization accounts are adjusted for property retirements and disposals with the resulting gain or loss included in operations. Fully depreciated assets remain in the accounts until retired from service.

Revenue Recognition: The Company recognizes revenue at the time the customer either receives services or takes possession of merchandise and pays for such service or merchandise with cash, check, gift card or a credit card. When the Company receives payment from customers before the services have been performed or the customer has taken possession of the merchandise, which principally relates to the sale of gift cards, the amount received is recorded as deferred revenue on the Company's consolidated balance sheet.

Cost of Revenue: Cost of sales for services include salaries associated with employees that are directly related to providing various services to clients. These services include hair cuts, hair coloring, pedicures and manicures. In addition, the cost of products utilized as part of the service is also included in cost of revenues. Product costs are determined by utilizing the specific cost that the product was acquired for from various vendors and manufacturers. Significant changes in product costs, product pricing, revenue mix, shrinkage and vendor allowances and rebates could have a material impact on our gross margin.

Selling, General and Administrative Costs: Included in selling, general and administrative costs are salaries and related benefit costs for all corporate personnel and facility level personnel that are not directly associated with performing services for our clients. Selling, general and administrative costs also include all occupancy, insurance, supplies, telephone, advertising, travel, professional fees and cleaning expenses.

Advertising Costs: Advertising costs include costs related to public relations, agency fees, promotional programs, and the cost of in store marketing materials. All advertising costs are expensed as incurred.

Income taxes: No provision or benefit for income taxes is included in the financial statements. Income taxes, if any, are the responsibility of the individual Shareholders.

                         Audited Financial Statements of
                              Anushka PBG Sanctuary
                         and accompanying notes thereto.

           For the period from July 1, 2003 through November 26, 2003

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Lord & Foursight, LLC:

We have audited the statement of operations and cash flow statement of Lord & Foursight, LLC (the "Company") for the period from July 1, 2003 through November 26, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for Lord & Foursight, LLC for the period from July 1, 2003 through November 26, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company's business was acquired on November 26, 2003 by Advanced Aesthetics, Inc.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
November 30, 2005

                              Lord & Foursight, LLC
                             Statement of Operations

------------------------------------------------------------------------------
                                                              July 1, 2003 to
In thousands                                                November 26, 2003
------------------------------------------------------------------------------

Net revenue                                                           $ 1,807
Cost of revenue                                                           844
------------------------------------------------------------------------------

Gross margin                                                              963
------------------------------------------------------------------------------

Selling, general and administrative expenses                              698
Depreciation and amortization                                              13
------------------------------------------------------------------------------

Total operating expenses                                                  711
------------------------------------------------------------------------------

Operating profit                                                          252
------------------------------------------------------------------------------

Net Income                                                              $ 252
==============================================================================


The accompanying notes are an integral part of the financial statements

                                   Lord & Foursight, LLC
                                  Statement of Cash Flows


-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                                     July 1, 2003 to
In thousands                                                       November 26, 2003
-------------------------------------------------------------------------------------
Cash flows from operating activities:

      Net income                                                               $ 252
      Adjustments to reconcile net income to net cash used
      in operating activities:
           Depreciation and amortization                                          13

      Changes in working capital                                                (332)
-------------------------------------------------------------------------------------

      Net cash used in operating activities                                      (67)
-------------------------------------------------------------------------------------

Increase in cash and cash equivalents                                            (67)

Cash and cash equivalents - beginning of period                                   67
-------------------------------------------------------------------------------------

Cash and cash equivalents - end of period                                        $ -
=====================================================================================


The accompanying notes are an integral part of the financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  General Information and Summary of Significant Accounting Policies

Organization and Business Activity: Lord & Foursight, LLC, d.b.a. Anushka Spa & Sanctuary (the "Company), offers salon and spa services and retail product to customers and is located in Palm Beach Gardens, Florida. On November 26, 2003, the Company's business was acquired by Advanced Aesthetics, Inc.

Use of Estimates: In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. The more significant management estimates are useful lives of property and equipment, provisions for inventory obsolescence, deferred revenue expirations and various contingencies. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

Cash and Cash Equivalents: Cash and cash equivalents consist of cash and temporary investments with maturities of ninety days or less.

Inventories: Inventories consist principally of hair care and skin care products held either for retail sale or for use in spa services. Inventories are stated at the lower of cost or market on a first-in, first-out basis.

Property & Equipment: Property and equipment are carried at cost, less accumulated depreciation and amortization. Property, equipment and improvements to leased premises are depreciated and amortized using the straight-line method over the estimated useful lives of the assets or when applicable, the term of the lease, whichever is shorter. Estimated useful lives generally range from 5 to 15 years for leasehold improvements and 3 to 10 years for fixtures and equipment. Repair and maintenance expenses, which do not improve or extend the life of the respective assets, are charged directly to expense as incurred. The Company maintains a policy to capitalize all property and equipment purchases in excess of $1,000. The assets and related depreciation and amortization accounts are adjusted for property retirements and disposals with the resulting gain or loss included in operations. Fully depreciated assets remain in the accounts until retired from service.

Revenue Recognition: The Company recognizes revenue at the time the customer either receives services or takes possession of merchandise and pays for such service or merchandise with cash, check, gift card or a credit card. When the Company receives payment from customers before the services have been performed or the customer has taken possession of the merchandise, which principally relates to the sale of gift cards, the amount received is recorded as deferred revenue on the Company's consolidated balance sheet.

Cost of Revenue: Cost of sales for services include salaries associated with employees that are directly related to providing various services to clients. These services include hair cuts, hair coloring, facials, waxing, massages, pedicures and manicures. In addition, the cost of products utilized as part of the service is also included in cost of revenues. Product costs are determined by utilizing the specific cost that the product was acquired for from various vendors and manufacturers. Significant changes in product costs, product pricing, revenue mix, shrinkage and vendor allowances and rebates could have a material impact on our gross margin.

Selling, General and Administrative Costs: Included in selling, general and administrative costs are salaries and related benefit costs for all corporate personnel and facility level personnel that are not directly associated with performing services for our clients. Selling, general and administrative costs also include all occupancy, insurance, supplies, telephone, advertising, travel, professional fees and cleaning expenses.

Advertising Costs: Advertising costs include costs related to public relations, agency fees, promotional programs, and the cost of in store marketing materials. All advertising costs are expensed as incurred.

Income taxes: Income taxes: No provision or benefit for income taxes is included in the financial statements. Income taxes, if any, are the responsibility of the individual members.

                Audited Financial Statements of Anushka Boca Spa
                       and the accompanying notes thereto.

              For the period from July 1, 2003 to November 26, 2003

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Forelle LTD, Inc.:

We have audited the statement of operations and cash flow statement of Forelle LTD, Inc. (the "Company") for the period from July 1, 2003 through November 26, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for Forelle LTD, Inc. for the period from July 1, 2003 through November 26, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company's business was acquired on November 26, 2003 by Advanced Aesthetics, Inc.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
November 30, 2005

                                Forelle LTD, Inc.
                             Statement of Operations

--------------------------------------------------------------------------------
                                                                July 1, 2003 to
In thousands                                                  November 26, 2003
--------------------------------------------------------------------------------

Net revenue                                                               $ 653
Cost of revenue                                                             273
--------------------------------------------------------------------------------

Gross margin                                                                380
--------------------------------------------------------------------------------

Selling, general and administrative expenses                                379
Depreciation and amortization                                                 3
--------------------------------------------------------------------------------

Total operating expenses                                                    382
--------------------------------------------------------------------------------

Operating loss                                                               (2)

Interest expense, net                                                        12
--------------------------------------------------------------------------------

Net loss                                                                  $ (14)
================================================================================

The accompanying notes are an integral part of the financial statements

                                     Forelle LTD, Inc.
                                  Statement of Cash Flows


--------------------------------------------------------------------------------------
                                                                      July 1, 2003 to

In thousands                                                        November 26, 2003
--------------------------------------------------------------------------------------
Cash flows from operating activities:
      Net loss                                                                  $ (14)
      Adjustments to reconcile net loss to net cash used
      in operating activities:
           Depreciation and amortization                                            3

      Changes in working capital                                                  (24)
--------------------------------------------------------------------------------------

      Net cash used in operating activities                                       (35)
--------------------------------------------------------------------------------------

Increase in cash and cash equivalents                                             (35)

Cash and cash equivalents - beginning of period                                    35
--------------------------------------------------------------------------------------

Cash and cash equivalents - end of period                                         $ -
======================================================================================

Supplemental cash flow information

      Cash paid during the year to:

           Interest paid                                                          $12

The accompanying notes are an integral part of the financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  General Information and Summary of Significant Accounting Policies

Organization and Business Activity: Forelle LTD, Inc., d.b.a. Anushka Boca Spa (the "Company"), offers spa services and retail product to customers and is located in Boca Raton, Florida. On November 26, 2003, the Company's business was acquired by Advanced Aesthetics, Inc.

Use of Estimates: In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. The more significant management estimates are the useful lives of property and equipment, provisions for inventory obsolescence, deferred revenue expirations and various contingencies. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

Cash and Cash Equivalents: Cash and cash equivalents consist of cash and temporary investments with maturities of ninety days or less.

Inventories: Inventories consist principally of hair care and skin care products held either for retail sale or for use in spa services. Inventories are stated at the lower of cost or market on a first-in, first-out basis.

Property & Equipment: Property and equipment are carried at cost, less accumulated depreciation and amortization. Property, equipment and improvements to leased premises are depreciated and amortized using the straight-line method over the estimated useful lives of the assets or when applicable, the term of the lease, whichever is shorter. Estimated useful lives generally range from 5 to 15 years for leasehold improvements and 3 to 10 years for fixtures and equipment. Repair and maintenance expenses, which do not improve or extend the life of the respective assets, are charged directly to expense as incurred. The Company maintains a policy to capitalize all property and equipment purchases in excess of $1,000. The assets and related depreciation and amortization accounts are adjusted for property retirements and disposals with the resulting gain or loss included in operations. Fully depreciated assets remain in the accounts until retired from service.

Revenue Recognition: The Company recognizes revenue at the time the customer either receives services or takes possession of merchandise and pays for such service or merchandise with cash, check, gift card or a credit card. When the Company receives payment from customers before the services have been performed or the customer has taken possession of the merchandise, which principally relates to the sale of gift cards, the amount received is recorded as deferred revenue on the Company's consolidated balance sheet.

Cost of Revenue: Cost of sales for services include salaries associated with employees that are directly related to providing various services to clients. These services include facials, waxing, massages, pedicures and manicures. In addition, the cost of products utilized as part of the service is also included in cost of revenues. Product costs are determined by utilizing the specific cost that the product was acquired for from various vendors and manufacturers.

Significant changes in product costs, product pricing, revenue mix, shrinkage and vendor allowances and rebates could have a material impact on our gross margin.

Selling, General and Administrative Costs: Included in selling, general and administrative costs are salaries and related benefit costs for all corporate personnel and facility level personnel that are not directly associated with performing services for our clients. Selling, general and administrative costs also include all occupancy, insurance, supplies, telephone, advertising, travel, professional fees and cleaning expenses.

Advertising Costs: Advertising costs include costs related to public relations, agency fees, promotional programs, and the cost of in store marketing materials. All advertising costs are expensed as incurred.

Income taxes: No provision or benefit for income taxes is included in the financial statements. Income taxes, if any, are the responsibility of the individual Shareholders.

                  Unaudited Pro Forma Consolidated Statement of
                    Operations for Advanced Aesthetics, Inc.

                       For the Year ended June 30, 2004

                     Unaudited Pro Forma Condensed Combined
                       Consolidated Statement of Operation

The following unaudited pro forma condensed combined statement of operations give effect for all four acquisitions as if they all occurred on July 1, 2003. These acquisitions were accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standard (SFAS) No. 141, "Business Combinations." Under the purchase method of accounting, the total purchase price was allocated to the assets acquired and liabilities assumed of each acquisition based upon the fair values as of the completion of the acquisitions.

The unaudited pro forma condensed combined statement of operations has been prepared for illustrative purposes only and are not necessarily indicative of the condensed consolidated results of operations in future periods or the results that actually would have been realized had all four acquisitions actually occurred on July 1, 2003. The pro forma adjustments are based on the information available at the time of the preparation of this document.

The unaudited pro forma condensed combined statement of operations, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the audited consolidated financial statements of Advanced Aesthetics, Inc. as of and for the year ending June 30, 2004.

                                     Advanced Aesthetics, Inc.
                                 Pro Forma Statement of Operations
                                 For the year ended June 30, 2004

                                                                      From July 1, 2003 to Acquisition Date
--------------------------------------------------  -----------------------------------------------------------------------
                                                           Anushka Spa                Anushka                Wild Hare
                                                           & Sanctuary               Boca Spa                    Salon
                                                           Acquisition            Acquisition              Acquisition
                                                    (From July 1, 2003     (From July 1, 2003       (From July 1, 2003
In thousands, except share and per share amounts      to Nov. 26, 2003)      to Nov. 26, 2003)        to Nov. 26, 2003)
--------------------------------------------------  -----------------------------------------------------------------------
Net revenue                                                    $ 1,807                  $ 653                  $ 1,332
Cost of revenue                                                    844                    273                      655
--------------------------------------------------  -----------------------------------------------------------------------

Gross margin                                                       963                    380                      677
--------------------------------------------------  -----------------------------------------------------------------------

Selling, general and administrative expenses                       698                    379                      629
Depreciation and amortization                                       13                      3                       10
--------------------------------------------------  -----------------------------------------------------------------------

Total operating expenses                                           711                    382                      639
--------------------------------------------------  -----------------------------------------------------------------------

Operating profit/(loss)                                            252                     (2)                      38

Interest expense, net                                                -                     12                        -
--------------------------------------------------  -----------------------------------------------------------------------

Income/(loss) before income tax provision                          252                    (14)                      38

Income tax provision                                                 -                      -                        -
--------------------------------------------------  -----------------------------------------------------------------------

Net Income/(loss)                                                  252                    (14)                      38

Dividends on preferred stock                                         -                      -                        -
--------------------------------------------------  -----------------------------------------------------------------------

Net Income/(loss) available to common shareholders               $ 252                  $ (14)                    $ 38
==================================================  =======================================================================

Basic and diluted loss per common share


Weighted average common shares outstanding, basic and diluted


                                                    From July 1, 2003 to Acquisition Date
--------------------------------------------------  ------------------------------------  -------------  ------------    ----------
                                                                Georgette
                                                                  Klinger
                                                              Acquisition                      Audited                   Pro Forma
                                                    (From July 1, 2003 to                   Financials     Pro Forma     Condensed
In thousands, except share and per share amounts           April 23, 2004)        Total    As Reported   Adjustments      Combined
--------------------------------------------------  ------------------------------------  -------------  ------------    ----------
Net revenue                                                      $ 13,375      $ 17,167       $ 13,309           $ -      $ 30,476
Cost of revenue                                                     6,191         7,963          7,608             -        15,571
--------------------------------------------------  ------------------------------------  -------------  ------------    ----------

Gross margin                                                        7,184         9,204          5,701             -        14,905
--------------------------------------------------  ------------------------------------  -------------  ------------    ----------

Selling, general and administrative expenses                        8,733        10,439         15,683             -        26,122
Depreciation and amortization                                         866           892          1,679             -         2,571
--------------------------------------------------  ------------------------------------  -------------  ------------    ----------

Total operating expenses                                            9,599        11,331         17,362             -        28,693
--------------------------------------------------  ------------------------------------  -------------  ------------    ----------

Operating profit/(loss)                                            (2,415)       (2,127)       (11,661)            -       (13,788)

Interest expense, net                                               1,377         1,389          2,173           348 (A)     3,910
--------------------------------------------------  ------------------------------------  -------------  ------------    ----------

Income/(loss) before income tax provision                          (3,792)       (3,516)       (13,834)         (348)      (17,698)

Income tax provision                                                    2             2              -             -             2
--------------------------------------------------  ------------------------------------  -------------  ------------    ----------

Net Income/(loss)                                                  (3,794)       (3,518)       (13,834)         (348)      (17,700)

Dividends on preferred stock                                            -             -            488             -           488
--------------------------------------------------  ------------------------------------  -------------  ------------    ----------

Net Income/(loss) attributable to common shareholders            $ (3,794)     $ (3,518)     $ (14,322)       $ (348)    $ (19,185)
==================================================  ====================================  =============  ============    ==========

Basic and diluted loss per common share                                                                                  $   (2.07)B
                                                                                                                         =========

Weighted average common shares outstanding, basic and diluted                                                            9,268,609B
                                                                                                                        ==========

(A) To reflect the interest expense for the senior debt and senior subordinated debt as if both financings occurred on July 1, 2003.

(B) Pro forma basic and diluted net loss per share for the twelve months ended June 30, 2004 is computed by dividing the pro forma net loss attributable to Common Shareholders for the period by the Weighted Average Common Shares outstanding for the period.

        The unaudited Pro Forma Consolidated Statements of Operations for
             Advanced Aesthetics, Inc. for the twelve months ended
        June 30, 2005 and the three months ended October 1, 2005 and the unaudited Pro-forma consolidated balance sheet as of October 1, 2005.

On December 20, 2005, TrueYou.com, Inc. (the "Registrant") entered into a Share Exchange Agreement (the "Share Exchange Agreement") with Advanced Aesthetics, Inc., a Delaware corporation ("AAI"), and the securityholders of AAI (the "AAI Securityholders") pursuant to which the AAI Securityholders received newly issued securities of the Registrant in exchange for their securities of AAI. The merger of TrueYou.com and AAI has been accounted for as a reverse merger with AAI determined to be the acquiring entity .

The unaudited pro forma consolidated balance sheet has been prepared to reflect the merger as if it had occurred on October 1, 2005. The unaudited pro forma statements of operations have been prepared to reflect the consolidated results of operations of TrueYou.com and AAI for the three months ended October 1, 2005 and the year ended June 30, 2005, as if the merger had taken place on July 1, 2004.

The unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of operations should be read in conjunction with the historical financial statements and notes thereto of TrueYou.com and AAI, included elsewhere herein.

                            Advanced Aesthetics, Inc.
                 Unaudited Pro Forma Consolidated Balance Sheet
                              As of October 1, 2005

                                                                                           Advanced
                                                                                         Aesthetics, Inc      TrueYou.com Inc
                                                                                         As of October 1,   As of September 30,
In thousands, except share and per share amounts                                              2005                2005
-------------------------------------------------------------------------------------------------------------------------------
Assets:
       Current assets:
       Cash and cash equivalents                                                            $  8,992            $    42
       Restricted cash, current portion                                                        1,542                  -
       Inventories                                                                             1,874                  -
       Other current assets                                                                      901                  1
-------------------------------------------------------------------------------------------------------------------------------
       Total current assets                                                                   13,309                 43

       Property and equipment, net                                                             7,048                  -
       Other assets                                                                              447                  -
       Deferred financing costs, net                                                             309                  -
       Restricted cash, non-current portion                                                      169                  -
       Goodwill                                                                               18,072                  -
       Other intangibles, net                                                                  6,570                  -
-------------------------------------------------------------------------------------------------------------------------------

       Total assets                                                                         $ 45,924            $    43
===============================================================================================================================

Liabilities and Shareholders' Deficit:

Liabilities:
       Current liabilities:
       Cash overdraft                                                                            $ -                $ -
       Accounts payable                                                                        5,335                  -
       Accrued expenses and other current liabilities                                          7,860                 12
       Deferred revenue                                                                        8,919                  -
       Current portion of long term debt                                                       1,161                  -
-------------------------------------------------------------------------------------------------------------------------------
             Total current liabilities                                                        23,275                 12

       Senior debt (net of debt discount of $1.087 million and $1.164 million                  8,913                  -
       as of October 1, 2005 and June 30, 2005, respectively )

       Senior subordinated debt (net of debt discount of $1,176  and  $1.234 million )        12,124                  -
       as of October 1, 2005 and June 30, 2005 respectively )

       Other long term debt (net of current portion)                                           5,744                  -

       Other long term liabilities                                                             9,600                  -
-------------------------------------------------------------------------------------------------------------------------------
       Total liabilities                                                                      59,656                 12

Commitments and contingencies                                                                      -                  -

Shareholders' deficit:
       Preferred stock, series A, cumulative, convertible, redeemable, par value $.01          2,130                  -
       Preferred stock, series B, cumulative, redeemable, par value $.01                         965                  -
       Preferred stock, series C, cumulative, convertible, redeemable, par value $.01            350                  -
       Preferred stock, series D, cumulative, convertible, redeemable, par value $.01          8,146                  -
       Preferred stock, series E, cumulative, convertible, redeemable, par value $.01            135                  -
       Preferred stock, series G, cumulative, convertible, redeemable, par value $.01          9,702                  -
       Preferred stock, series H, cumulative, convertible, redeemable, par value $.01          4,539                100
       Preferred stock, new series C, cumulative, convertible, par value $0.001                    -                  -

       Common stock, par value $.001                                                              93                 13
       Additional paid-in capital                                                              5,408              3,243


       Accumulated deficit                                                                   (45,200)            (3,325)

---------------------------------------------------------------------------------------------------------------------------------

       Total shareholders' deficit                                                           (13,732)                31
---------------------------------------------------------------------------------------------------------------------------------

       Total liabilities and shareholders' deficit                                          $ 45,924            $    43
=================================================================================================================================

                                                                                                                     Pro-Forma
                                                                                                                    Consolidated
                                                                                           Adjustment              As of October 1,
In thousands, except share and per share amounts                                           Reference   Adjustment        2005
------------------------------------------------------------------------------------------------------------------------------------
Assets:
       Current assets:
       Cash and cash equivalents                                                                  (1)      $ 14,550       $ 23,584
       Restricted cash, current portion                                                                                      1,542
       Inventories                                                                                                           1,874
       Other current assets                                                                                                    902
------------------------------------------------------------------------------------------------------------------------------------
       Total current assets                                                                                  14,550         27,902

       Property and equipment, net                                                                                           7,048
       Other assets                                                                                                            447
       Deferred financing costs, net                                                                                           309
       Restricted cash, non-current portion                                                                                    169
       Goodwill                                                                                                             18,072
       Other intangibles, net                                                                                                6,570
------------------------------------------------------------------------------------------------------------------------------------

       Total assets                                                                                        $ 14,550       $ 60,517
==================================================================================================================================

Liabilities and Shareholders' Deficit:

Liabilities:
       Current liabilities:
       Cash overdraft                                                                                           $ -            $ -
       Accounts payable                                                                                                      5,335
       Accrued expenses and other current liabilities                                        (4),(5)         (2,620)         5,252
       Deferred revenue                                                                                                      8,919
       Current portion of long term debt                                                    (4),(10)          1,839          3,000
------------------------------------------------------------------------------------------------------------------------------------
             Total current liabilities                                                                         (781)        22,506

       Senior debt (net of debt discount of $1.087 million and $1.164 million                   (10)         (2,000)         6,913
       as of October 1, 2005 and June 30, 2005, respectively )

       Senior subordinated debt (net of debt discount of $1,176  and  $1.234 million )       (4),(6)        (12,124)             -
       as of October 1, 2005 and June 30, 2005 respectively )

       Other long term debt (net of current portion)                                             (4)         (5,744)             -

       Other long term liabilities                                                                                           9,600
------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities                                                                                    (20,649)        39,019

Commitments and contingencies

       Preferred stock, new series C, cumulative, convertible, redeemable par value $0.001       (9)         14,241         14,241

Shareholders' deficit:
       Preferred stock, series A, cumulative, convertible, redeemable, par value $.01            (4)         (2,130)             -
       Preferred stock, series B, cumulative, redeemable, par value $.01                         (4)           (965)             -
       Preferred stock, series C, cumulative, convertible, redeemable, par value $.01            (4)           (350)             -
       Preferred stock, series D, cumulative, convertible, redeemable, par value $.01            (4)         (8,146)             -
       Preferred stock, series E, cumulative, convertible, redeemable, par value $.01            (4)           (135)             -
       Preferred stock, series G, cumulative, convertible, redeemable, par value $.01            (9)         (9,702)             -
       Preferred stock, series H, cumulative, convertible, redeemable, par value $.01        (8),(9)         (4,639)             -

       Common stock, par value $.001                                                         (4),(8)            (47)            59
       Additional paid-in capital                                                     (1),(2),(3),(4),(7)    45,571         54,222

       Accumulated deficit                                                             (3),(5),(6),(7)        1,501        (47,024)
------------------------------------------------------------------------------------------------------------------------------------

       Total shareholders' deficit                                                                           20,958          7,257
------------------------------------------------------------------------------------------------------------------------------------

       Total liabilities and shareholders' deficit                                                         $ 14,550       $ 60,517
===================================================================================================================================

       Adjustments:

(1) Adjustment to release funds from escrow and record the issuance of series D preferred stock as a result of the merger with Trueyou.com., net of issuance costs of $750, and the subsequent conversion into common stock. As of the date of the merger, there are not sufficient shares of common stock authorized to allow the conversion of New Series D preferred stock into common. However, the company is required to amend its articles of incorporation immediately following the merger to increase its authorized shares of common stock, thereby allowing for the conversion of Series D preferred stock. This pro-forma balance sheet has been prepared assuming ultimate conversion into common stock.

(2) Adjustment to record the value of the warrant issued with new Series D Preferred Stock ($1,295).

(3) Adjustment to record the value of the beneficial conversion feature on new Series D Preferred Stock ($1,295).

(4) Adjustment to convert Series A Preferred Stock ($2,130), Series B Preferred Stock ($965), Series C Preferred Stock ($350), Series D Preferred Stock ($8,146), Senior Subordinated Debt ($13,300), other long term debt ($5,905), cumulative dividends on Series B Preferred Stock ($500) and accrued management fees ($1,474) of AAI into new series B preferred stock and the subsequent conversion into common stock. Although as of the date of the merger there are not sufficient shares of common stock authorized into which the AAI seires A, B, C, D and E preferred stock, common stock, accrued dividends and management fees could convert, there is a requirement for the Company to amend its articles of incorporation immediately following the merger so that these amounts will ultimately be converted. This pro-forma balance sheet has been prepared to give effect to the ultimate conversion of all of these amounts into common stock.

(5) Adjustment to record the forfeiture of cumulative dividends on Series A Preferred Stock ($529), and Series C Preferred Stock ($117).

(6) Adjustment to fully amortize the discount on senior subordinated debt ($1,474).

(7)      Adjustment to eliminate the accumulated deficit of TruYou.com

(8) Adjustment to convert the Trueyou.com preferred stock ($100) into common stock

(9) Adjustment to record the conversion of AAI series G ($9,702) and series H ($4,539) into new series C.

(10) Adjustment to classify as current, $2,000 of senior subordinated debt that could be currently payable as a result of the merger.

Note: The Company has not estimated the respective fair values for the AAI series A, B, C, and D preferred stock and the new seried B which was exchanged for that stock. No effect for any differences between the fair values of the instruments exchange has been recorded in this pro-forma balance sheet.

                            Advanced Aesthetics, Inc.
            Unaudited Pro-Forma Consolidated Statements of Operations
                   For the three months ended October 1, 2005


                                                                   Advanced Aesthetics, Inc      TrueYou.com Inc
                                                                     For three months          For three months
                                                                        ended Oct 1,              ended Sept 30,    Adjustment
In thousands, except share and per share amounts                            2005                     2005           Reference
-----------------------------------------------------------------------------------------------------------------------------------
Revenues:
  Service                                                              $     5,863                    $ -
  Retail                                                                     1,902                      -
-----------------------------------------------------------------------------------------------------------------------------------
Total Revenue                                                                7,765                      -
-----------------------------------------------------------------------------------------------------------------------------------
Cost of Revenue:
  Service                                                                    3,388                      -
  Retail                                                                       788                      -
-----------------------------------------------------------------------------------------------------------------------------------
Total Cost of Revenue                                                        4,176                      -
-----------------------------------------------------------------------------------------------------------------------------------

Gross margin                                                                 3,589                      -
-----------------------------------------------------------------------------------------------------------------------------------

Selling, general and administrative expenses                                 7,208                     20           (3), (4)
Depreciation and amortization                                                1,109                  1,109
-----------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                     8,317                     20
-----------------------------------------------------------------------------------------------------------------------------------

Operating loss                                                              (4,728)                   (20)

Interest expense (interest income), net                                      1,004                                  (0) (1), (2)
-----------------------------------------------------------------------------------------------------------------------------------
Loss before income tax provision                                            (5,732)                   (20)

Income tax provision (benefit)                                                   -                      -
-----------------------------------------------------------------------------------------------------------------------------------

Net loss                                                                    (5,732)                   (20)
-----------------------------------------------------------------------------------------------------------------------------------

Dividends on preferred stock                                                   464                      -           (5), (6)
-----------------------------------------------------------------------------------------------------------------------------------
Net loss applicable to common shareholders                             $    (6,196)          $        (20)
===================================================================================================================================


Basic and diluted loss per common share:                               $     (0.67)          $      (0.00)
                                                                       ============================================================

Weighted average common shares outstanding, basic and diluted            9,268,609             12,970,515
                                                                       ============================================================


                                                                                      Pro-Forma Consolidated
                                                                                       For the three months
                                                                                           ended Oct 1,
In thousands, except share and per share amounts                           Adjustment         2005
------------------------------------------------------------------------------------------------------------
Revenues:
  Service                                                                                   $ 5,863
  Retail                                                                                      1,902
------------------------------------------------------------------------------------------------------------
Total Revenue                                                                     -           7,765
------------------------------------------------------------------------------------------------------------
Cost of Revenue:
  Service                                                                                     3,388
  Retail                                                                                        788
------------------------------------------------------------------------------------------------------------
Total Cost of Revenue                                                             -           4,176
------------------------------------------------------------------------------------------------------------

Gross margin                                                                      -           3,589
------------------------------------------------------------------------------------------------------------

Selling, general and administrative expenses                                   (217)          7,011
Depreciation and amortization
------------------------------------------------------------------------------------------------------------
Total operating expenses                                                       (217)          8,120
------------------------------------------------------------------------------------------------------------

Operating loss                                                                  217          (4,531)

Interest expense (interest income), net                                        (264)            740
------------------------------------------------------------------------------------------------------------
Loss before income tax provision                                                481          (5,271)

Income tax provision (benefit)                                                    -               -
------------------------------------------------------------------------------------------------------------

Net loss                                                                        481          (5,271)
------------------------------------------------------------------------------------------------------------

Dividends on preferred stock                                                     13             477
------------------------------------------------------------------------------------------------------------
Net loss applicable to common shareholders                                  $   468         $(5,748)
============================================================================================================


Basic and diluted loss per common share:                                    $ -             $ (0.01)
                                                                   =========================================

Weighted average common shares outstanding, basic and diluted                -          507,000,000
                                                                   =========================================

           Adjustments:

(1) To eliminate interest expense on L Capital Debt of $57 that was converted into common stock

(2) To eliminate interest expense on KCO Note Payable of $207 that was converted into common stock

(3) To eliminate KCO Management fees of $106 that were converted into common stock

(4) To eliminate L Capital Management fees of $111 that were converted into common stock.

(5) To eliminate dividends on series A,B and C preferred stock of $140, as a result of their conversion into common stock.

(6)      To record  cumulative  dividends on the New Series C preferred stock of
         $153

                            Advanced Aesthetics, Inc.
            Unaudited Pro-Forma Consolidated Statements of Operations
                   For the twelve months ended October 1, 2005

                                                                  Advanced Aesthetics, Inc      TrueYou.com Inc
                                                                  For the twelve months      For the twelve months
                                                                        ended June 30,           ended June 30,     Adjustment
In thousands, except share and per share amounts                             2005                    2005           Reference
---------------------------------------------------------------------------------------------------------------------------------
Revenues:
  Service                                                              $    25,731           $          0
  Retail                                                                     7,202                      -
---------------------------------------------------------------------------------------------------------------------------------
Total Revenue                                                               32,933                      0
---------------------------------------------------------------------------------------------------------------------------------

Cost of Revenue:
  Service                                                                   13,572                      -
  Retail                                                                     2,886                      -
---------------------------------------------------------------------------------------------------------------------------------
Total Cost of Revenue                                                       16,458                      -
---------------------------------------------------------------------------------------------------------------------------------

Gross margin                                                                16,475                      0
---------------------------------------------------------------------------------------------------------------------------------

Selling, general and administrative expenses                                26,837                     62           (3), (4)
Depreciation and amortization                                                3,725                      4
---------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                    30,562                     66
---------------------------------------------------------------------------------------------------------------------------------

Operating loss                                                             (14,087)                   (66)

Interest expense (interest income), net                                      4,026                    (23)          (1), (2)
---------------------------------------------------------------------------------------------------------------------------------
Loss before income tax provision                                           (18,113)                   (43)


Income tax provision (benefit)                                                   -                      -
---------------------------------------------------------------------------------------------------------------------------------

Net loss                                                                   (18,113)          $        (43)


Dividends on preferred stock                                                 1,400                      -           (5), (6)
---------------------------------------------------------------------------------------------------------------------------------
Net loss applicable to common shareholders                             $   (19,513)          $        (43)
=================================================================================================================================

Basic and diluted loss per common share:                               $     (2.11)          $      (0.00)
                                                                       ==========================================================

Weighted average common shares outstanding, basic and diluted            9,268,609             12,970,515
                                                                       ==========================================================

                                                                                    Pro-Forma Consolidated
                                                                                    For the twelve months
                                                                                         ended June 30,
In thousands, except share and per share amounts                       Adjustment             2005
-----------------------------------------------------------------------------------------------------------
Revenues:
  Service                                                                                  $ 25,731
  Retail                                                                                      7,202
-----------------------------------------------------------------------------------------------------------
Total Revenue                                                                  -             32,933
-----------------------------------------------------------------------------------------------------------

Cost of Revenue:
  Service                                                                                    13,572
  Retail                                                                                      2,886
-----------------------------------------------------------------------------------------------------------
Total Cost of Revenue                                                          -             16,458
-----------------------------------------------------------------------------------------------------------

Gross margin                                                                                 16,475
-----------------------------------------------------------------------------------------------------------

Selling, general and administrative expenses                                (870)            26,029
Depreciation and amortization                                                                 3,729
-----------------------------------------------------------------------------------------------------------
Total operating expenses                                                    (870)            29,758
-----------------------------------------------------------------------------------------------------------

Operating loss                                                               870            (13,283)

Interest expense (interest income), net                                     (975)             3,028
-----------------------------------------------------------------------------------------------------------
Loss before income tax provision                                           1,845            (16,311)


Income tax provision (benefit)                                                                    -
-----------------------------------------------------------------------------------------------------------

Net loss                                                                   1,845            (16,311)


Dividends on preferred stock                                                  52              1,452
-----------------------------------------------------------------------------------------------------------
Net loss applicable to common shareholders                              $  1,793          $ (17,763)
===========================================================================================================

Basic and diluted loss per common share:                                $      -          $  (0.04)
                                                                 ==========================================

Weighted average common shares outstanding, basic and diluted                  -        507,000,000
                                                                 ==========================================

         Adjustments:

(1) To eliminate interest expense on L Capital Debt of $231 as a result of conversion to common stock

(2) To eliminate interest expense on KCO Note Payable of $744 as a result of conversion to common stock

(3) To eliminate KCO Management fees of $425 as a result of conversion to common stock

(4) To eliminate L Capital Management fees of $445 as a result of conversion to common stock

(5) To eliminate dividends on series A,B and C preferred stock of $560, as a result of their conversion into common stock.

(6)      To record  cumulative  dividends on the New Series C preferred stock of
         $612